UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ScanSource, Inc.

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scansource®

**Thursday, January 27, 2022**
9:00 a.m., EST

6 Logue Court
Greenville, SC 29615

Letter from our Chairman and CEO

Fellow Shareholders:

Thank you for your continued investment in ScanSource. On behalf of ScanSource’s Board of Directors, it is my pleasure to invite you to participate in the upcoming 2022 Annual Meeting of Shareholders and encourage you to review the attached Notice of Annual Meeting of Shareholders and Proxy Statement and vote using the attached proxy card.

I want to take this opportunity to remind you of some of the important changes and updates at ScanSource this past year:

Our Performance in Fiscal 2021: Our talented employees have made excellent progress on our strategic plan to lead as a “hybrid distributor” connecting devices to the cloud and accelerating growth for our customers and suppliers across hardware, software, connectivity and cloud. We enable partners to deliver solutions for their customers to address changing end-user buying and consumption patterns. For fiscal year 2021, despite the impact of a worldwide pandemic, net sales increased 3.4% to $3.2 billion, or a 5.5% year-over-year increase on an organic basis. Fiscal year 2021 GAAP operating income increased to $61.5 million, and non-GAAP operating income increased to $93.1 million, up 18.0% year-over-year. On a GAAP basis, net income for fiscal year 2021 totaled $45.4 million, or $1.78 per diluted share. Non-GAAP net income totaled $69.9 million, or $2.74 per diluted share. As we reflect on fiscal 2021, we are confident that these results signify a positive outlook for the long-term success of ScanSource

COVID-19 and Return to Office: The ongoing COVID-19 global pandemic continues to present unique challenges, and we have prioritized the health and safety of our employees and business partners. Although all of our offices in the United States are now open, the vast majority of our employees continue to work from home regularly. We have encouraged our teams to plan team collaboration days in the office to facilitate innovation and shared experiences. As we plan to grow our workforce in FY 2022, we will create engagement opportunities in person at our offices to educate our new hires on our company values and culture. We are monitoring the evolving pandemic situation and have implemented risk mitigation actions in accordance with applicable government and health laws and regulations. As an example, in Brazil, the laws are different and our office based employees are still working remote. However, worldwide, our distribution facilities and employees have been working in the warehouses every day and achieving excellent customer satisfaction scores. Despite the ongoing challenges resulting from the pandemic, our employees are committed to providing the highest level of customer service our partners have grown to expect from ScanSource.

Shareholder Engagement Efforts: Engagement with our shareholders is a key focus for ScanSource management and an important part of our Board’s governance commitment. Our recent engagement efforts focused on establishing relationships, expanding dialogue to cover strategy and governance topics and collecting shareholder feedback. This dialogue helped us to better understand shareholders’ views on a variety of relevant issues, including company strategy, industry trends and growth opportunities, board diversity and refreshment, executive compensation and environmental, social and governance (ESG) practices. This dialogue led in part to several of the governance-related proposals included in the attached proxy statement.

Diversity & Inclusion: In fiscal 2021, we continued to expand our D&I efforts and focused on four main areas: (i) fostering continued awareness of D&I issues and providing education opportunities for our workforce; (ii) launching a Partner Diversity Program intended to help diverse customers, many of whom have struggled during the pandemic, become more successful; (iii) conducting a review of our workforce recruitment strategies and interviewing tactics to ensure a more open/inclusive talent selection approach; and (iv) introducing employee resource groups to assist with networking, mentorship and development.

Board of Directors Refresh: We strive to achieve an appropriate mix of tenure and expertise on our Board that provides a balance of fresh perspectives and institutional knowledge. Our Board continued to grow during 2021, and this growth has brought with it additional, valuable experience and perspectives to ScanSource. In October 2020, we increased the size of the Board to nine members and appointed Frank E. Emory as a new Board member. Frank has over three decades of legal and executive leadership experience. His perspectives as a legal expert and executive in the Health Care industry – as well as his many years of public service and deep community involvement – bring valuable insight to the Board and our organization. In August 2021, the Board was increased to 10 members as we welcomed Charles A.

(“Charlie”) Mathis to the Board. Charlie brings decades of experience in finance, strategic M&A, and capital markets to the Board, including 13 years as Chief Financial Officer for multiple publicly traded companies. Charlie previously served as ScanSource’s Chief Financial Officer from 2012-2016 and his deep knowledge of our business and markets, especially our recurring revenue opportunities, his financial acumen, and experience creating shareholder value will serve ScanSource extremely well.

John P. (“Jack”) Reilly, who has served as a director of ScanSource since 2001, is retiring from the Board when his current term of office expires effective at the 2022 Annual Meeting. Jack’s contributions to our Board greatly influenced ScanSource’s growth and achievement. The Board would like to thank Jack for his 20 years of insightful guidance and exceptional service to the Board.

Ongoing Commitment to Corporate Social Responsibility and Sustainability: ScanSource continues to be committed to being a good corporate citizen and being an agent of positive change in our local communities. In 2021, our ESG Task Force was integral in the identification of our most important ESG topics, gathering data necessary to understand our environmental impact, moving forward our D&I agenda, and developing our ESG roadmap for the future, which contains items like understanding the impact of climate change on our strategy and integrating our ESG program into our supply chain activities. Last year our Board approved new ESG-related policies including a Business Partner Code of Conduct, a Human Rights Policy, and an Environmental Stewardship Policy. These policies are consistent with, and are an extension of, our existing Business Ethics and Code of Conduct and reflect the Company’s commitment to sustainability, diversity and accountability.

The Board remains deeply committed to a sound governance structure that promotes the best interests of our shareholders. To that end, the Board examines emerging corporate governance trends and best practices. We have corporate governance guidelines to help ensure that the Board is independent from management and appropriately performs its function as the overseer of management, and that the interests of the Board and management align with the interests of our shareholders. We believe our current leadership structure and corporate governance guidelines ensure effective independent Board leadership and oversight of management. During fiscal 2021, our directors met six times, including five times in executive sessions without the Chief Executive Officer or other members of management present. The Board also usually meets with the senior management team at each in-person meeting held at the Company’s headquarters. We have strong independent director leadership with Peter Browning serving as our Lead Independent Director and with all of the Board Committees being comprised solely of, and chaired by, independent directors.

Best regards,

Michael L. Baur

Chairman of the Board, Chief Executive Officer and President

Notice of Annual Meeting of Shareholders

January 27, 2022

9:00 a.m., Eastern Standard Time

The Annual Meeting of Shareholders of ScanSource, Inc. will be held at our principal executive offices, located at 6 Logue Court, Greenville, South Carolina 29615 on Thursday, January 27, 2022, at 9:00 a.m., Eastern Standard Time, for the following purposes:

1)	To elect nine members to the Board of Directors;
2)

To approve a proposal to amend the Company’s Amended and Restated Articles of Incorporation (the “Articles”) and Amended and Restated Bylaws (the “Bylaws”) to require that directors be elected by a majority of votes cast in uncontested elections;

3)	To approve a proposal to amend the Articles to eliminate the supermajority voting provisions applicable to the Company by default under the South Carolina Business Corporation Act;
4)	To approve the ScanSource, Inc. 2021 Omnibus Incentive Compensation Plan;
5)	To hold an advisory vote to approve the compensation of our Named Executive Officers (as defined in the Proxy Statement);
6)	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2022; and
7)	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders whose names appear of record on our books at the close of business on November [    ], 2021 will be entitled to notice of and to vote at the Annual Meeting or at any adjournments thereof.

You are cordially invited to attend the Annual Meeting in person, but if you are unable to do so, please vote by signing and returning your proxy card or by voting via telephone or online. You are entitled to revoke your proxy at any time before it is exercised, and if you attend the Annual Meeting you may also revoke your proxy by voting in person. Voting online, by telephone, by written proxy or voting instruction card will ensure your representation at the Annual Meeting regardless of whether you attend in person.

We continue to monitor developments regarding the coronavirus (COVID-19) pandemic. In the interest of the health and well-being of our shareholders, to the extent permitted by South Carolina law, we are planning for the possibility that the 2022 Annual Meeting may be held solely by means of remote communication, which includes the possibility of a virtual meeting. If we make this change, we will announce the decision to do so in advance, and details on how to participate, including details on how to inspect a list of shareholders of record, will be posted on our website and filed with the U.S. Securities and Exchange Commission as proxy materials.

By Order of the Board of Directors,

Michael L. Baur

Chairman, Chief Executive Officer and President

December [    ], 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD ON JANUARY 27, 2022. The Company’s 2022 Notice of Annual Meeting and

Proxy Statement, 2021 Annual Report and other proxy materials are available under the

“Investors” tab on our website at www.scansource.com.

Proxy Summary

MEETING INFORMATION

Date and Time Thursday, January 27, 2022 at 9:00 a.m., EST Location 6 Logue Court Greenville, SC 29615	Even if you currently plan to attend the 2022 Annual Meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide to not attend the meeting. Submitting your proxy via internet, mobile device, telephone or mail does not affect your right to vote in person at the 2022 Annual Meeting.

How to Vote

Each shareholder is entitled to one vote for each share of common stock held on all matters presented at the 2022 Annual Meeting. Shareholders do not have the right to cumulate their votes for the election of directors. Shares may be voted by the following procedures:

In-Person	Via Internet	Via Telephone	Via Mail

Shares held directly in your name as the shareholder of record may be voted in person at the 2022 Annual Meeting. If you choose to vote in person at the 2022 Annual Meeting, please bring your proxy card and proof of personal identification. Shares held in street name may be voted in person by you only if you obtain a legal proxy from the shareholder of record giving you the right to vote the shares.

Shares may be voted via the internet. Your voting instructions will be accepted until 11:59 p.m., Eastern Standard Time, on January 26, 2022. Have your proxy card in hand when you access the website and follow the instructions given.

Shares may be voted via any touch-tone telephone by following the instructions on your proxy card. Your voting instructions will be accepted until 11:59 p.m., Eastern Standard Time, on January 26, 2022. Have your proxy card in hand when you call and follow the instructions given.

Shares may be voted via mail by marking, signing and dating your proxy card and returning it in the postage-paid envelope found in your proxy package.

The following items of business will be addressed at the 2022 Annual Meeting:

1	The election of nine members to the Board of Directors	2	Approval of the amendments to the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws to adopt a majority voting standard for uncontested director elections	3	Approval of the amendments to the Company’s Amended and Restated Articles of Incorporation to eliminate supermajority voting provisions	4	Approval of the ScanSource, Inc. 2021 Omnibus Incentive Compensation Plan	5	Approval of the compensation of our Named Executive Officers	6	The appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2022

	See page 16		See page 25		See page 27		See page 28		See page 38		See page 39

Only shareholders of record on November [                ], 2021 (the “record date”) will be entitled to vote at the 2022 Annual Meeting, and each share will be entitled to one vote. At the close of business on the record date, there were [                ] shares of our common stock outstanding and entitled to vote at the 2022 Annual Meeting.

Information Concerning Solicitation and Voting

This Proxy Statement is first being mailed on or about December [    ], 2021 to shareholders of ScanSource, Inc. in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be voted at the 2022 Annual Meeting of Shareholders to be held on Thursday, January 27, 2022, at 9:00 a.m., Eastern Standard Time, at our principal executive offices, located at 6 Logue Court, Greenville, South Carolina 29615, and any adjournments thereof. The Proxy Statement contains information relating to the proposals to be voted upon at the meeting, the voting process, our Board, the compensation of our “Named Executive Officers” (“NEOs”), and certain other information.

The solicitation of proxies is being made by our directors and employees, and the cost of soliciting proxies will be borne by the Company. Copies of solicitation materials may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of our common stock, and the Company will reimburse the normal handling charges for such forwarding services. Solicitation of proxies may be made by mail, in person, by telephone or by other electronic means, and by our directors, executive officers, and other employees, who will receive no additional compensation for their services.

As used in this Proxy Statement, the terms “ScanSource,” the “Company,” “we,” “us,” and “our” refer to ScanSource, Inc. and its consolidated subsidiaries as a combined entity, except where it is clear that the terms mean only ScanSource, Inc. The term “common stock” means shares of our common stock, no par value per share.

We continue to monitor developments regarding the coronavirus (COVID-19) pandemic. In the interest of the health and well-being of our shareholders, to the extent permitted by South Carolina law, we are planning for the possibility that the 2022 Annual Meeting may be held solely by means of remote communication, which includes the possibility of a virtual meeting. If we make this change, we will announce the decision to do so in advance, and details on how to participate, including details on how to inspect a list of shareholders of record, will be posted on our website and filed with the U.S. Securities and Exchange Commission (the “SEC”) as proxy materials.

PROPOSALS TO BE CONSIDERED AND VOTE REQUIRED

The following proposals are expected to be voted upon at the 2022 Annual Meeting:

◾

The election of the nine individuals named in this Proxy Statement to serve as members of our Board for a one-year term, each to serve until the 2023 Annual Meeting of Shareholders and until their successor is duly elected and qualified;

◾

The approval of amendments to our Amended and Restated Articles of Incorporation (our “Articles”) and Amended and Restated Bylaws (“Bylaws”) to require that directors be elected by a majority of votes cast in uncontested elections;

◾	The approval of amendments to our Articles to eliminate the supermajority voting provisions applicable to the Company by default under the South Carolina Business Corporation Act (the “SCBCA”);
◾	The approval of the ScanSource, Inc. 2021 Omnibus Incentive Compensation Plan (the “2021 Plan”);
◾	An advisory vote to approve the compensation of our NEOs; and
◾	The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2022.

Only shareholders of record on November [    ], 2021 (the “record date”) will be entitled to vote at the 2022 Annual Meeting, and each share of common stock will be entitled to one vote. At the close of business on the record date, there were [                ] shares of our common stock outstanding and entitled to vote at the 2022 Annual Meeting.

All shares of our common stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified. If no specification is made, properly executed and returned proxies will be voted (i) “FOR” the director nominees named in this Proxy Statement, (ii) “FOR” the proposal to amend the Articles and Bylaws to implement a majority voting standard for uncontested director elections; (iii) “FOR” the proposal to amend the Articles to eliminate the supermajority voting provisions applicable to the Company by default under the SCBCA, (iv) “FOR” approval of the 2021 Plan; (v) “FOR” approval, on an advisory basis, of the compensation of our NEOs; and (vi) “FOR” ratification, on an advisory basis, of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2022. Management is not aware of any matters, other than those specified herein, that will be presented for consideration at the 2022 Annual Meeting. If

2022 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	1

Proposals to be Considered and Vote Required

other matters are properly presented for consideration at the 2022 Annual Meeting, the proxies named on the proxy card will have the discretion to vote on those matters for you.

Our Bylaws provide that the presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote at the 2022 Annual Meeting is necessary to constitute a quorum at the 2022 Annual Meeting and at any adjournments thereof. Signed proxies that withhold authority to vote for directors or reflect abstentions or broker non-votes (as described below) will be counted for purposes of determining if a quorum is present at the 2022 Annual Meeting. If a quorum is not present, the shareholders holding a majority of the shares at the meeting, in person or by proxy, have the power to adjourn the meeting; however, if the reconvened meeting is more than 120 days from the date of the original meeting, then we must establish a new record date. At any reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally scheduled.

Brokers that are members of certain securities exchanges and that hold shares of our common stock in “street name” on behalf of beneficial owners have authority to vote on certain “discretionary” items when they have not received instructions from beneficial owners. Under applicable securities exchange rules, our proposal to ratify the appointment of the independent registered public accounting firm is considered a discretionary item. However, proposal numbers one, two, three, four, and five in this Proxy Statement are considered “non-discretionary” items and brokers cannot vote on these items without instructions, and a “broker non-vote” occurs when brokers do not receive instructions.

Assuming the existence of a quorum at the 2022 Annual Meeting:

◾

The nine nominees receiving the greatest number of the votes cast will be elected as directors. Withheld votes and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the outcome of the vote on this proposal. However, if a director does not receive a greater number of votes “FOR” his or her election than votes “WITHHELD” from such election, our Corporate Governance Guidelines provide that the director must tender his or her resignation to the Board for its consideration.

◾

The proposal to amend our Articles and Bylaws to implement a majority voting standard for uncontested director elections will be approved if the proposal receives the affirmative vote of at least two-thirds of the votes entitled to be cast on the amendment. Abstentions and broker non-votes, if any, are treated as votes “AGAINST” the proposal.

◾

The proposal to amend our Articles to eliminate the supermajority voting requirements applicable to the Company by default under the SCBCA will be approved if the proposal receives the affirmative vote of at least two-thirds of the votes entitled to be cast on the amendment. Abstentions and broker non-votes, if any, are treated as votes “AGAINST” the proposal.

◾

The proposal to approve the 2021 Plan will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes, if any, will not be treated as votes cast, and therefore will have no effect on the outcome of the vote on this proposal.

◾

The compensation of our NEOs will be approved, on an advisory basis, if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the outcome of the vote on this proposal. Because your vote is advisory, it will not be binding on the Company, our Board or our Compensation Committee. However, the Board and the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our executive officers.

◾

The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2022 will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions will not be treated as votes cast, and therefore will have no effect on the outcome of the vote on this proposal. If your shares are held in street name and you do not provide voting instructions to your broker, your broker has discretionary authority to vote your shares with respect to this proposal.

2	2022 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

How to Vote

HOW TO VOTE

Each shareholder is entitled to one vote for each share of common stock on all matters presented at the 2022 Annual Meeting. Shareholders do not have the right to cumulate their votes for the election of directors. Shares may be voted by the following procedures:

Voting In-Person. Shares held directly in your name as the shareholder of record may be voted in person at the 2022 Annual Meeting. If you choose to vote in person at the 2022 Annual Meeting, please bring your proxy card and proof of personal identification. Shares held in street name may be voted in person by you only if you obtain a legal proxy from the shareholder of record giving you the right to vote the shares. If you need directions to the 2022 Annual Meeting, please contact Investor Relations at (864) 286-4892.

Voting via the Internet. Shares may be voted via the internet. Your voting instructions will be accepted until 11:59 p.m., Eastern Standard Time, on January 26, 2022. Have your proxy card in hand when you access the website and follow the instructions given.

Voting via Telephone. Shares may be voted via any touch-tone telephone by following the instructions on your proxy card. Your voting instructions will be accepted until 11:59 p.m., Eastern Standard Time, on January 26, 2022. Have your proxy card in hand when you call and follow the instructions given.

Voting via Mail. Shares may be voted via mail by marking, signing and dating your proxy card and returning it in the postage-paid envelope found in your proxy package.

Even if you currently plan to attend the 2022 Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting. Submitting your proxy via the internet, mobile device, telephone or mail does not affect your right to vote in person at the 2022 Annual Meeting.

VOTING OF PROXIES

By giving your proxy, you grant the right to vote your shares to Michael Baur, our Chief Executive Officer, and Matthew Dean, our Senior Executive Vice President, Chief Legal Officer and Corporate Secretary. If you return a signed, but unmarked proxy card, your shares will be voted (i) FOR the election of each of the director nominees named herein, (ii) FOR approval of the amendments to our Articles and Bylaws implementing a majority voting standard for uncontested director elections, (iii) FOR approval of the amendments to our Articles to eliminate the supermajority voting requirements applicable to the Company by default under the SCBCA, (iv) FOR approval of the 2021 Plan, (v) FOR approval, on an advisory basis, of the compensation of our NEOs, and (vi) FOR ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2022. Management is not aware of any matters, other than those specified herein, that will be presented for action at the 2022 Annual Meeting. If other matters are properly presented at the 2022 Annual Meeting for consideration, the agents named on the proxy card will have the discretion to vote on those matters for you.

If you are a registered shareholder (meaning a shareholder who holds share certificates issued in his or her name and therefore appears on the share register) and have executed a proxy, your proxy may be revoked at any time prior to such proxy being exercised. Such right of revocation is not limited by or subject to compliance with any formal procedure, but may be accomplished by (i) voting again via the internet, any mobile device or telephone, (ii) requesting, completing and returning a second proxy card bearing a later date, (iii) giving written notice to the Corporate Secretary of the Company, or (iv) by voting in person at the 2022 Annual Meeting.

If your shares are held in the name of a broker, bank or other nominee, you should follow the voting instructions you receive from the holder of record to revoke or change your vote.

2022 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	3

COVID-19 Logistics

COVID-19 LOGISTICS

We intend to hold our Annual Meeting in person, but we continue to monitor developments regarding the COVID-19 pandemic. In the interest of the health and well-being of our shareholders, to the extent permitted by South Carolina law, we are planning for the possibility that the 2022 Annual Meeting may be held solely by means of remote communication, which includes the possibility of a virtual meeting. If we make this change, we will announce the decision to do so in advance, and details on how to participate, including details on how to inspect a list of shareholders of record, will be posted on our website and filed with the SEC as proxy materials.

We are implementing measures to reduce the risk of COVID-19, however, we cannot guarantee your safety due to the nature of the virus. In making your own decision regarding whether to attend the Annual Meeting in person, we advise you to take into account the current health environment, the risks to your personal health and the health of others if you were to attend, and the advice of health authorities to use social distancing. Shareholders who attend or attempt to attend this year’s Annual Meeting will be deemed to have understood, accepted, and assumed all associated risk with attending the event in person during the ongoing COVID-19 pandemic. We will not be held liable for harm to any attendee, including any shareholder attendee, due to any of the foregoing.

In light of the ongoing COVID-19 pandemic and consistent with the guidelines set forth by health experts, we may require all shareholders to practice “social distancing.” In addition, all attendees may be required to wear a mask while in the Company’s building and during the Annual Meeting. If you do not have a mask, we may provide one to you. Moreover, face-to-face interaction with members of management or the Board before and/or after the meeting may be necessarily limited by social distancing requirements and may be further restricted, or prohibited, out of an abundance of caution in the judgement of management and/or the Board.

In order to protect the health and safety of all attendees, we reserve the right to refuse entry or require removal of any person, including a shareholder, from the premises or Annual Meeting area should that person refuse to follow the safeguards described above or should they exhibit cold or flu-like symptoms, or symptoms commonly associated with COVID-19. We request that anyone who exhibits these types of symptoms or has been in contact with someone that has exhibited such symptoms within 14 days of the Annual Meeting not attempt to attend the Annual Meeting.

Regardless of whether or not you attend the Annual Meeting, we strongly encourage you to vote your shares by proxy via the internet, mobile device, telephone or mail prior to the Annual Meeting.

4	2022 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Corporate Governance

BOARD OF DIRECTORS

Director Independence

In accordance with the listing standards of The NASDAQ Stock Market (“NASDAQ”) and our Corporate Governance Guidelines (the “Guidelines”), our Board consists of a majority of independent directors. The Board has determined that all members of the Board, other than Mr. Baur, meet the requirements for being “independent” as defined in the SEC rules and regulations and NASDAQ listing standards.

The Board maintains an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each committee of the Board is comprised only of independent directors.

In addition, under our Guidelines, executive officers are prohibited from serving as a director of another company that concurrently employs a director of the Company.

Board Leadership Structure

The Board does not have a set policy on whether or not the Chief Executive Officer (“CEO”) and the Chairman of the Board should be separate. Mr. Baur, who is also the CEO and President of the Company, serves as Chairman of the Board, and Mr. Browning serves as Lead Independent Director of the Board. Mr. Baur was appointed as Chairman upon the retirement of our former Chairman, Mr. Fischer. Mr. Browning was appointed as the Lead Independent Director at that same time.

The Board reviews the Company’s board leadership structure annually. As part of this process, the Board considered the structures used by peer companies, alternative structures and the effectiveness of the Company’s current structure. The Board believes that the change to having Mr. Baur serve as Chairman is important because it reflects the Board’s belief that the CEO and President can use his experience and performance at the Company to function as the Company’s overall leader, while the Lead Independent Director provides independent leadership to the directors and serves as an intermediary between the independent directors and the Chairman. The resulting structure sends a message to our employees, customers and shareholders that we believe in having strong, unifying leadership at the highest levels of management. At the same time, having a Lead Independent Director with a well-defined role provides an appropriate level of independent oversight and an effective channel for communications when needed.

Our Guidelines set forth the role of the Lead Independent Director, who must satisfy our independence standards. The Lead Independent Director has the following duties, among others:

◾	presiding at meetings of Board in the absence of, or upon the request of, the Chairman;
◾	presiding over all executive meetings of non-employee and independent directors;
◾	serving as a liaison and supplemental channel of communication between the Chairman and the independent directors;
◾	reviewing Board agendas and recommending matters in collaboration with the Chairman; and
◾	if requested by major shareholders, being available for consultation and direct communication.

Board and Committee Meetings in Fiscal 2021

The Board met a total of 6 times during the 2021 fiscal year. Committees of the Board met a total of 16 times during the 2021 fiscal year. All of our directors attended at least 75% of Board and committee meetings that occurred during their tenure as a director during the 2021 fiscal year. We expect all Board members to attend annual meetings. All of our directors serving at the time attended the 2021 Annual Meeting.

Board’s Role in Risk Oversight

The Board as a whole actively oversees the risk management of the Company. Risks — the specific financial, operational, business and strategic risks that we face, whether internal or external — are identified by the Board and management together, and then each risk is assigned to either the full Board or a Board committee for oversight in accordance with its charter. Certain strategic and business risks, such as those relating to our products, markets and capital investments, are overseen by the entire Board. The full Board oversees the Company’s risk identification, risk assessment and management practices for strategic enterprise risks facing the company. In addition, each of the other committees oversees risks relevant to its scope of review. The Audit Committee oversees management of market and operational

2022 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	5

Board of Directors

risks that could have a financial impact, or impact financial reporting, such as those relating to internal controls or liquidity. The Nominating and Corporate Governance Committee manages the risks associated with governance issues, such as the independence of the Board. The Compensation Committee is responsible for managing the risks relating to our executive compensation plans and policies and, in conjunction with the Board, key executive succession. Management regularly reports to the Board or relevant committee on actions that we are taking to manage these risks. In addition, our Board committees annually evaluate compliance with their respective charters, ensuring that the committees are exercising proper oversight.

Information Security and Cybersecurity

Information security and cybersecurity are critical components of our risk management program and are vital to maintaining our proprietary information and the trust of our customers and employees. Our information security program includes policies and procedures, prevention and detection mechanisms, incident response, business continuity planning and employee compliance and security awareness training. We also engage with third-party information security experts to assess our defense mechanisms and have a cyber risk insurance policy in place that provides coverage for security incident response expenses, certain losses due to network security failures, investigation expenses, privacy liability and certain third-party liability. We are not aware of having experienced any material information security breaches in the past three years.

Given the importance of information security and privacy to our stakeholders, the Audit Committee receives regular, semi-annual reports from senior management assessing our program for managing information security risks, including data privacy and data protection risks, and relays this information to the Board.

Director Education

The Company and each Board member are members of the National Association of Corporate Directors (“NACD”). As members of NACD and through other external director education service providers, the Company and each Board member have access to various programs, materials, reports, and research teams.

Corporate Governance Guidelines

The Board has established Guidelines that address various governance matters, including the role, function, size and composition of the Board, Board tenure, service on other public-company boards, conflict of interest issues, executive sessions of non-management directors, shareholder engagement, review of committee charters and the Board self-evaluation process. Copies of the Guidelines and certain other policies adopted by the Board are available on the “Investors” page of our website, www.scansource.com, under the “Corporate Governance” tab.

GENERAL BOARD FUNCTIONS

The Guidelines set forth general functions of the Board, including holding regular scheduled meetings and special meetings where appropriate, periodically reviewing management’s performance and our organizational structure, regularly reviewing management talent development and succession planning for our NEOs, reviewing and approving corporate strategy, determining compensation for our NEOs through the Compensation Committee and approving awards of equity-based compensation, overseeing our accounting and financial-reporting process and audits of our financial statements through the Audit Committee, identifying potential candidates for Board membership and reviewing Board succession planning .

DIRECTOR RESIGNATION POLICY

The Guidelines provide that a director will tender his or her resignation if, in an uncontested election, the director fails to receive a greater number of votes “FOR” election than votes “WITHHELD” from such election. The Board, on recommendation from the Nominating and Corporate Governance Committee, will then determine whether to accept the director’s resignation. Note that subject to the approval of the majority voting standard set forth in Proposal 2, our Guidelines will be amended to make conforming changes to our current director resignation policy. See Proposal 2 for further discussion regarding the updated director resignation policy in our Guidelines.

RETENTION OF INDEPENDENT ADVISORS

The Guidelines provide that the Board may retain independent advisors when appropriate.

SUCCESSION PLANNING

Our Board engages in an active succession planning process. On an annual basis, with the assistance of our CEO, it reviews the potential in-house candidates for each of the critical senior management positions and identifies areas of

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Board of Directors

growth for those candidates that will best enable them to fill any need that we might have. Where there is not a satisfactory in-house candidate for a position, the Board considers whether outside candidates are likely to be available in a timely manner and whether other alternatives need to be considered. The Nominating and Corporate Governance Committee also regularly reviews Board succession planning and identifies potential candidates for Board membership, with the objective that all new, non-CEO candidates will be independent.

BOARD TENURE

The Board is elected annually and is not classified. The Board does not have a mandatory retirement age or term limits for directors. We believe our shareholders benefit from continuity of directors. To ensure the Board continues to generate new ideas and operate effectively, the Nominating and Corporate Governance Committee evaluates individual Board member performance and takes steps as necessary regarding continuing director tenure. The Nominating and Corporate Governance Committee considers each director’s age and length of tenure when considering Board composition and seeks to maintain a balance of experience and continuity, along with fresh perspectives.

COMPOSITION OF BOARD

The size of the Board may be increased or decreased by resolution of the Board. In August 2021, the Board decided to expand the size of the Board to ten members. The Board appointed Charles A. Mathis to serve as a new member of the Board. The Board currently consists of ten members. In August 2021, John P. Reilly, who has served on the Board since 2001, notified the Board that he plans to retire from the Board when his current term of office expires at the 2022 Annual Meeting. The Board expects that the Board will be decreased in size back to nine members at that time.

The Guidelines provide that a majority of the Board will at all times be independent. Through the Nominating and Corporate Governance Committee, the Board will identify potential candidates for Board membership with the objective being that all new, non-management candidates will be independent. The Nominating and Corporate Governance Committee will confirm the independence of the non-management directors on an annual basis. The Board has determined that Directors Browning, Emory, Grainger, Mathis, Ramoneda, Reilly, Rodek, Temple and Whitchurch meet the requirements for being “independent” as defined in the NASDAQ listing standards. Mr. Baur is the only management member of the Board.

BOARD DIVERSITY

The Nominating and Corporate Governance Committee regularly reviews the diversity of skills, expertise, background and other characteristics of existing and potential director candidates in deciding on nominations for election to the Board by our shareholders or for appointment to the Board. The Nominating and Corporate Governance Committee recognizes the benefits associated with a diverse board and takes diversity considerations into account when identifying candidates. The Nominating and Corporate Governance Committee seeks director nominees that would complement and enhance the effectiveness of the existing Board with respect to skills, knowledge, perspectives, experience, background and other characteristics. Furthermore, we are committed to the value of inclusion, and the Board believes it is important to consider diversity of race, ethnicity, gender, age, education, cultural background, and professional experiences.

SERVICE ON OTHER PUBLIC COMPANY BOARDS

A director may serve on only four public boards of directors (including the Company’s Board) and no more than three public company audit committees. The CEO may serve on only two public boards of directors (including the Company’s Board). All members of the Board, including the CEO, are compliant with the Guidelines regarding service on boards and audit committees of other public companies.

EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS

Pursuant to the Guidelines, the non-management directors must meet regularly as a Board and in committees in executive session, without the participation of the CEO or other members of the Company’s management. Our non-management directors met five times in executive session during fiscal 2021 Board meetings and five times in executive session during fiscal 2021 committee meetings.

DIRECTOR EVALUATIONS AND REVIEWS

In accordance with the Guidelines, the Board and the Nominating and Corporate Governance Committee conduct annual performance reviews of the Board and its committees. As a part of the evaluation process, the Board and each of the committees meet and discuss self-assessments and corporate governance matters.

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Board of Directors

CLAW-BACK POLICY

The Company’s claw-back policy applies to certain officers of the Company (a “Covered Officer”), which include all executive officers of the Company (as determined from time to time by the Board or the Compensation Committee), and such other employees who are participants in the Company’s equity incentive plans and cash incentive plans if the Board or the Compensation Committee deems them subject to the policy. Under the policy, if a Covered Officer receives an award under the applicable plan based on financial statements that subsequently are restated in a way that would decrease the amount of the award to which such person otherwise was entitled and the restatement is based in whole or in part on the misconduct of the Covered Officer, the Covered Officer is required to refund to the Company the difference between what he or she received and what he or she should have received. In addition, this policy requires the recoupment of any compensation to the extent otherwise mandated by applicable laws.

ANTI-PLEDGING POLICY

Under the Company’s anti-pledging policy, officers, directors and employees are prohibited from holding Company securities in margin accounts or pledging Company securities as collateral for a loan. All executive officers and directors are in compliance with this policy.

ANTI-HEDGING POLICY

The Board has adopted an anti-hedging policy that covers employees, officers and directors of the Company. Under the Company’s anti-hedging policy, employees, officers and directors are prohibited from hedging transactions. All executive officers and directors are in compliance with this policy.

Shareholder Engagement

Engagement with our shareholders remains a key focus for ScanSource and an important part of our Board’s governance commitment. Our recent engagement efforts focused on establishing relationships, expanding dialogue to cover strategy and governance topics and collecting shareholder feedback. We pursue multiple avenues for shareholder engagement, including:

◾	holding video and teleconference meetings with our shareholders;
◾	participating in investor conferences;
◾	building relationships with sell-side analysts interested in the ScanSource ecosystem; and
◾	issuing periodic reports on our activities.

Over the past year, we reached out to shareholders representing over 70% of shares outstanding. We held engagement calls with some of our largest shareholders, which represent nearly 40% of shares outstanding. During these conversations, we heard from shareholders regarding our Board composition, corporate governance policies and executive compensation practices, as well as our policies on corporate social and environmental (E&S) responsibility. These engagements continue to provide us with valuable feedback that allows our Board to better understand our shareholders’ priorities and perspectives and to incorporate them into our deliberations and decision making.

Partly as a result of shareholder feedback received over the past year, the Company determined to propose amendments to eliminate the supermajority voting requirements applicable to the Company and require that directors be elected by a majority of votes cast in uncontested elections. In addition, the Company implemented other governance improvements in the form of updated corporate governance guidelines, board refreshment activities and board committee restructuring.

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Committees of the Board

COMMITTEES OF THE BOARD

The Board has standing Audit, Compensation, and Nominating and Corporate Governance Committees, each of which has a written charter. Copies of the charters for the Board committees, as well as our Guidelines, are available on the “Investors” page of our website, www.scansource.com, under the “Corporate Governance” tab. The following table reflects the membership of each of the Board’s committees and the Chairman of the Board:

	BOARD OF DIRECTORS	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Michael L. Baur	Chair
Peter C. Browning				Chair
Frank E. Emory, Jr.
Michael J. Grainger
Charles A. Mathis
Dorothy F. Ramoneda
John P. Reilly
Jeffrey R. Rodek
Elizabeth O. Temple			Chair
Charles R. Whitchurch		Chair

Audit Committee

The Board has a standing Audit Committee. The Audit Committee currently is composed of Chair Whitchurch and Directors Browning, Emory, Grainger, Mathis, Ramoneda, Reilly, Rodek and Temple. The functions of the Audit Committee include selecting the independent auditor, reviewing the scope of the annual audit undertaken by our independent auditor and the progress and results of its work, overseeing the quality, adequacy and effectiveness of our data security, privacy, technology and information security policies, procedures and internal controls, reviewing our financial statements and our internal accounting and auditing procedures and overseeing our internal audit function. The Audit Committee met four times during the 2021 fiscal year. Each member of the Audit Committee meets the definition of independence for audit committee members as set forth in the NASDAQ listing standards and Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that Chair Whitchurch and Directors Browning, Grainger, Mathis, Reilly, Rodek and Temple each meets the requirements of an “audit committee financial expert” as defined in SEC rules and regulations.

Compensation Committee

The Compensation Committee is currently composed of Chair Temple and Directors Browning, Emory, Grainger, Mathis, Ramoneda, Reilly, Rodek and Whitchurch. The functions of the Compensation Committee include reviewing and approving executive compensation policies and practices, reviewing salaries and bonuses for our NEOs, overseeing our equity-based plans, overseeing compensation risk assessment and considering such other matters as may from time to time be referred to the Compensation Committee by the Board. The Compensation Committee met five times during the 2021 fiscal year. Each member of the Compensation Committee meets the independence requirements for compensation committee members as set forth in the NASDAQ listing standards, and the Exchange Act. See “Executive Compensation — Compensation Discussion and Analysis” for a further discussion of the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently composed of Chair Browning and Directors Emory, Grainger, Mathis, Ramoneda, Reilly, Rodek, Temple and Whitchurch. The functions of the Nominating and Corporate Governance Committee include oversight and responsibility for (i) identifying individuals qualified to serve on our Board and recommending that the Board select a slate of director nominees for election at each annual meeting of our shareholders (ii) assisting our Board in fulfilling its oversight responsibilities under the NASDAQ listing standards, our

2022 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	9

Committees of the Board

Articles and Bylaws and South Carolina law and (iii) implementing our programs for complying with the rules and regulations of the SEC and NASDAQ (in conjunction with the Audit Committee, where necessary or appropriate) as well as other NASDAQ rulemaking initiatives pertaining to corporate governance considerations. Each member of the Nominating and Corporate Governance Committee meets the independence requirements as set forth in the NASDAQ listing standards. The Nominating and Corporate Governance Committee held one committee meeting in the 2021 fiscal year. The Nominating and Corporate Governance Committee was created by combining the former Nominating Committee and the former Governance Committee in May 2021. Prior to that combination, the former Nominating Committee met three times in the 2021 fiscal year and the former Governance Committee met three times in the 2021 fiscal year.

CANDIDATES FOR THE BOARD

The Nominating and Corporate Governance Committee will identify and screen potential nominees for directors, including nominees recommended by shareholders, and recommend nominees to the Board. See “Shareholder Proposals” for a discussion of the Company’s policies for shareholder nominees. The Nominating and Corporate Governance Committee has not adopted specific objective requirements for service on the Board. Instead, the Nominating and Corporate Governance Committee will consider various factors in determining whether to recommend to the Board potential new Board members, or the continued service of existing members, including the nominee’s experience and skills and whether such skills or experience are particularly relevant to us; whether the nominee would be an independent director under NASDAQ listing standards and applicable law; and in the case of existing members, the nominee’s contributions as a member of the Board during his or her prior service. In addition, in determining whether to recommend a director nominee, the committee members will consider and discuss diversity, among other factors, with a view toward the needs of the Board as a whole. Generally, the Board considers such factors as race, age, gender, national origin and other factors as part of the consideration with regard to diversity. The Nominating and Corporate Governance Committee strives to nominate directors with a variety of complementary skills so that the Board, as a whole, will possess the appropriate talent, skills and expertise to oversee our business. The Nominating and Corporate Governance Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the committee’s goal of creating a Board that best serves the needs of the Company and the interests of our shareholders.

Board Skills

The following matrix provides information regarding the current members of our Board, including certain types of knowledge, skills, experiences and attributes possessed by one or more of our directors which our Board believes are relevant to our business and industry and demographic information. The matrix does not encompass all of the knowledge, skills, experiences or attributes of our directors, and the fact that a particular knowledge, skill, experience or attribute with respect to any of our directors is not marked does not mean the director in question is unable to contribute to the decision-making process in that area. The type and degree of knowledge, skill and experience listed below may vary among the members of the Board.

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Candidates for the Board

	Michael L. Baur	Peter C. Browning	Frank E. Emory, Jr.	Michael J. Grainger	Charles A. Mathis	Dorothy F. Ramoneda	John P. Reilly	Jeffrey R. Rodek	Elizabeth O. Temple	Charles R. Whitchurch
Knowledge Skills and Experience
Audit & Internal Controls
Board Governance
CEO – Current or Former
Compensation & Benefits
Distribution & Channel Industry
International Business
Investor Relations
IT & Security
Operations
Public Co. Board (not SCSC)
Public Company Executive Role
Risk Management
Strategy & Acquisitions/Divestitures
Tax & Treasury

Board Diversity

The Nominating and Corporate Governance Committee recognizes the benefits associated with a diverse board and takes diversity considerations into account when identifying candidates.

The table below provides certain highlights of the composition of our board members and nominees. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (As of November 15, 2021)
Total Number of Directors	10
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	8	—	—
Part II: Demographic Background
African American or Black	—	1	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	7	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did not Disclose Demographic Background	—	—	—	—

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Communications with the Board

COMMUNICATIONS WITH THE BOARD

Our Board recognizes that creating long-term value for shareholders will require consideration of concerns of shareholders and other stakeholders in the industry and communities in which the Company operates. Shareholders and other interested persons may send written communications to the Board, the Chairman of the Board or the Lead Independent Director (as applicable), or to one or more independent directors by directing such communication to our Corporate Secretary, Matthew Dean, by mail at our principal executive offices, or by e-mail to matt.dean@scansource.com. All written communications will be compiled by the Corporate Secretary and promptly submitted to the individual directors being addressed or to the chair of the committee whose areas of responsibility include the specific topic addressed by such communication, or, in all other cases, to the Chairman of the Board.

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Environmental, Social, and Corporate Governance

We are committed to being a good corporate citizen and being an agent of positive change in our local communities. Through our philanthropic pursuits and our focus on integrating environmental, social and governance (“ESG”) principles in our daily operations, we strive to create better places for our employees and neighbors to work and live. Operating in a responsible manner, valuing our employees, being good stewards of the environmental resources we utilize in our operations, and serving the communities we operate in form the basis of our ESG philosophy.

Last year our Board approved new ESG-related policies including a Business Partner Code of Conduct, a Human Rights Policy, and an Environmental Stewardship Policy. These policies are consistent with, and are an extension of, our existing Business Ethics and Code of Conduct and reflect the Company’s commitment to sustainability, diversity and accountability. The policies can be found in the Corporate Governance section of our website.

COVID-19

The ongoing COVID-19 global pandemic continues to present unique challenges, and we have prioritized the health and safety of our employees and business partners. Although all of our offices in the United States are now open, the vast majority of our employees continue to work from home regularly. On any given day, approximately twenty percent of our employees are in the office. We continue to take measures to ensure our teams feel secure in their jobs with the flexibility and resources they need to stay safe and healthy. The ability to have a hybrid work schedule is increasingly an important employee recruiting and retention issue. We continue to monitor the evolving pandemic situation and have implemented risk mitigation actions in accordance with applicable government and health laws and regulations.

Despite the ongoing challenges resulting from the pandemic, our employees are committed to providing the highest level of customer service our partners have grown to expect from us in order to achieve positive results.

Environmental

In calendar year 2021, the Company performed its first-ever ESG prioritization assessment. A prioritization assessment is an exercise that helped us identify and prioritize the most important ESG issues to the Company and our key stakeholders like investors, customers, employees, the community and suppliers. The issues we identified, including diversity and inclusion (D&I), supply chain resilience, business ethics, employee engagement, data security and health and safety, represent the foundation of our ESG program going forward. We also calculated our Scope 1 and Scope 2 greenhouse gas (GHG) emissions for the first time and commit to calculating our emissions in subsequent years. Given the impact of COVID on the global economy, especially with regards to issues like supply chain interruptions and the near elimination of business travel in 2020, calculating GHG emissions going forward will be important in helping us to understand our true emissions baseline in order to set a reduction target.

As a distributor of technology and not a manufacturer, ScanSource is not an emissions-intensive business. However, we believe we must do our part to reduce global GHG emissions and have taken the first step to understand our environmental impact with an eye towards understanding our roadmap to become carbon neutral in the future. Given our operations, a majority of our emissions likely come from our supply chain, also called Scope 3 emissions. We are undertaking the process of understanding the most likely sources of our GHG emissions in the supply chain and will report on our progress over time.

Supplier diversity was identified as a key topic for our business and as a result we are examining our recently developed supplier code of conduct and existing policies and procedures to better understand our risk areas as well as opportunities to choose suppliers with lower environmental impact whenever possible.

In 2020, the Company formed an ESG Task Force comprised of a select group of cross-functional team members. This group is tasked with providing guidance, strategic awareness and counsel on the direction of the Company’s ESG initiatives as well as day-to-day programs and driving progress toward the attainment of our goals. In 2021 this group was integral in the identification of our most important ESG topics, gathering data necessary to understand our environmental impact, moving forward our D&I agenda, and developing our ESG roadmap for the future, which contains items like understanding our supply chain emissions, the impact of climate change on our strategy and integrating our ESG program into our supply chain activities. This group is also advancing ScanSource’s annual ESG report which will be developed using foundational parts of the Global Reporting Initiative (GRI) and Sustainability Accounting Standards Board (SASB) frameworks.

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Environmental, Social, and Corporate Governance

Diversity & Inclusion

Last year we announced the creation of a comprehensive D&I program and the appointment of a Chief Diversity Officer (“CDO”). ScanSource was built on the foundation of seven core values, one being the commitment to an environment that respects and values the diverse backgrounds, interests and talents of the Company’s employees. ScanSource’s dedicated D&I program reaffirms this commitment. A key component of this program is the creation of an Advisory Council, which is an employee-led group focused on sharing insights, ideas, and opinions from employees as to how to most effectively implement diversity and inclusion strategies within the Company. Our CDO:

◾	Provides oversight to this group and additionally develops programs, training, and events that support and cultivate a diverse and inclusive workplace;
◾	Supports talent acquisition and recruitment efforts in support of the company’s D&I program; and
◾	Communicates with our partner and supplier communities to listen and gain feedback, helping to ensure the company is serving as a good partner in regards to its D&I efforts.

In 2021, our D&I efforts focused on four main areas:

◾	Fostering continued awareness of D&I issues and providing education opportunities for our workforce
◾	Celebrated various cultural milestones during the year
◾	Offered new D&I educational opportunities to all of our employees
◾	Created an internal vehicle to consistently communicate relevant D&I information

◾	Launched a Partner Diversity Program intended to help diverse customers, many of whom have struggled during the pandemic, become more successful
◾	Communicated the program launch to the business
◾	Tracked partnerships and shared successes

◾	Conducted a review of our workforce recruitment strategies and interviewing tactics
◾	Building new recruitment relationships with a focus on diversity, including a renewed focus on historically black colleges and universities (“HBCUs”) and 2-year colleges
◾	Introduced a more open/inclusive talent selection approach

◾	Introduction of Employee Resource Groups
◾	Established groups to assist with networking, mentorship and development
◾	Focused on creating opportunities for many employees to contribute

In 2022, our D&I efforts will focus on:

◾	Sustainability & Growth
◾	Continue to promote current initiatives
◾	Encourage additional participation and involvement at all levels of our Company

◾	Awareness & Education
◾	Provide further educational opportunities to all employees
◾	Develop mentoring / coaching programs, with a focus on diverse talent

◾	Partner Diversity: Vendor Partnerships
◾	Identify applicable vendor base
◾	Develop program to broaden opportunities for diverse vendors

◾	Workforce Representation
◾	Review workforce metrics, determine areas of opportunity and establish goals
◾	Continue efforts with HBCUs and 2-year colleges
◾	Make intentional efforts to improve diverse representation at all levels

Corporate Governance Updates

Partly as a result of shareholder feedback received over the past year, the Company determined to propose amendments to eliminate the supermajority voting requirements applicable to the Company and require that directors be elected by a majority of votes cast in uncontested elections. In addition, the Company implemented other governance improvements in the form of updated corporate governance guidelines, board refreshment activities and board committee restructuring.

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Environmental, Social, and Corporate Governance

Charitable Activities

Shortly after our founding in 1992, we formed the ScanSource Charitable Foundation to support our commitment to giving back to our communities where we have operations through investments of time, talent, and resources. Our philanthropic efforts support the following areas of focus for giving back: community, education, environment, welfare of children, and workforce development. Last year we donated approximately $285,553 to over 50 non-profit organizations. Since our founding in 1992, ScanSource has invested over $15 million focused on community enrichment, education, environment, leadership development, recruiting, welfare of children, and workforce development. Our employees and executives also generously devote their time to serve as volunteers in the community and local schools, colleges and universities. These efforts positively impact our business, as we increase community support, provide our employees with greater opportunities for leadership development and training, and improve the job satisfaction of our employees.

We will continue to evolve our ESG program in a manner that is beneficial to the Company and our stakeholders.

ScanSource publishes an ESG report that is periodically updated and, while it is available under the “Investor” page of our website at www.scansource.com, under the “Corporate Governance” tab, the ESG report is not being incorporated by reference into this proxy statement.

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PROPOSAL NUMBER 1 - Election of Directors

The Company intends to nominate each of the individuals named below to serve as directors on our Board until their successor is duly elected and qualified at the 2023 Annual Meeting of Shareholders or, if earlier, his or her death, resignation or removal. Each of the nominees is currently a director of the Company. Mr. Reilly is not standing for reelection, and his term will end following the conclusion of the 2022 Annual Meeting. The Board thanks Mr. Reilly for his many years of valuable leadership and service to both the Company and his fellow directors.

Each of the proposed nominees has consented to stand for election as a member of our Board. We believe that each of our director nominees has served our shareholders’ interests well during his or her tenure as a director and will continue to do so. We believe that the Company and our shareholders benefit from the wide variety of industry and professional experience that characterizes the members of our Board.

The following sets forth certain information regarding the proposed nominees, including each director’s specific experience, qualifications, attributes and skills that led our Board to conclude that each nominee is well-qualified to serve as a member of the Board.

INFORMATION REGARDING NOMINEES FOR DIRECTOR

Michael L. Baur AGE 64 DIRECTOR SINCE December 1995 COMMITTEES None

Experience

Michael L. Baur is our Chairman, Chief Executive Officer and President. Mr. Baur has served as our President or CEO since our inception, as a director since December 1995, and as Chairman of the Board since February 2019. Mr. Baur has been employed with the Company since its inception in December 1992.

Qualifications

Mr. Baur has served the Company since its inception and has developed a deep institutional knowledge and perspective regarding the Company’s strengths, challenges and opportunities. Mr. Baur has more than 30 years of experience in the IT industry, having served in various leadership and senior management roles in the technology and distribution industries before joining ScanSource. Mr. Baur brings strong leadership, entrepreneurial, business building and development skills and experience to the Board.

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Information Regarding Nominees for Director

Peter C. Browning AGE 80 DIRECTOR SINCE June 2014 COMMITTEES Lead Independent Director and Chair of Nominating and Corporate Governance Committee and serves on all committees

Experience

Peter C. Browning has served as a director of the Company since June 2014 and as Lead Independent Director since February 2019. He has extensive experience in business, serving as an executive officer of numerous public companies, including Continental Can Company, National Gypsum Company and Sonoco Products Company. He also has served on more than 14 public-company boards, including Acuity Brands from 2001 to 2021, Wachovia from 2002 to 2008, Nucor Corporation from 1999 to 2015, Lowe’s Companies from 1997 to 2014, EnPro Industries, Inc. from 2001 to 2015, and The Phoenix Companies from 1988 to 1999 and from 2000 to 2009, and in a variety of board leadership roles, including serving as non-executive chair, lead director and chair of audit, compensation and governance/nominating committees. Mr. Browning currently serves on the board of GMS, Inc. He also serves as lead independent director of the board of Equilar, a private company that is a leading provider of corporate data.

Qualifications

Mr. Browning is a well-known authority on board governance and his knowledge and experience in that area are invaluable to our Board. He was the Dean of the McColl Graduate School of Business at Queens University of Charlotte from 2002 to 2005 and has served as the Managing Partner of Peter Browning Partners, a board advisory consulting firm, since 2009. Mr. Browning was selected for the “2011 and 2012 NACD Director 100 List” (a list of the most influential people in corporate governance in the boardroom). He co-authored a book on governance guidance, titled The Directors Manual: A Framework for Board Governance, which offers practical advice on leading an organization’s board.

Frank E. Emory, Jr. AGE 64 DIRECTOR SINCE October 2020 COMMITTEES Serves on all committees

Experience

Frank E. Emory, Jr. has served as a director of the Company since October 2020. Mr. Emory has served as Executive Vice President and Chief Administrative Officer of Novant Health since 2019. From June 2001 to December 2018, he served as a partner with Hunton Andrews Kurth LLP, an international law firm.

Qualifications

As a former partner of Hunton Andrews Kurth LLP, a former Chair of EDPNC, Inc., and executive of Novant Health (including serving as its Chief Administrative Officer), as well as service on numerous non-profit boards, Mr. Emory brings considerable experience overseeing legal, government relations, risk management, corporate audit, compliance, human resources and diversity, inclusion and health equity teams to the Board.

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Information Regarding Nominees for Director

Michael J. Grainger AGE 69 DIRECTOR SINCE October 2004 COMMITTEES Serves on all committees

Experience

Michael J. Grainger has served as a director of the Company since October 2004. Mr. Grainger served as President and Chief Operating Officer of Ingram Micro, Inc., a technology distributor, from January 2001 to April 2004. From May 1996 to July 2001, he served as Executive Vice President and Chief Financial Officer of Ingram Micro, and from July 1990 to October 1996 as Vice President and Controller of Ingram Industries, Inc. Mr. Grainger currently serves on the board of directors of Ingram Industries, Inc., a multinational diversified private company.

Qualifications

As a former executive of Ingram Micro (including serving as its Chief Financial Officer), Mr. Grainger brings extensive knowledge of our industry and our competitive environment to the Board. He also brings extensive accounting and financial skills important in the understanding and oversight of our financial reporting, enterprise and operational risk management and corporate finance, tax and treasury matters.

Charles A. Mathis AGE 61 DIRECTOR SINCE August 2021 COMMITTEES Serves on all committees

Experience

Charles A. Mathis served as executive vice president and chief financial officer for Science Applications International Corporation (“SAIC”), a U.S. government IT services provider, from 2016 to 2021. Prior to joining SAIC, Mr. Mathis served as chief financial officer at the Company, from 2012 to 2016. Prior to joining the Company, Mr. Mathis was chief financial officer from 2008 to 2012 for Force Protection Inc., a global defense company. He also served as the chief financial officer for Fort Worth-based EFW, Inc., the U.S.-based subsidiary of the Israeli defense contractor, Elbit Systems, from 2006 to 2008.

Qualifications

As a former executive at SAIC, a Fortune 500 company (including serving as its Chief Financial Officer), Mr. Mathis has extensive experience in mergers and acquisitions, finance and accounting, financial controls, and U.S. government contracting and compliance. Mr. Mathis also brings an understanding of our Company and business, previously serving as Chief Financial Officer.

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Information Regarding Nominees for Director

Dorothy F. Ramoneda AGE 62 DIRECTOR SINCE November 2019 COMMITTEES Serves on all committees

Experience

Dorothy F. Ramoneda has served as a director of the Company since November 2019. Ms. Ramoneda has been in the role of Executive Vice President and Chief Information Officer of First-Citizens Bank since January 2014. She also has served as Chief Information Officer and Vice President of Information Technology and Telecommunications at Progress Energy.

Qualifications

Ms. Ramoneda has extensive leadership experience serving as the Chief Information Officer of a Fortune 500 Company and in multiple industries. Ms. Ramoneda started her career at Arthur Anderson doing system integration, business process outsourcing and practice management. Over Ms. Ramoneda’s career, she has provided leadership for the continued development of innovative, robust, and secure information technology environments, giving her an understanding of the challenges and issues in our industry and the industries of many of our vendors and customers.

Jeffrey R. Rodek AGE 68 DIRECTOR SINCE May 2020 COMMITTEES Serves on all committees

Experience

Jeffrey R. Rodek has served as a director of the Company since May 2020. Mr. Rodek has served as an Executive Network Advisor and Limited Partner of Tensility Venture Partners, a venture capital firm investing in early-stage AI startups, since October 2017, as well as Executive Advisor and member of the Leadership Council for Pathr.ai Inc. since September 2021. From July 2007 to May 2018, Mr. Rodek served as a Senior Lecturer at the Fisher College of Business at The Ohio State University. Prior to that, Mr. Rodek served as Senior Advisor and Executive Partner at Accretive, LLC from July 2007 to December 2009; as Executive Chairman, Chairman and Chief Executive Officer of Hyperion Solutions Corporation from October 1999 to April 2007; and as President and Chief Operating Officer of Ingram Micro Corporation from 1995 to 1999.

Qualifications

Mr. Rodek has over 40 years of business and leadership experience spanning across multiple industries. Over Mr. Rodek’s career, he has driven performance growth and improved corporate governance strategies in the logistics, enterprise software and technology solutions industries, giving him a keen understanding of the challenges and issues present in our industry.

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Information Regarding Nominees for Director

Elizabeth O. Temple AGE 56 DIRECTOR SINCE September 2017 COMMITTEES Chair of Compensation Committee and serves on all committees

Experience

Elizabeth O. Temple has served as a director of the Company since September 2017. Ms. Temple has served as the Chair and Chief Executive Officer of Womble Bond Dickinson (US) LLP since January 1, 2016. She has been a practicing corporate and securities attorney at the firm since 1989. Prior to serving as Chair and Chief Executive Officer, Ms. Temple served in a number of leadership roles at the firm over the past decade and has been a partner at the firm since 1997.

Qualifications

Ms. Temple has extensive leadership experience serving as the Chief Executive Officer of a Global Top 100 law firm. Over Ms. Temple’s legal career, she has counseled public and private companies on their highest strategic priorities, giving her an understanding of the challenges and issues in the Company’s industry and the industries of many of its vendors and customers. Her background as a legal advisor to public companies and boards provides the Board with additional expertise in the areas of risk management, corporate governance, acquisitions and securities regulation.

Charles R. Whitchurch AGE 75 DIRECTOR SINCE February 2009 COMMITTEES Chair of Audit Committee and serves on all committees

Experience

Charles R. Whitchurch has served as a director of the Company since February 2009. Mr. Whitchurch served as the Chief Financial Officer of Zebra Technologies Corporation from September 1991 to June 2008. Mr. Whitchurch previously served on the boards of directors of SPSS, Inc., a publicly-held provider of predictive analytic software, from October 2003 to October 2009, Landmark Aviation, a privately-held operator of fixed-base aviation operations throughout the United States and Europe, from October 2008 to October 2012, Tricor Braun Holdings, a privately-held distributor of rigid packaging materials, from July 2010 to November 2016, and Ashworth College, a provider of nationally accredited on-line education, from June 2010 to December 2019. On all boards, he served as Chairman of the Audit Committee.

Qualifications

Mr. Whitchurch’s executive career brings in-depth knowledge of business operations and strategy and broad experience related to financial and corporate governance matters through his tenure serving on the boards of directors of public companies, including serving as the chairman of audit committees. With over three decades of service as a Chief Financial Officer, more than half of which was with a public company, Mr. Whitchurch has a deep understanding of the complex accounting issues often faced by public companies.

The Board of Directors unanimously recommends that shareholders vote “FOR” each of the nominees listed above.

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Information Regarding Non-Continuing Directors

INFORMATION REGARDING NON-CONTINUING DIRECTORS

John P. Reilly AGE 73 DIRECTOR SINCE June 2001 COMMITTEES Serves on all committees

Experience

John P. Reilly has served as a director of the Company since June 2001. Mr. Reilly served as a partner of Ares Management, LLC, a global alternative asset manager, until June 2016. Ares acquired Keltic Financial Services, LLC in 2014, where Mr. Reilly was President and CEO from 1999 to June 2014. Prior to that, from 1977 to 1999, he held senior management positions in the Leveraged Buy-Out, Leasing, Corporate Finance and Private Banking divisions at Citibank, N.A. Mr. Reilly also serves on the Board of Directors of Chimera Investment Corporation, a public real estate investment trust.

Qualifications

Mr. Reilly brings to the Board extensive financial skills important in the understanding and oversight of our financial reporting, enterprise and operational risk management and corporate finance matters. His long career in the financial services industry, including serving as Chief Executive Officer for a finance company, also provides Mr. Reilly with financial management expertise which he brings to our Board.

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2021 Director Compensation Table

2021 DIRECTOR COMPENSATION TABLE

The following table provides information regarding the compensation paid to each of our non-employee directors for the fiscal year ended June 30, 2021:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Total ($)
Peter C. Browning	85,000	130,804		215,804
Frank E. Emory, Jr.	42,500	162,888	(2)	205,388
Michael J. Grainger	45,000	130,804		175,804
Charles A. Mathis(3)	—	—		—
Dorothy F. Ramoneda	42,500	130,804		173,304
John P. Reilly	45,000	130,804		175,804
Jeffrey R. Rodek	42,500	130,804		173,304
Elizabeth O. Temple	45,000	130,804		175,804
Charles R. Whitchurch	55,000	130,804		185,804

(1)

Amounts shown are the aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see Note 12 to our audited financial statements for the fiscal year ended June 30, 2021, included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2021. Each then-serving non-employee director received a restricted stock award on November 19, 2020 for 5,300 shares that vested in June 2021.

(2)	Stock Awards for Mr. Emory includes a pro-rated new hire grant when Mr. Emory was appointed a director of the Company in 2020.
(3)	Mr. Mathis was appointed as a director of the Company effective August 19, 2021.

Cash Retainers for Fiscal 2021

Directors who are not our employees are paid an annual retainer of $85,000. An additional annual retainer of $70,000 is paid, as applicable, to a non-executive Chairman or Lead Independent Director of the Board. An additional annual retainer of $25,000 is paid to the chair of the Audit Committee, and an additional annual retainer of $15,000 is paid to the chair of the Compensation Committee. An additional annual retainer of $5,000 was paid to the chairs of the Nominating Committee and Governance Committee serving at such time. Annual service for this purpose relates to the approximate 12-month periods between annual meetings of our shareholders. All directors are reimbursed for expenses incurred in connection with the performance of their services as directors as well as the cost of any director education. As of January 1, 2019, directors may elect to receive any portion of their cash fees in shares. In connection with the expense reduction plan effective July 1, 2020, our directors elected to forego their annual cash retainer fees through December 31, 2020. In August 2021, given the combination of the Nominating Committee and the Governance Committee, the director compensation plan was revised to provide for an annual retainer of $15,000 for the chair of the Nominating and Corporate Governance Committee.

Equity Retainers for Fiscal 2021

Our non-employee directors receive an annual equity retainer under the ScanSource, Inc. 2013 Long-Term Incentive Plan (the “2013 Plan”). In addition, non-employee directors also may be eligible to receive other awards under our 2013 Plan. As of January 1, 2019, each non-employee director can elect to receive the award in restricted stock awards or restricted stock units and can elect to defer his or her equity award under the deferred compensation plan.

The number of shares subject to a director’s annual equity award was determined by dividing $130,000 by the equity award value per share on the grant date. The equity award value means the closing price of the common stock on the grant date. The date of grant of the annual equity awards for our non-employee directors takes place at the same time as the annual equity awards for our employees.

A person who first becomes a non-employee director on a date other than a regularly scheduled annual meeting of shareholders will receive a restricted stock award for a pro-rated number of shares of common stock. Restricted stock may not be transferred or sold until it has vested.

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2021 Director Compensation Table

Restricted stock granted to directors under the 2013 Plan will vest in full on the day that is six months after the date of grant, or upon the earlier occurrence of (i) the director’s termination of service as a director by reason of death, disability or retirement or (ii) a change in control of the Company. If a director terminates service for any other reason, he or she will forfeit all of his or her right, title and interest in and to the unvested restricted stock as of the date of termination, unless the Board or the Compensation Committee determines otherwise.

Stock Ownership and Retention Policy

Under the equity ownership policy, directors are expected to hold five times their annual Board cash retainer in Company securities. The policy also incorporates a retention requirement by requiring such persons to retain 50% of the net shares resulting from the vesting of certain awards until the required ownership under the policy is met. As of the end of the 2021 fiscal year, all directors were in compliance with this policy.

CODE OF CONDUCT

Our Code of Conduct applies to all of our executive officers, including our CEO and our Chief Financial Officer (“CFO”), directors and employees. We have posted the Code of Conduct on the “Investors” page of our website, www.scansource.com, under the “Corporate Governance” tab. We will provide a copy of the Code of Conduct upon request to any person without charge. Such requests may be transmitted by regular mail in the care of the Corporate Secretary.

We will post on our website, www.scansource.com, under the “Corporate Governance” tab, or will disclose on a Form 8-K filed with the SEC, any amendments to, or waivers from, any provision of the Code of Conduct that applies to our CEO and our CFO, or persons performing similar functions, and that relate to (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us, (iii) compliance with applicable governmental laws, rules and regulations, (iv) the prompt internal reporting of violations of the Code of Conduct to an appropriate person or persons identified in the Code of Conduct, or (v) accountability for adherence to the Code of Conduct. Any waiver granted to an executive officer or a director may only be granted by the Board and will be disclosed, along with the reasons therefor, on a Form 8-K filed with the SEC. No waivers were sought or granted in fiscal 2021.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended June 30, 2021, directors Browning, Emory, Grainger, Ramoneda, Reilly, Rodek, Temple and Whitchurch served on the Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal 2021, or at any time prior thereto. During fiscal 2020, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Exchange Act, and no executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on our Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The Audit Committee reviews all related party transactions (as defined by Item 404 of Regulation S-K) in accordance with NASDAQ listing standards. In addition, the charter of the Audit Committee requires the Audit Committee to review a summary of any director’s or officer’s related-party transactions and potential conflicts of interest on a yearly basis. The charter also requires the Audit Committee to review our conflict of interest policy (which is part of our Code of Conduct) and compliance with that policy on an annual basis.

We are not aware of any related-party transaction since the beginning of fiscal 2021 required to be reported under our policy or applicable SEC rules for which our policies and procedures did not require review or for which such policies and procedures were not followed.

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Certain Relationships and Related-Party Transactions

There are no family relationships among the executive officers and directors, and there are no arrangements or understandings between any independent director or any other person pursuant to which that independent director was selected as a director.

RECOMMENDATION OF BOARD OF DIRECTORS

The Board of Directors unanimously recommends that shareholders vote “FOR” each of the nominees previously listed in this Proxy Statement.

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PROPOSAL NUMBER 2 - Amendments to the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws to Adopt a Majority Voting Standard in Uncontested Director Elections

BACKGROUND OF THE PROPOSAL

The South Carolina Business Corporation Act (“SCBCA”) provides that, unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election of directors at a meeting at which a quorum is present. Currently, our Articles are silent with regard to the voting standards in director elections and, as a result, default to the plurality voting standard in accordance with the SCBCA. Section 2.07 of our Bylaws provides that our directors are elected by a plurality of the votes cast on the election of directors. Under this “plurality voting” standard, the nominees who receive the largest number of affirmative votes (although not necessarily a majority of the votes cast) are elected to the Board, up to the maximum number of directors to be elected. Under a majority voting standard in uncontested director elections, in order to be elected, a majority of the votes cast on the proposal for a nominee’s election must be in favor of the nominee’s election.

While our Guidelines currently provide for a director resignation policy for directors who do not receive a majority of votes cast for their election, in light of corporate governance trends and stakeholder feedback, our Board is proposing these amendments to adopt a majority voting standard. Our Board believes that generally requiring directors to be elected by a majority of votes cast both ensures that only director nominees with broad acceptability among our voting shareholders will be elected to serve as members of our Board and enhances the accountability of each elected director to our shareholders. Our Board also considers feedback from our stakeholders who have asked that we consider a majority voting standard because majority voting, in their view, better enables shareholders to hold boards and members of management accountable to shareholders.

After careful consideration, our Board decided to further strengthen our approach to corporate governance and, upon the recommendation of the Nominating and Corporate Governance Committee, unanimously approved, subject to shareholder approval, amendments to our Articles and Bylaws to implement a majority voting standard in uncontested elections (the “Majority Voting Amendments”). The Majority Voting Amendments change the voting standard applicable to the election of directors in uncontested elections from a plurality of the votes cast to a majority of the votes cast. In contested elections, directors will continue to be elected by a plurality of the votes cast.

The proposed provision in our Articles providing for majority voting in uncontested elections is set forth below in a new paragraph under a new Section 4(c):

4.	OPTIONAL PROVISIONS. The optional provisions which the corporation elects to include in the articles of incorporation are as follows:

c. Majority Voting. The election of any individual to serve as a Director shall require the affirmative vote of the holders of at least a majority of the votes cast on the election of directors; provided, that if the number of director nominees to be considered at the vote exceeds the number of directors to be elected, each Director shall be elected by a vote of the plurality of the shares represented in person or by proxy and entitled to vote on the election of Directors. For purposes of this provision, a majority of votes cast shall mean that the number of votes cast “for” a Director’s election exceeds the number of votes cast “against” that Director’s election (with “abstentions” and “broker non votes” not counted as a vote cast either “for” or “against” that Director’s election). In the event that a director nominee fails to receive an affirmative majority of the votes cast in an election where the number of nominees is less than or equal to the number of Directors to be elected, and as a result is required to tender his or her resignation under any director resignation policy of the Company, the Board of Directors, within its powers, may take any appropriate action as permitted by the Act and these Articles of Incorporation, including requiring and/or accepting such resignation, decreasing the number of directors or filling a vacancy.

The proposed revised Section 2.07 of our Bylaws is as follows:

Section 2.07. Voting. Except as may otherwise be required by the Act or the ~~Corporation’s~~ Articles of Incorporation, each shareholder entitled to vote at any meeting of shareholders shall be entitled to one vote for each share held by such shareholder ~~which~~that has voting power upon the matter in question. ~~In elections of Directors, those candidates receiving the greater number of votes cast (although not necessarily a majority of votes cast) at the meeting shall be elected. Any other corporate action shall be authorized by a majority of the votes cast at the meeting~~ The vote of the holders of a majority of the votes cast shall decide any question brought before such meeting, unless otherwise provided by the Act, the ~~Corporation’s~~ Articles of Incorporation, or these Bylaws.

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Background of the Proposal

If Proposal 2 is approved, majority voting in uncontested director elections would commence at the 2023 Annual Meeting of Shareholders. If Proposal 2 is not approved by our shareholders, such amendments will not be implemented, our plurality voting standard for uncontested elections will continue in place, and our Articles and Bylaws would remain in their current form, subject to any other approved amendments. The adoption of this Proposal 2 is not contingent on the approval of any other management proposal described in this Proxy Statement.

The Board has also approved, subject to shareholder approval of the Majority Voting Amendments, conforming changes to our Guidelines. In the event that a director nominee fails to receive an affirmative majority of the votes cast in an election where the number of nominees is less than or equal to the number of directors to be elected, such director would be expected to tender his or her irrevocable resignation to the Nominating and Corporate Governance Committee. Upon receiving a director’s resignation and considering the recommendation of the Nomination and Corporate Governance Committee, our Board may take any appropriate action as permitted by the SCBCA and our Articles, including requiring and/or accepting such resignation, decreasing the number of directors or filling a vacancy.

RECOMMENDATION OF BOARD OF DIRECTORS

The Board of Directors unanimously recommends that shareholders vote “FOR” the proposal to amend the Company’s Articles and Bylaws to implement a majority voting standard in uncontested director elections.

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PROPOSAL NUMBER 3 - Amendments to the Amended and Restated Articles of Incorporation to Eliminate Supermajority Voting Provisions Applicable to the Company Under the South Carolina Business Corporation Act

BACKGROUND OF THE PROPOSAL

The SCBCA provides that, unless otherwise provided in the articles of incorporation, amendments to the articles of incorporation and certain business transactions, including (i) any plan of merger or share exchange and (ii) any sale, lease, exchange or other disposal of all, or substantially all, of the property of the corporation, otherwise than in the usual and regular course of business, require supermajority shareholder approval of two-thirds of the votes cast on such action (collectively, the “Supermajority Voting Requirements”). Currently, our Articles default to the Supermajority Voting Requirements set forth in the SCBCA.

As part of their ongoing review of our corporate governance, our Board and Nominating and Corporate Governance Committee have considered the advantages and disadvantages of retaining the Supermajority Voting Requirements, as well as advice from outside experts and advisors regarding matters of corporate governance. Our stakeholders have argued that supermajority provisions could limit the Board’s accountability to shareholders and discourage shareholder participation in corporate governance. After considering stakeholder concerns and current best practices in corporate governance, our Board has determined a majority voting standard is in the best interests of the Company and our shareholders.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has determined that it is in the best interests of the Company and our shareholders and unanimously approved and declared advisable the amendments to the Articles to eliminate the Supermajority Voting Requirements and replace them with a requirement that such matters be approved by a majority of the voting power of our issued and outstanding common stock.

The proposed provision in our Articles providing for majority voting for these matters is set forth below in a new paragraph under a new Section 4(c):

4.	OPTIONAL PROVISIONS. The optional provisions which the corporation elects to include in the articles of incorporation are as follows:

(c)	Except as otherwise expressly provided in these Articles of Incorporation:

(i)	any plan of merger or share exchange;

(ii)	any sale, lease, exchange or other disposal of all, or substantially all, of the property of the corporation, otherwise than in the usual and regular course of business; or

(iii)	any amendment to these Articles of Incorporation,

shall require the approval of at least a majority of votes entitled to be cast on such action, notwithstanding the voting standards set forth in Section 33-10-103, Section 33-11-103 or Section 33-12-102 of the Act.

If Proposal 3 is approved, the proposed amendments to the Articles would become effective upon filing of restated Articles of Incorporation with the Secretary of State of South Carolina, which we would file promptly following the 2022 Annual Meeting of Shareholders if our shareholders approve the amendments. If Proposal 3 is not approved by our shareholders, such amendments will not be implemented and the corresponding voting requirements will remain in place. The adoption of this Proposal 3 is not contingent on the approval of any other management proposal described in this Proxy Statement.

RECOMMENDATION OF BOARD OF DIRECTORS

The Board of Directors unanimously recommends that shareholders vote “FOR” the proposal to amend the Company’s Articles to eliminate the supermajority voting provisions applicable to the Company under the SCBCA.

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PROPOSAL NUMBER 4 - Approval of ScanSource, Inc. 2021 Omnibus Incentive Compensation Plan

BACKGROUND OF THE PROPOSAL

On November 12, 2021 (the “Effective Date”), upon the recommendation of the Nominating and Corporate Governance Committee, our Board unanimously approved the ScanSource, Inc. 2021 Omnibus Incentive Compensation Plan (the “2021 Plan”), subject to approval of the 2021 Plan by our shareholders at the 2022 Annual Meeting. Awards, other than restricted stock, may be granted under the 2021 Plan on and after the Effective Date; but, no such awards may be exercised, vested, paid or otherwise settled, or any shares of common stock issued, unless and until our shareholders approve the 2021 Plan. Restricted stock may only be granted if and after our shareholders approve the 2021 Plan.

If our shareholders approve the 2021 Plan, the 2021 Plan will replace the ScanSource, Inc. 2013 Long-Term Incentive Plan (as amended, the “2013 Plan”), and no further awards will be granted under the 2013 Plan on or after the Effective Date. The terms and conditions of awards granted previously under the 2013 Plan will not be affected by the adoption or approval of the 2021 Plan, and the 2013 Plan will remain effective with respect to awards granted under the 2013 Plan prior to shareholder approval of the 2021 Plan. No new grants will be made under the 2013 Plan after our shareholders approve the 2021 Plan. If our shareholders do not approve the 2021 Plan, the 2013 Plan will remain in effect pursuant to its terms. Note that if the 2021 plan is approved by our shareholders, the 1,600,000 new shares available under the 2021 Plan will be reduced on a one-for-one basis by the number of shares subject to awards granted under the 2013 plan, between October 31, 2021 (date of the equity overhang information below) and approval of the 2021 plan by our shareholders.

As of October 31, 2021, 531,731 shares of our common stock were available for awards under our 2013 plan. If the 2021 plan is approved by our stockholders, no further awards will be made under the 2013 Plan and those remaining shares will not be available for future awards. Historical equity awards outstanding as of October 31, 2021 include:

◾	833,686 full value awards, including restricted stock units and performance stock units
◾	1,195,248 stock options with a weighted average exercise price of $31.86 and a weighted average remaining term of 6.56 years

In assessing the appropriate terms of the 2021 Plan, the Nominating and Corporate Governance Committee considered, among other items, the existing terms of the 2013 Plan, our compensation philosophy and practices, as well as feedback from our shareholders and other stakeholders. The Board believes that awards tied to our common stock and Company performance promote the long-term success of the Company and views the 2021 Plan as an essential element of the Company’s overall compensation program.

The Board believes that the 2021 Plan:

◾	assists the Company in attracting, retaining and motivating our employees, officers, directors and consultants;
◾	provides equitable and competitive compensation opportunities;
◾	recognizes individual contributions; and
◾	rewards goal achievement and aligns the interests of the participants with those of our shareholders.

The following summary of the material terms of the 2021 Plan is qualified in its entirety by reference to the complete text of the 2021 Plan, which is attached hereto as Appendix A.

Historical Burn Rate and Potential Economic Dilution Analysis

We are committed to managing the use of our equity incentives prudently to balance the benefits equity compensation brings to our compensation programs against the dilution it causes our shareholders. As part of our analysis when considering the number of shares to be included in the 2021 Plan, we considered our equity plans’ “burn rate,” calculated as (i) the number of shares subject to equity awards granted under the 2013 Plan for the three years ending June 30, 2021, divided by (ii) the weighted average number of shares outstanding for that period. Our average burn rate for the three years ending June 30, 2021 was 2.04%. The total potential dilution resulting from issuing all shares authorized under our equity plans as of October 31, 2021 (including the 1,600,000 additional shares that would be available if shareholders approve the 2021 Plan) would be approximately 14.21%. We believe that our burn rate and potential dilution amounts are reasonable for our industry and market conditions. During this three-year period, we have

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Background of the Proposal

sought to provide equity compensation to our employees and non-employee directors who we believe are important to our organization in furthering our business strategy. In addition, since that time we have made multiple leadership appointments and promotions to advance our strategy. We made equity grants from the 2013 Plan in connection with each of these new hires and promotions, including our employment of new members of the senior leadership team.

Expected Duration

We expect that the shares available under the 2021 Plan for future awards, if the 2021 Plan is approved by our shareholders, will be sufficient for currently-anticipated awards for the next three years. Expectations regarding future share usage could be impacted by a number of factors such as: (i) the future performance of our stock price; (ii) hiring and promotion activity at the executive level; (iii) the rate at which shares are returned to the 2021 Plan reserve upon awards’ expiration, forfeiture or cash settlement without the issuance of the underlying shares; (iv) factors involved in acquiring other companies; and (v) other factors. While we believe that the assumptions used are reasonable, future share usage may differ from current expectations.

SUMMARY OF 2021 OMNIBUS INCENTIVE COMPENSATION PLAN

Eligibility

Employees and consultants of ScanSource and its affiliates are eligible to receive awards under the 2021 Plan, including all five of our executive officers and approximately 2,200 other employees and consultants. Non-employee directors (currently ten) are also eligible to receive awards under the 2021 Plan. Incentive stock options (“ISOs”), however, may only be granted to employees of the Company and its corporate subsidiaries.

Administration

We will bear all expenses of the 2021 Plan and our Compensation Committee will administer the plan. The Compensation Committee has the authority to grant awards to such eligible persons and upon such terms and conditions (not inconsistent with the provisions of the 2021 Plan) as it may consider appropriate. Among the Compensation Committee’s powers is the authority to (i) determine the form, amount and other terms and conditions of awards; (ii) clarify, construe or resolve any ambiguity in any provision of the 2021 Plan or any award agreement; (iii) amend the terms of outstanding awards, subject to the grantee’s consent in certain cases and the 2021 Plan’s prohibitions against repricing of awards without shareholder approval; and (iv) adopt such rules, forms, instruments and guidelines for administering the 2021 Plan as the Compensation Committee deems necessary or proper. The Compensation Committee may delegate any or all of its administrative authority to one or more of our officers, except with respect to awards to non-employee directors and executive officers, including executive officers who are subject to Section 16 of the Exchange Act. Based on service, performance and/or other factors or criteria, the Compensation Committee may, after grant of the award, accelerate the vesting of all or any part of the award. Notwithstanding the foregoing, any exercise of discretion regarding awards for non-employee directors must be approved by our Board.

Share Counting Provisions

Shares of common stock covered by an award shall only be counted as used to the extent actually used. A share of common stock issued in connection with an award under the 2021 Plan shall reduce the total number of shares of common stock available for issuance under the 2021 Plan by one; provided, however, that, upon settlement of a stock appreciation right (“SAR”), the total number of shares available for issuance under the 2021 Plan shall be reduced by the number of shares underlying the portion of the SAR that is exercised. If any award under the 2021 Plan or any award under the 2013 Plan that is outstanding after the shareholders approve the 2021 Plan terminates without the delivery of shares of common stock, whether by lapse, forfeiture, cancellation or otherwise, the shares of common stock subject to such award, to the extent of any such termination, shall again be available for grant under the 2021 Plan. Notwithstanding the foregoing, upon the exercise of any such award granted in tandem with any other awards, such related awards shall be cancelled to the extent of the number of shares of common stock as to which the award is exercised, and such number of shares shall no longer be available for awards under the 2021 Plan. If any shares subject to an award granted under the 2021 Plan or any award granted under the 2013 Plan that is outstanding after the shareholders approve the 2021 Plan are withheld or applied as payment in connection with the exercise of such award or the withholding or payment of taxes related thereto or separately surrendered by the participant for any such purpose, such returned shares of common stock will be treated as having been delivered for purposes of determining

2022 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	29

Summary of 2021 Omnibus Incentive Compensation Plan

the maximum number of shares remaining available for grant under the 2021 Plan and shall not be treated as available for grant under the 2021 Plan. The number of shares available for issuance under the 2021 Plan may not be increased through the purchase of shares on the open market with the proceeds obtained from the exercise of any options or purchase rights granted under the 2021 Plan or any options or other purchase rights granted under the 2013 Plan. Notwithstanding the foregoing, however, in the case of any substitute award granted in assumption of or in substitution for an entity award issued by an acquired entity, shares delivered or deliverable in connection with such substitute award shall not be counted against the number of shares reserved under the 2021 Plan (to the extent permitted by applicable stock exchange rules), and available shares of stock under a shareholder-approved plan of an acquired entity (as appropriately adjusted to reflect the transaction) also may be used for awards under the 2021 Plan, and shall not reduce the number of shares otherwise available under the 2021 Plan (subject to applicable stock exchange requirements).

If a dividend or other distribution (whether in cash, shares or other property) (excluding ordinary dividends or distributions), recapitalization, forward or reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, consolidation, scheme of arrangement, split-up, spin-off or combination involving us or the repurchase or exchange of shares of our common stock or other securities, or other rights to purchase shares of our securities or other similar transaction or event, affects our shares of common stock such that the Compensation Committee determines that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits (or potential benefits) provided to grantees under the 2021 Plan, the Compensation Committee shall make an equitable change or adjustment as it deems appropriate in the number and kind of securities that may be issued pursuant to awards under the 2021 Plan, the per individual limits on the awards that can be granted in any calendar year and any outstanding awards and the related exercise prices (as defined below) relating to any such awards, if any.

Share Limits

Under the terms of the 2021 Plan, the maximum number of shares of common stock reserved for delivery in settlement of awards shall be an aggregate of 1,600,000 shares of our common stock, (i) plus that number of shares of our common stock subject to awards granted under the 2013 Plan which become available in accordance with the provisions of the 2021 Plan after our shareholders approve the 2021 Plan and (ii) reduced on a one-for-one basis by shares of our common stock subject to awards granted under the 2013 Plan between October 31, 2021 and the date that our shareholders approve the plan. However, the total number of shares of common stock that may be delivered pursuant to the exercise of ISOs granted under the 2021 Plan may not exceed 1,600,000 shares.

Generally, no grantee (other than a non-employee director) may be granted in a single calendar year awards under the 2021 Plan denoted in shares with respect to more than 500,000 shares (twice that limit for awards granted in the year in which the grantee (other than a non-employee director) first commences employment or service). The maximum potential value of awards under the 2021 Plan denoted in dollars that may be granted in a single calendar year to any grantee (other than a non-employee director) may not exceed $7,000,000 (twice that limit for awards granted to a grantee (other than a non-employee director) in the year in which the grantee first commences employment or service). A non-employee director may not be granted awards under the 2021 Plan in a single calendar year that, taken together with any cash fees paid for the director’s service as a director during the year, exceeds $1,250,000 in total value (calculating the value of such awards based on the grant date fair value for financial accounting purposes.

Types of Awards

The 2021 Plan permits the grant of any or all of the following types of awards to grantees:

◾	stock options, including non-qualified options and ISOs;
◾	SARs;
◾	restricted stock;
◾	deferred stock and restricted stock units;
◾	performance units and performance shares;
◾	dividend equivalents; and
◾	other stock-based awards.

Generally, awards under the 2021 Plan are granted for no consideration other than prior and/or future services. Awards granted under the 2021 Plan may, in the discretion of the Compensation Committee, be granted alone or in addition to,

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Summary of 2021 Omnibus Incentive Compensation Plan

in tandem with or in substitution for, any other award under the 2021 Plan or any other plan of ours; provided, however, that if a SAR is granted in tandem with an ISO, the SAR and ISO must have the same grant date and term, and the exercise price of the SAR may not be less than the exercise price of the related ISO. The material terms of each award will be set forth in a written or electronic award agreement between the grantee and the Company. The agreements will specify when the award may become vested, exercisable or payable. No right or interest of a participant in any award will be subject to any lien, obligation or liability of the participant. The laws of the State of South Carolina govern the 2021 Plan. The 2021 Plan is unfunded, and we will not segregate any assets for grants of awards under the 2021 Plan. The 2021 Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Other than awards excluded from the minimum vesting requirement as set forth herein, no award may be granted under the 2021 Plan that will be eligible to vest earlier than 12 months after the date of grant and/or have a performance period of less than 12 months. Notwithstanding the foregoing, awards that result in the issuance of an aggregate of up to 5% of the shares of our common stock available under the 2021 Plan may be granted without regard to such minimum vesting requirements. The foregoing restrictions do not limit the Compensation Committee’s authority to accelerate, or provide for the acceleration of, the vesting of all or any part of any award granted under the 2021 Plan.

Stock Options and SARs

The Compensation Committee is authorized to grant SARs and stock options (including ISOs except that an ISO may only be granted to an employee of ours or one of our parent or subsidiary corporations). A stock option allows a grantee to purchase a specified number of our shares at a predetermined price per share (the “Option Exercise Price”) during a fixed period measured from the date of grant. A SAR entitles the grantee to receive the excess of the fair market value of a specified number of shares on the date of exercise over a predetermined exercise price per share (the “SAR Exercise Price”). The Option Exercise Price or SAR Exercise Price will be determined by the Compensation Committee and set forth in the award agreement, but neither may be less than the fair market value of a share on the grant date (110 percent of the fair market value in case of certain ISOs or SARs granted in tandem with certain ISOs). The term of each option or SAR is determined by the Compensation Committee and set forth in the award agreement, except that the term may not exceed 10 years (five years in case of certain ISOs or SARs granted in tandem with certain ISOs). Options may be exercised by payment of the purchase price through one or more of the following means: payment in cash (including personal check or wire transfer), or, with the approval of the Compensation Committee, by delivering shares of common stock previously owned by the grantee, by the withholding of shares of common stock to be acquired upon the exercise of such option or by delivering restricted shares of common stock. The Compensation Committee may also permit a grantee to pay the Option Exercise Price through the sale of shares acquired upon exercise of the option through a broker-dealer to whom the grantee has delivered irrevocable instructions to deliver sales proceeds sufficient to pay the purchase price to us. In the case of ISOs, the aggregate fair market value (determined as of the date of grant) of common stock with respect to which an ISO may become exercisable for the first time during any calendar year cannot exceed $100,000; and if this limitation is exceeded, the ISOs which cause the limitation to be exceeded will be treated as nonqualified options. No participant may be granted SARs in tandem with ISOs, which are first exercisable in any calendar year for shares of Company stock having an aggregate fair market value (determined as of the date of grant) that exceeds $100,000.

Restricted Shares

The Compensation Committee may award restricted shares consisting of shares of common stock which remain subject to a risk of forfeiture and may not be disposed of by grantees until certain restrictions established by the Compensation Committee lapse. The vesting conditions may be service-based (i.e., requiring continuous service for a specified period) or performance-based (i.e., requiring achievement of certain specified performance objectives) or both. Unless the award agreement eliminates such rights, a grantee receiving restricted shares will have the right to vote the restricted shares and to receive any dividends payable on such restricted shares if and at the time the restricted shares vest (such dividends to either be deemed reinvested into additional restricted shares subject to the same terms as the restricted shares to which such dividends relate or accumulated and paid in cash when the restricted shares vest). Upon termination of the grantee’s affiliation with us during the restriction period (or, if applicable, upon the failure to satisfy the specified performance objectives during the restriction period), the restricted shares will be forfeited as provided in the award agreement.

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Summary of 2021 Omnibus Incentive Compensation Plan

Restricted Stock Units and Deferred Stock

The Compensation Committee may also grant restricted stock unit awards and/or deferred stock awards. A deferred stock award is the grant of a right to receive a specified number of our shares of common stock at the end of specified deferral periods or upon the occurrence of a specified event. A restricted stock unit award is the grant of a right to receive a specified number of our shares of common stock upon lapse of a specified forfeiture condition (such as completion of a specified period of service or achievement of certain specified performance objectives). If the service condition and/or specified performance objectives are not satisfied during the restriction period, the award will lapse without the issuance of the shares underlying such award.

Restricted stock units and deferred stock awards carry no voting or other rights associated with stock ownership. Unless the agreement eliminates such rights, however, a grantee receiving restricted stock units or deferred stock will receive dividend equivalents with respect to restricted stock units or deferred stock, and such dividend equivalents will either be deemed to be reinvested in additional shares of restricted stock units or deferred stock subject to the same terms as the shares of restricted stock or deferred stock to which such dividend equivalents relate or accumulated and paid in cash only if the related restricted stock units or deferred stock becomes vested and payable.

Performance Units

The Compensation Committee may grant performance units, which entitle a grantee to cash or shares of common stock conditioned upon the fulfillment of certain performance conditions and other restrictions as specified by the Compensation Committee and reflected in the award agreement. The Compensation Committee will determine the terms and conditions of such awards, including performance and other restrictions placed on these awards, which will be reflected in the award agreement.

Performance Shares

The Compensation Committee may grant performance shares, which entitle a grantee to a certain number of shares of common stock, conditioned upon the fulfillment of certain performance conditions and other restrictions as specified by the Compensation Committee and reflected in the award agreement. The Compensation Committee will determine the terms and conditions of such awards, including performance and other restrictions placed on these awards, which will be reflected in the award agreement.

Dividend Equivalents

The Compensation Committee is authorized to grant dividend equivalents, which provide a grantee the right to receive payment equal to the dividends paid on a specified number of our shares. Dividend equivalents may be paid directly to grantees upon vesting or may be deferred for later delivery under the 2021 Plan. If deferred, such dividend equivalents may be credited with interest or may be deemed to be invested in our shares, other awards or in other property. No dividend equivalents may be granted in conjunction with any grant of stock options or SARs.

Other Stock-Based Awards

In order to enable us to respond to material developments in the area of taxes and other legislation and regulations and interpretations thereof, and to trends in executive compensation practices, the 2021 Plan also authorizes the Compensation Committee to grant awards that are valued in whole or in part by reference to or otherwise based on shares of our common stock. The Compensation Committee determines the terms and conditions of such awards, including consideration paid for awards granted as share purchase rights and whether awards are paid in shares or cash.

Performance-Based Awards

The Compensation Committee may require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria, as a condition to awards being granted or becoming exercisable or payable under the 2021 Plan, or as a condition to accelerating the timing of such events. Any applicable performance measure may be applied on a pre- or post-tax basis. An award that is intended to become exercisable, vested or payable on the achievement of performance conditions means that the award will not become exercisable, vested or payable solely on mere continued employment or service. However, such an award, in addition to performance conditions, may be subject to continued employment or service by the participant. Notwithstanding the foregoing, the vesting, exercise or payment of an award (other than a performance-based award) can be conditioned on mere continued employment or service.

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Summary of 2021 Omnibus Incentive Compensation Plan

Settlement of Awards

Awards generally may be settled in cash, shares of our common stock, other awards or other property, in the discretion of the Compensation Committee to the extent permitted by the terms of the 2021 Plan.

Change of Control

If there is a merger or consolidation of ScanSource, Inc. with or into another corporation or a sale of substantially all of our shares or assets (a “Corporate Transaction”) that results in a Change in Control (as defined in the 2021 Plan), and the outstanding awards are not assumed by the surviving company (or its parent company) or replaced with economically equivalent awards granted by the surviving company (or its parent company), the Compensation Committee will cancel any outstanding awards that are not vested and nonforfeitable as of the consummation of such Corporate Transaction (unless the Compensation Committee accelerates the vesting of any such awards) and with respect to any vested and nonforfeitable awards, the Compensation Committee shall either (i) allow all grantees to exercise options and SARs within a reasonable period prior to the consummation of the Corporate Transaction and cancel any outstanding options or SARs that remain unexercised upon consummation of the Corporate Transaction and/or (ii) cancel any or all of such outstanding awards (including options and SARs) in exchange for a payment (in cash, or in securities or other property) in an amount equal to the amount that the grantee would have received (net of the exercise price with respect to any options or SARs) if the vested awards were settled or distributed or such vested options and SARs were exercised immediately prior to the consummation of the Corporate Transaction. If an exercise price of the option or SAR exceeds the fair market value of our shares and the option or SAR is not assumed or replaced by the surviving company (or its parent company), such options and SARs will be cancelled without any payment to the grantee. If any other award is not vested immediately prior to the consummation of the Corporate Transaction, such award will be cancelled without any payment to the grantee. Additionally, outstanding time-based awards that are not assumed by the surviving company (or its parent company) or replaced with economically equivalent awards granted by the surviving company (or its parent company) shall vest and become non-forfeitable upon a Change in Control; outstanding time-based awards that are assumed by the surviving company (or its parent company) or replaced with economically equivalent awards granted by the surviving company (or its parent company) shall vest and become non-forfeitable upon the grantee’s retirement, death, disability, or termination without cause, in each case within two years after the Change in Control. Outstanding performance-based awards that are not assumed by the surviving company (or its parent company) or replaced with economically equivalent awards granted by the surviving company (or its parent company) shall be prorated and vest at target; outstanding performance-based awards that are assumed by the surviving company (or its parent company) or replaced with economically equivalent awards granted by the surviving company (or its parent company) shall be converted into time-based awards and will become vested and non-forfeitable upon the grantee’s retirement, death, disability, or termination without cause, in each case within two years after the Change in Control. The foregoing actions are subject to compliance with Section 409A of the Code.

Amendment to, and Termination of, the 2021 Plan

The 2021 Plan may be amended, suspended or terminated by our Board without further shareholder approval, unless such shareholder approval of any such amendment is required by law or regulation or under the rules of any stock exchange or automated quotation system on which our shares of common stock are then listed or quoted. An amendment will be contingent on approval of our shareholders if the amendment would (i) increase the benefits accruing to participants under the 2021 Plan, including without limitation, any amendment to the 2021 Plan or any agreement to permit a repricing or decrease in the exercise price of any outstanding awards, (ii) increase the aggregate number of shares of common stock that may be issued under the 2021 Plan, or (iii) modify the requirements as to eligibility for participation in the 2021 Plan. In addition, subject to the terms of the 2021 Plan, no amendment or termination of the 2021 Plan may materially and adversely affect the right of a grantee under any outstanding award granted under the 2021 Plan without the participant’s consent.

Unless earlier terminated by our Board, the 2021 Plan will terminate when no shares of common stock remain reserved and available for issuance and no other awards remain outstanding or, if earlier, on the tenth anniversary of the adoption of the 2021 Plan by our Board.

Shareholder Rights

No grantee shall have any rights as a shareholder of the Company until such award is settled by the issuance of common stock, other than awards for which certain voting and dividend rights or dividend equivalents may be granted.

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Summary of 2021 Omnibus Incentive Compensation Plan

Transferability

Generally, an award is non-transferable except by will or the laws of descent and distribution, and during the lifetime of the grantee to whom the award is granted, the award may only be exercised by, or payable to, the grantee. However, the Compensation Committee may provide that awards other than ISOs or a corresponding SAR that is related to an ISO may be transferred by a grantee to any permitted transferee (as defined in the 2021 Plan). Any such transfer will be permitted only if (i) the grantee does not receive any consideration for the transfer, (ii) the Compensation Committee expressly approves the transfer and (iii) the transfer is on such terms and conditions as are appropriate for the permitted transferee. The holder of the transferred award will be bound by the same terms and conditions that governed the award during the period that it was held by the grantee, except that such transferee may only transfer the award by will or the laws of descent and distribution.

No Repricing

Notwithstanding any other provision of the 2021 Plan, no option or SAR may be amended to reduce the exercise or grant price nor cancelled in exchange for other options or SARs with a lower exercise or grant price or shares or cash, without shareholder approval.

Compliance with Applicable Law

No award shall be exercisable, vested or payable except in compliance with all applicable federal and state laws and regulations (including, without limitation, tax and securities laws), any listing agreement with any stock exchange to which our Company is a party, and the rules of all domestic stock exchanges on which our Company’s shares may be listed.

No Employment Rights

Awards do not confer upon any individual any right to continue in the employ or service of our Company or any affiliate or subsidiary.

Recoupment of Awards

The 2021 Plan provides that awards granted under the 2021 Plan are subject to any recoupment policy that we may have in place or any obligation that we may have regarding the clawback of “incentive-based compensation” under the Exchange Act or under any applicable rules and regulations promulgated by the SEC or other applicable law or the primary stock exchange on which our shares are listed.

Miscellaneous

Each grantee in the 2021 Plan remains subject to the securities trading policies adopted by our Company from time to time with respect to the exercise of options or SARs or the sale of shares of Company stock acquired pursuant to awards granted under the 2021 Plan. A grantee shall forfeit any and all rights under an award upon notice of termination by the Company or any affiliate for “Cause” as such term is defined in the 2021 Plan. Award agreements shall contain such other terms and conditions as the Compensation Committee may determine in its sole discretion (to the extent not inconsistent the 2021 Plan).

NEW PLAN BENEFITS

The benefits that will be awarded or paid under the 2021 Plan are currently not determinable. The awards granted under the 2021 Plan will depend on the administrator’s actions and the fair market value of shares at various future dates and the administrator has not determined future awards or who might receive them. As a result, it is not possible to determine the benefits that executive officers and other employees and non-employee directors and consultants will receive if the 2021 Plan is approved by the shareholders.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a brief summary of certain of the U.S. federal income tax consequences of certain transactions under the 2021 Plan based on the law in effect as of the date of this Proxy Statement. This summary, which is presented for the

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U.S. Federal Income Tax Consequences

information of shareholders considering how to vote on this proposal, is not intended to be exhaustive. It does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes) or foreign, state, or local tax consequences. Nor does it describe tax consequences based on particular circumstances. Each grantee in the 2021 Plan should refer to the text of the plan set forth in Appendix A and consult with his or her own tax advisor as to specific questions relating to tax consequences of participation in the plan.

Nonqualified Stock Options. The grant of a nonqualified stock option will not be a taxable event. The optionee generally will recognize ordinary income upon exercise of the option, in an amount equal to the excess of the fair market value of the shares received at the time of exercise (including option shares withheld by us to satisfy tax withholding obligations) over the exercise price of the option, and generally the Company will be allowed a deduction in this amount, subject to any limitations under Section 162(m) of the Internal Revenue Code of 1986 (as amended, the “IRC”) or any other tax rule. Upon disposition of the shares received upon exercise, the optionee will recognize long-term or short-term capital gain or loss, depending upon the length of time he or she held such shares. The amount of long-term or short-term capital gain or loss recognized by the optionee upon disposition of the shares will be an amount equal to the difference between the amount realized on the disposition and the optionee’s basis in the shares (which basis is ordinarily the fair market value of the shares on the date the option was exercised).

ISOs. Neither the grant nor the exercise of an ISO will be a taxable event for regular tax purposes, except that the alternative minimum tax may apply to the exercise. The optionee will recognize long-term capital gain or loss on a disposition of shares acquired upon exercise of the option provided the optionee does not dispose of such shares within two years from the date the option was granted or within one year after the shares were transferred to the optionee. For purposes of determining such gain or loss, the optionee’s basis in such shares will, in general, be the exercise price of such option. If the optionee satisfies both of the holding periods described above, then the Company will not be allowed a deduction by reason of the exercise of the option. If the optionee disposes of the shares acquired upon exercise before satisfying both of the holding period requirements discussed above (a “disqualifying disposition”), his or her gain recognized on the disqualifying disposition will be taxed as ordinary income to the extent of the difference between the fair market value of the shares on the date of exercise (or, if less, the amount realized upon the disposition of the shares) and the exercise price of such option, and the Company will generally be entitled to a deduction in this amount, subject to any limitations under Section 162(m) of the IRC or any other tax rule. The gain (if any) in excess of the amount recognized as ordinary income on a disqualifying disposition will be taxed as a long-term or short-term capital gain, depending upon the length of time the recipient held the shares.

SARs. The grant of a SAR will not be a taxable event. The recipient of a SAR generally will recognize ordinary income upon exercise of the SAR, in an amount equal to the excess of the fair market value of the exercised shares at the time of exercise (including shares withheld by us to satisfy tax withholding obligations) over the exercise or base price of the SAR, and generally the Company will be allowed a deduction in this amount, subject to any limitations under Section 162(m) of the IRC or any other tax rule. Upon disposition of any shares received upon exercise, the recipient will recognize long-term or short-term capital gain or loss, depending upon the length of time he or she held such shares. The amount of long-term or short-term capital gain or loss recognized by the recipient upon disposition of the shares will be an amount equal to the difference between the amount realized on the disposition and the recipient’s basis in the shares (which basis is ordinarily the fair market value of the shares on the date the SAR was exercised).

Restricted Shares. The grant of restricted stock will not be a taxable event until the award vests, unless the participant timely files an election under Section 83(b) of the IRC to be taxed at the time of grant. If the recipient makes such an election, he or she will recognize ordinary income equal to the fair market value of the shares at the time of purchase or grant less the amount paid for such shares (if any). Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss, and any dividends paid after the date of grant will be taxed as dividend income. If the recipient does not make an 83(b) election, the recipient will upon vesting recognize ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any), and any dividends that accrue and become vested similarly will be taxed as ordinary wage income. Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss. The Company will generally be allowed a deduction for the compensation income recognized by the recipient, subject to any limitations under Section 162(m) or any other tax rule.

Restricted Stock Units, Deferred Stock, Performance Units and Performance Based Awards. The grant of an award of restricted stock units (including deferred stock, performance-based awards, or performance units) will not be a taxable

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U.S. Federal Income Tax Consequences

event. The recipient of the award generally will recognize ordinary compensation income in an amount equal to the fair market value of the shares of common stock received (or the amount of any cash payment made in lieu of shares or upon the vesting and payment of any dividend equivalents), and generally the Company will be entitled to a deduction in this amount, subject to any limitations under Section 162(m) of the IRC or any other tax rule. A recipient’s basis for determining gain or loss on a subsequent disposition of these shares of common stock will be the amount the recipient must include in income with respect to the shares. Any gain or loss recognized on a disposition of the shares of common stock generally will be short-term or long-term capital gain or loss, depending on the length of time the recipient holds the shares. A recipient who makes a proper election to defer the settlement of restricted stock units will not recognize income with respect to the restricted stock units, and the Company will not be entitled to a corresponding deduction, until the end of the deferral period. At the end of the deferral period, the recipient will recognize ordinary compensation income, and the Company will be entitled to a corresponding deduction, subject to any limitations under Section 162(m) of the IRC or any other tax rule, equal to the fair market value of the shares of common stock issued at that time (or the amount of any cash payment made in lieu of shares or upon the vesting and payment of any dividend equivalents).

Other Stock-Based Awards. In the case of an award of restricted stock units, performance awards, dividend equivalent rights, or other stock-based, the recipient will generally recognize ordinary income in an amount equal to the fair market value of any shares received on the date of payment or delivery, provided that the award is exempt from or complies with Section 409A of the IRC.

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Equity Compensation Plan Information

Because future awards under the 2021 Plan will be granted in the discretion of the Compensation Committee, the type, number of recipients and other terms of such awards cannot be determined at this time. The following table provides information about the common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of June 30, 2021:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(3)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Shareholders
2013 Long-Term Incentive Plan	1,744,380(1)	$21.99	879,660
2002 Long-Term Incentive Plan	29,086(2)	$34.12	—
Equity Compensation Plans Not Approved by Shareholders	—	—	—
TOTAL:	1,773,466	$22.19	879,660

(1)

ScanSource, Inc. 2013 Long-Term Incentive Plan (“2013 Plan”). At June 30, 2021, approximately 879,660 shares remain available for issuance under the 2013 Plan, which allows for grants of ISOs, non-qualified stock options, SARs, performance awards, restricted stock awards, restricted stock units, deferred stock units, dividend equivalent awards and other stock-based awards. Includes restricted stock outstanding, including restricted stock awards, restricted stock units, performance restricted stock awards and performance restricted stock units. Amount includes 537,983 restricted shares outstanding in the form of restricted stock units and performance units.

(2)

ScanSource, Inc. 2002 Long-Term Incentive Plan, as amended. At June 30, 2021, there were no restricted stock units or performance units outstanding under the ScanSource, Inc. 2002 Long-Term Incentive Plan.

(3)	The weighted-average exercise price does not reflect the shares that will be issued upon the payment of outstanding awards of restricted stock, which have no exercise price.

RECOMMENDATION OF BOARD OF DIRECTORS

The Board of Directors unanimously recommends that shareholders vote “FOR” the approval of the ScanSource, Inc. 2021 Omnibus Incentive Compensation Plan.

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PROPOSAL NUMBER 5 - Advisory Vote on Executive Compensation

BACKGROUND OF THE PROPOSAL

As required by Section 14A of the Exchange Act, we are providing our shareholders with the opportunity at the 2022 Annual Meeting to vote on a non-binding advisory resolution, commonly known as a “Say-on-Pay” proposal, approving the compensation of our NEOs. The Company holds this non-binding advisory vote annually. There have been no material changes to our compensation policies this year. This vote is not intended to address any specific item of compensation or the compensation of any specific NEO, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. A discussion of these items is found in the Compensation Discussion and Analysis section of this Proxy Statement.

EXECUTIVE COMPENSATION

The Compensation Committee has overseen the development of a compensation program designed to attract, retain and motivate executives who enable us to achieve our strategic and financial goals. The Compensation Discussion and Analysis and the executive compensation tables regarding NEO compensation, together with the accompanying narrative disclosure, illustrate the trends in compensation and application of our compensation philosophies and practices for the years presented. Highlights of our compensation program include the following:

◾

Variable cash incentives are payable to NEOs to encourage the achievement of various pre-determined performance metrics, business growth opportunities, management goals and profitability of business units, all of which focus our NEOs on performance goals intended to enhance shareholder value.

◾	Awards of long-term equity incentives, in the form of stock options and restricted stock awards, directly align the interests of our NEOs and shareholders.
◾

Linking the personal financial interests of our NEOs to the Company’s long-term performance discourages excessive risk-taking and encourages behavior that supports sustainable shareholder value creation.

◾

The Board’s adoption of policies covering stock ownership and retention, incentive compensation recoupment, and anti-pledging and anti-hedging for executive officers mitigates risk in connection with our executive compensation program.

The Compensation Committee believes that our executive compensation program achieves an appropriate balance between fixed compensation and variable incentive compensation, pays for performance and promotes an alignment between the interests of our NEOs and our shareholders. Accordingly, we are asking our shareholders at the 2022 Annual Meeting to vote “FOR” the non-binding advisory resolution approving the compensation of our NEOs, including in the Compensation Discussion and Analysis, compensation tables and narrative discussion below.

EFFECT OF RESOLUTION

Because your vote is advisory, it will not be binding upon the Company, the Compensation Committee or the Board. However, the Compensation Committee and the Board value the opinions of our shareholders and will take the outcome of the vote into account when considering future executive compensation arrangements.

RECOMMENDATION OF BOARD OF DIRECTORS

The Board of Directors believes that our executive compensation program aligns our NEOs’ compensation with the long-term interests of our shareholders. Our program is guided by the philosophy that total executive compensation should vary based on achievement of goals and objectives, both individual and corporate, and should be focused on long-term strategies to build shareholder value. The Board believes that our philosophy and practices have resulted in executive compensation decisions that are aligned with shareholder interests and that have benefited and will benefit the Company over time.

For the reasons stated above, we recommend a vote “FOR” the following advisory resolution at our 2022 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Proxy Statement for our 2022 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, Named Executive Officer compensation tables and related narrative discussion, is hereby APPROVED.”

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PROPOSAL NUMBER 6 -

Ratification of Appointment of Independent Auditors

The Audit Committee has appointed the firm of Grant Thornton LLP (“Grant Thornton”), an independent registered public accounting firm, as independent auditor to make an examination of our accounts for fiscal 2022, which appointment has been ratified by the Board. See the “Audit Committee Report” below for more information. Shareholder ratification of the selection of Grant Thornton as our independent registered public accounting firm is not required by law but is being presented in the discretion of the Board of Directors. If the shareholders do not ratify this appointment, other independent registered public accounting firms will be considered by the Audit Committee. A representative of Grant Thornton is expected to attend the 2022 Annual Meeting and will have the opportunity to make a statement and be available to respond to appropriate questions.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

As reflected in the table below, we incurred fees in fiscal 2021 and 2020 for services performed by Grant Thornton related to such periods.

	Year Ended June 30, 2021	Year Ended June 30, 2020
Audit Fees	$1,722,195	$1,853,810
Tax Fees	$182,960	$90,300

Total Fees	$1,904,885	$1,944,110

In the above table, in accordance with applicable SEC rules:

◾

“Audit Fees” are fees for professional services for the audit of the consolidated financial statements included in our Form 10-K, the audit of internal control over financial reporting, the review of financial statements included in our Form 10-Qs, and services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements; and

◾	“Tax Fees” are fees for professional services related to foreign tax compliance, tax advice and tax planning.

AUDIT COMMITTEE’S PRE-APPROVAL POLICIES AND PROCEDURES

It is the policy of the Audit Committee to pre-approve all audit and permitted non-audit services proposed to be performed by our independent auditor. All audit and permitted non-audit services performed in fiscal 2021 were pre-approved by the Audit Committee. The process for such pre-approval is typically as follows: Audit Committee pre-approval is sought at one of the Audit Committee’s regularly scheduled meetings following the presentation of information at such meeting detailing the particular services proposed to be performed. The authority to pre-approve non-audit services may be delegated by the Audit Committee, pursuant to guidelines approved by the Audit Committee, to one or more members of the Audit Committee. None of the services described above were approved by the Audit Committee pursuant to the exception provided by the Exchange Act rules.

The Audit Committee has reviewed the non-audit services provided by Grant Thornton and has determined that the provision of such services is compatible with maintaining Grant Thornton’s independence for the period of time during which it has served as our independent auditor.

RECOMMENDATION OF BOARD OF DIRECTORS

The Board of Directors unanimously recommends that shareholders vote “FOR” the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending June 30, 2022.

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Executive Compensation

EXECUTIVE OFFICERS

The following sets forth certain information regarding our current executive officers:

Name	Experience and Qualifications	Age
Michael L. Baur	Michael L. Baur is our Chairman, Chief Executive Officer and President. Mr. Baur has served as our President or CEO since our inception in December 1992, as a director since December 1995, and as Chairman of the Board since February 2019.	64
Matthew S. Dean	Matthew S. Dean joined the Company in January 2018 and serves as Senior Executive Vice President, Chief Legal Officer and Corporate Secretary. Matt is responsible for all legal aspects of the Company, including providing legal counsel to the Board of Directors, CEO, and other global senior leadership. With more than 20 years of corporate legal and strategy experience, Matt previously served as Vice President, General Counsel, and Secretary for Vertiv Inc. (formerly Emerson Network Power), a global manufacturer and provider of equipment and services for data centers from 2011 through 2017.	52
John Eldh	John Eldh joined the Company as Senior Executive Vice President, Chief Revenue Officer in October 2019 and has served as an executive officer since November 2020. Prior to joining the Company, Mr. Eldh served as Senior Vice President of the Global Partner Organization at CA Technologies, a leading provider of application development, management, and security solutions, from September 2014 to November 2018. Prior to that Mr. Eldh served in various leadership capacities at Symantec Corporation, a cybersecurity and identity protection company, from January 2005 to August 2014.	54
Rachel Hayden	Rachel Hayden joined the Company as Senior Executive Vice President, Chief Information Officer in June 2021. Prior to joining the Company, Ms. Hayden served as Chief Information Officer of Just Born, Inc., a family-owned confectionary company, from 2016 to 2021. Prior to that, Ms. Hayden served five years with Berry Global, a manufacturer of innovative packaging and engineered products, in various leadership roles, including Senior Director of IT, Global Business Systems.	45
Stephen T. Jones	Stephen T. Jones has served as our Senior Executive Vice President, Chief Financial Officer since December 2020. Prior to joining the Company, Mr. Jones served as the International Chief Financial Officer of Blackbaud, Inc., a leading cloud software company, from 2016 to 2020. Prior to that, Mr. Jones served in finance and management positions at Lexmark International, an imaging solutions and technologies company, from 2000 until 2016.	50

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Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis outlines our executive compensation program for our NEOs listed below. The CD&A provides information about our compensation objectives and practices for our NEOs and explains how the Compensation Committee of the Board of Directors arrived at the compensation decisions for fiscal 2021.

Name	Title
Michael L. Baur	Chairman, Chief Executive Officer and President
Matthew S. Dean	Senior Executive Vice President, Chief Legal Officer and Corporate Secretary
John Eldh	Senior Executive Vice President and Chief Revenue Officer
Rachel Hayden	Senior Executive Vice President and Chief Information Officer
Stephen T. Jones	Senior Executive Vice President and Chief Financial Officer
Gerald Lyons	Former Senior Executive Vice President and Chief Financial Officer

Executive Summary

2021 Business Highlights

Our talented team of sales, marketing, services and development professionals have continued to make progress on our strategic plan of offering hybrid distribution solutions that allow our channel partners to meet the technology demands of end-user customers. We are enabling our sales partners to accelerate their transformation to the digital world of opportunity. Our hybrid distribution model delivered strong results in fiscal year 2021 as a result of increased sales volumes and decreased costs. For fiscal year 2021, net sales increased 3.4% to $3.2 billion, or a 5.5% year-over-year increase on an organic basis. Fiscal year 2021 GAAP operating income increased to $61.5 million, and non-GAAP operating income increased to $93.1 million, up 18.0% year-over-year. On a GAAP basis, net income for fiscal year 2021 totaled $45.4 million, or $1.78 per diluted share. Non-GAAP net income totaled $69.9 million, or $2.74 per diluted share. For more information on our non-GAAP measures and reconciliations to GAAP measures, see “Non-GAAP Financial Information” beginning on page 31 of our Annual Report on Form 10-K filed on August 24, 2021.

COVID-19 and the pandemic related containment measures have had an impact on our business, suppliers’ businesses and sales partners’ businesses. The negative impacts to net sales from the pandemic, including declines in customer demand and supply chain disruptions, were most pronounced during the fourth quarter of fiscal year 2020, and recovered throughout fiscal year 2021. We have also experienced increased employee related healthcare and prevention costs. While we are unable to predict the ultimate impact that COVID-19 will have on our business, certain technologies have benefited from the widespread adoption of work-from-home, such as unified communication solutions (UCaaS) and other collaboration solutions and associated peripherals, as well as the accelerated shift to digitize and automate processes. In July 2020, we initiated a $30 million expense reduction plan designed to better align the cost structure for our wholesale distribution business with lower sales volumes as a result of the COVID-19 pandemic. The expense reduction plan included salary reductions for our executive team through December 31, 2020 and elimination of cash retainers for the Board through December 31, 2020, along with other cost saving measures. During the fiscal year ended June 30, 2021, we recognized approximately $9.3 million for restructuring and other charges, largely for severance and employee benefits for employees who left the Company as part of this plan.

Fiscal 2021 Pay Mix

The Compensation Committee strives to provide our NEOs with a compensation package that balances short-term and long-term compensation. We believe that our current executive compensation program, consisting of a mix of base salary, retirement contributions, annual performance-based cash incentive awards and both performance-based and service-based grants of equity, (i) provides a predictable and transparent structure for executive compensation, (ii) provides a significant percentage of a NEO’s compensation through variable performance-based vehicles and (iii) attracts, retains and motivates our NEOs.

Our executive compensation program emphasizes performance-based pay. The elements of compensation and the general mix of compensation among the various elements remained largely unchanged from the previous year, except, for fiscal 2021, to update the mix of equity awards to the NEOs to reintroduce stock options in place of performance-based restricted stock. In fiscal 2022, the Compensation Committee determined to reintroduce performance-based

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Compensation Discussion and Analysis

restricted stock into the mix of equity awards. In addition, our fiscal 2021 cash incentive plan was updated to provide for two six-month measurement periods and updated metrics for performance, considering the ongoing uncertainty in the market.

Our financial performance during fiscal 2021 is reflected in the compensation of each of our NEOs for fiscal 2021, particularly with respect to payouts pursuant to our annual cash incentive program. Our cash incentive opportunity is designed so that, if our financial results, as measured by certain non-GAAP operating income and revenue numbers, reflect an increase in the financial performance of the Company, then our executives should realize a greater cash incentive. In addition, individual performance also is taken into account by the Compensation Committee. Awards are also capped at 200% of each executive’s target bonus regardless of our financial performance.

For fiscal year 2021, the cash incentives paid to our CEO increased from fiscal 2020 and fiscal 2019 based on (i) our financial performance and (ii) the Compensation Committee’s pre-established Management Incentive Plan (“MIP”) operating targets for the cash incentive opportunity. The value of the equity awarded to our CEO also increased in fiscal 2021, following a review by the Compensation Committee of realizable value of existing equity awards, a review of the CEO’s compensation against the market and in light of the extraordinary efforts of the CEO during our transformation and period of economic uncertainty. We believe this result is appropriately aligned with the Company’s fiscal 2021 financial performance.

In addition, the total compensation of our CEO generally has increased or decreased during the past five fiscal years as our non-GAAP operating results have increased or decreased. We believe this correlation between the Company’s performance and pay appropriately motivates and rewards our CEO and is beneficial to our shareholders.

In addition, we believe that it is important to link each of our NEO’s compensation and personal financial interests with long-term shareholder value creation. Accordingly, 56% of our CEO’s total compensation, 55% of Mr. Jones’ total compensation, 44% of Mr. Dean’s total compensation, and 49% of Mr. Eldh’s total compensation for fiscal 2021 was in the form of long-term equity incentives. For fiscal 2021, variable performance-based compensation in the form of cash and long-term equity incentives constituted 86% of our CEO’s total compensation, 79% of Mr. Jones’ total compensation, 71% of Mr. Dean’s total compensation, and 83% of Mr. Eldh’s total compensation. (each as reported in the Summary Compensation Table). Ms. Hayden did not join the Company until June 2021.

Greater detail regarding the compensation of our NEOs can be found within the 2021 Summary Compensation Table.

Consideration of Results of Shareholder Advisory Votes in Executive Compensation

The Compensation Committee monitors the results of the “Say-on-Pay” vote and considers those results along with the objectives listed below in determining compensation policies. A substantial majority (82.7%) of our shareholders voting at the 2021 Annual Meeting approved the compensation described in our 2020 proxy statement. The Compensation Committee interpreted this vote result as a strong indication of support for our fiscal 2021 compensation program. We have conducted a variety of shareholder engagement activities this year, including investor conferences and direct meetings with many of our top shareholders. These engagements have focused on deepening the dialogue with our current shareholder base about our business strategy and performance, culture, governance, executive compensation practices, and ESG efforts. Our Lead Independent Director has participated in several of these dialogues, demonstrating accountability with our shareholders and our commitment to strong governance practices. As further discussed in the Shareholder Engagement section on page 8 of this proxy statement, shareholder engagement activities continue to inform our decision-making process.

Fiscal 2022 Pay Mix Changes

As mentioned, in fiscal 2022, the Compensation Committee reintroduced performance-based restricted stock to replace stock options in the pay mix (a 50/50 split of time-vested restricted stock units (RSUs) and performance-based RSUs). These performance-based restricted stock awards included the following changes from the performance-based awards granted in previous years: (i) elimination of a single performance metric, as performance metrics will include non-GAAP earnings per share metric and adjusted return on invested capital (ROIC) as compared to weighted average cost of capital (WACC), (ii) introduce a modifier based on relative total shareholder return, (iii) provide for a three-year performance period and (iv) minimize overlapping performance conditions with our short-term incentives. In addition, for fiscal 2022 awards, the Compensation Committee determined to change the vesting period for time-based restricted stock awards from three years to four years. These changes were designed to more accurately reflect the overall health of the Company and more closely associate executive pay with company performance.

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Compensation Discussion and Analysis

Objectives of the Compensation Program

Our executive compensation program is designed to attract, retain and motivate executives through achieving the following three objectives:

◾	Pay-for-Performance
◾	Align Interests of Executives with Shareholders
◾	Retain Talented Leadership

Pay-for-Performance

The guiding principle of our compensation philosophy is that pay should be linked to performance and that the interests of executives and shareholders should be aligned. Our compensation program is designed to provide significant performance-based compensation through our cash incentive plan, and a large portion of the compensation is in the form of equity awards. As a result, a significant portion of our NEOs’ compensation is directly contingent on our operating results and/or aligned with shareholder interests.

Align Interests of Named Executive Officers and Shareholders

The following compensation policies and practices are designed to align the interests of our NEOs and our shareholders:

ScanSource Does

Require significant stock ownership.	We have adopted minimum ownership guidelines for our CEO. He is required to retain 50% of the net shares resulting from vesting or exercises of equity awards until he owns Company common stock in an amount equal to three times his base salary.

Mandate a claw-back policy tied to a compensation program.	We maintain a “claw-back policy,” which would allow us to recover certain incentive compensation based on financial results in the event those results were restated due at least partially to the recipient’s misconduct.

Seek our shareholders’ input on executive compensation.	We value our shareholders’ input on our executive compensation, and we seek an annual non-binding vote on our executive compensation policies.

Prohibit pledging of our securities by our Named Executive Officers or Board of Directors.	We have a policy that prohibits officers and directors from pledging Company securities in margin accounts or as collateral for a loan.

Prohibit hedging of our securities by our Named Executive Officers or Board of Directors.	We have a policy that prohibits employees (including the NEOs) and directors from trading in options, warrants, puts, calls or similar instruments in connection with our securities, or selling our securities “short.”

Require a “double trigger” for cash severance benefits upon a change in control.	Our employment arrangements with our NEOs provide cash severance only upon a “double trigger.”

Not provide golden parachute tax gross ups or excessive perquisites.	We do not provide excise tax gross-ups for severance benefits received by our NEOs under their employment arrangements. We only provide limited perquisites to our NEOs.

Retain Talented Leadership

We operate in a marketplace characterized by significant competition for talented executives. Our executive compensation program is designed to enable us to attract, motivate, reward and retain the management talent necessary to achieve both long-term and short-term corporate objectives and enhance shareholder value. We also aim to establish executive compensation levels that correlate directly to the NEO’s level of responsibility, with the

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Compensation Discussion and Analysis

compensation of our NEOs being tied both to our performance as a whole and to individual performance. To do this effectively, our philosophy is that our compensation program must provide our NEOs with a total compensation package that is reasonable in relation to our performance, and sufficiently competitive with the packages offered by similarly sized companies within or outside our industry.

Material Elements of Our Compensation Programs

In determining the compensation of our NEOs, the Compensation Committee uses the following specific compensation elements, which it believes support our compensation objectives.

Compensation Objectives
Compensation Element	Description	Reward Performance	Attract and Retain	Align with Shareholders
Base Salary	Fixed level of compensation
Annual Variable Cash Incentive Awards	Performance-based cash incentives reward Company and individual performance
Time-Vesting Restricted Stock or Restricted Stock Units	Long-term equity award, with three-year vesting (four years for awards granted in fiscal 2022)
Performance- and Time-Vesting Restricted Stock or Restricted Stock Units	Rewards Company performance; three-year vesting, in addition to performance criteria
Stock Options	Rewards Company performance above a threshold

Health, Welfare & Retirement Plans	401(k) Savings Plan Employee Stock Purchase Plan Deferred Compensation Plan Executive Severance Plan
CEO Stock Ownership Guidelines, Anti-Hedging Policy, Anti-Pledging Policy and Claw-Back Policy	Compensation risk mitigators

The Compensation Committee determines the amounts of each element and the aggregate compensation for our NEOs without using any specific formula or attempting to satisfy any specific ratio for compensation among our NEOs; however, the differences in the aggregate compensation between our CEO and the other NEOs are intended to reflect the individual responsibilities with respect to their respective positions, experience in the applicable role, experience in our industry, and market compensation data for peer companies. In determining compensation for our NEOs, the Compensation Committee considers the amount of compensation they receive in cash versus equity, along with the status of outstanding equity awards. A portion of certain of our NEOs’ compensation is in the form of stock options, which are valued at the time of grant using the Black-Scholes model, despite that this form of compensation may never result in value for those NEOs. As a result, there can be a significant difference between what is reported as those NEOs’ total compensation for a given year and what they actually receive.

The Compensation Committee views the components of compensation as related, but distinct, and therefore regularly reevaluates the appropriate mix of elements, including the appropriate targets for incentive awards. The Compensation Committee also relies on the independent expertise compiled from the general knowledge, experience and good judgment of its members, both with regard to competitive compensation levels and the relative success that our Company has achieved. The Compensation Committee also retains, and relies on information provided by, compensation consultants.

Base Salary

Base salary generally provides a fixed base level of compensation for our executives for the services they render during the year. The purpose of base salary is to compensate our NEOs in light of their respective roles and responsibilities over time. Base salary is essential to allow us to compete in the employment marketplace for talent and is an important

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Compensation Discussion and Analysis

component of total compensation for the NEOs. It is vital to our goal of recruiting and retaining NEOs with proven abilities. A NEO’s base salary is initially set in accordance with the terms of his or her employment agreement or letter and is reviewed annually. Increases, if any, to base salary are based generally upon a subjective assessment of overall individual performance, market trends and the Company’s performance. In evaluating the Company’s performance in fiscal 2021, the primary consideration was our financial performance for the relevant annual period, with a focus on non-GAAP operating income, technology solutions operating income and Intelisys revenue. In evaluating the Company’s performance in fiscal 2022, the focus will be on Adjusted EBITDA which we believe aligns executive and shareholder interests and which we consider to have a strong correlation with shareholder value creation.

Annual Variable Performance-Based Cash Incentive Awards

Annual variable performance-based cash incentive awards are designed to encourage the achievement of various pre-determined Company financial and operating performance goals. Given the uncertainty surrounding the economic environment at the time, in August 2020 the Compensation Committee adopted two six-month performance periods under the cash incentive plan for fiscal 2021. In addition, the performance metrics were updated to include non-GAAP operating income, technology solutions operating income and Intelisys revenue as the primary measurements of performance for cash incentive awards, because of our belief that each such measurement has a strong correlation with shareholder value. Our management emphasizes these measures in evaluating and monitoring the Company’s financial condition and operating performance. These metrics assist us in comparing our performance over various reporting periods on a consistent basis because they remove from our operating results the impact of items that do not reflect our core operating performance. The Compensation Committee has the discretion to adjust these measurements for extraordinary one-time events, or other items beyond management’s control, and to award cash incentives based on other criteria. In fiscal 2021, no such adjustments or additional awards were made under the performance-based cash incentive program.

Annual Performance-Based and Service-Based Equity Awards

The Compensation Committee annually grants equity to our NEOs, since it believes this element of our compensation program provides our NEOs with the opportunity to develop a significant ownership stake in the Company and directly aligns their interests with the long-term interests of our shareholders. In addition, equity awards serve as a retention vehicle for the NEOs because, if the applicable criteria is met, they typically vest over three years and generally are forfeited if not vested upon termination of employment. In fiscal 2022, the Compensation Committee updated the form of time-based restricted stock units to provide for vesting over four years, increasing the retention value of the award. In November 2020, against the backdrop of our continuing transformation and impact of the COVID-19 pandemic, the Compensation Committee concluded that it would be extraordinarily difficult to accurately gauge and set multi-year performance targets for performance-based equity awards. As such, and to keep the Company focused on operating efficiently and safely, the Compensation Committee approved a change in the mix of equity, replacing performance-based restricted stock unit grants with stock options for fiscal 2021 for our NEOs. The Compensation Committee replaced performance-based restricted stock with stock options, as opposed to other forms or mixes of incentive compensation, because of the long-term nature of options and their direct alignment with share price appreciation. This shift in the mix of equity was intended to apply to fiscal 2021 only and, in fiscal 2022, the Compensation Committee once again eliminated stock options and reintroduced performance-based equity awards into the compensation mix.

In approving long-term equity incentives, the Compensation Committee focuses on our overall performance, the value of the proposed award, the amount and value of awards granted in prior years, and the overall compensation package of the NEO with the ultimate goal of aligning the interests of the executives with our shareholders’ interests and motivating and retaining critical leadership through the use of equity. The Compensation Committee also believes that linking the personal financial interests of our NEOs to our long-term performance discourages excessive risk taking and supports sustainable shareholder value creation.

We have historically granted annual equity awards to the NEOs at the November meeting of the Compensation Committee to align the timing more closely to the annual performance evaluations of those officers. In fiscal 2022, the annual performance of our officers was completed in August and the annual equity award grant date was also moved to that time. The equity award policy provides that the grant date will be the third trading date following the meeting at which the awards are approved, provided that the Company is in an open trading window, and otherwise on the first trading day of the next open window. Equity awards may also be made by the Compensation Committee from time to time to incentivize and reward certain performance and to provide additional retention value. See the “Long-Term Equity Incentives” section of this Compensation Discussion and Analysis for more information.

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Compensation Discussion and Analysis

The Compensation Committee’s policy is to set the exercise price of stock option awards by using the closing price of our stock on the date of the grant. The Compensation Committee also determines the number of shares of a value-based restricted stock unit award by using the closing price of our stock on the grant date.

Process for Determining Named Executive Officer Compensation

Role of the Compensation Committee

The Compensation Committee is responsible for reviewing, approving, and monitoring compensation policies and programs that are consistent with our business strategy and aligned with shareholders’ interests. Specifically, the Compensation Committee is responsible for:

◾	reviewing and approving the corporate goals and objectives relevant to the compensation of the CEO and other NEOs;
◾	negotiating the employment agreement of the CEO;
◾	reviewing and approving any employment letters or contracts and severance plans of all other NEOs;
◾	reviewing and approving annual incentive awards to NEOs; and
◾	reviewing and approving equity-based compensation plans and grants of equity awards under such plans and the Board-approved policies or guidelines applicable to them.

The Compensation Committee meets several times each year to review and approve executive compensation programs and performance and, if necessary, recommend approval to the Board.

Role of Management

The Compensation Committee regularly meets with the CEO to receive reports and recommendations regarding the compensation of our NEOs other than the CEO. In particular, the CEO recommends to the Compensation Committee annual base salaries, annual incentive awards and long-term or performance equity grants for the NEOs other than himself. The Compensation Committee then evaluates each NEO, including the CEO, sets performance criteria for annual cash incentive awards, and makes long-term equity grants, if any. At the beginning of each fiscal year and as necessary throughout the year, MIP targets for certain financial measures are established following consultation with management with consideration for adjustments for one-time expenses or longer-term investments that are planned. As part of its evaluation process, the Compensation Committee considers our performance and consistency, the NEO’s individual performance over the prior year, changes in responsibilities and future potential as well as data available from compensation surveys and compensation consultants. Although the Compensation Committee considers the CEO’s recommendations, the final decisions regarding base salary, annual incentive awards and equity awards of the NEOs are made by the Compensation Committee.

Role of Compensation Consultant

The Compensation Committee has the authority to retain independent compensation consultants to provide counsel and advice. For fiscal 2021, the Compensation Committee retained Pearl Meyer. The Compensation Committee reviewed all factors relevant to the independence of Pearl Meyer, including:

◾	The provision of services to the Company by the consultant other than those requested by the Compensation Committee;
◾	The amount of fees received by the consultant as a percentage of its total revenue;
◾	The policies and procedures adopted by the consultant that are designed to prevent conflicts of interest;
◾	Any business or personal relationship between a consultant and a member of the Compensation Committee;
◾	Any stock of the Company owned by a consultant; and
◾	Any business or personal relationship between a consultant and an executive officer of the Company.

As a result of such evaluation, and a certification from Pearl Meyer regarding its consultant’s independence, the Compensation Committee determined that Pearl Meyer is independent.

The Compensation Committee regularly reviews benchmarking and market surveys in order to ensure that our compensation is competitive with that of our peers. The Compensation Committee also considers analysis and benchmarking by third parties, such as ISS and Equilar, and the different peer groups each firm uses for comparative purposes in order to gain a better understanding of compensation practices and trends in the market.

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Compensation Discussion and Analysis

Our compensation consultants provide the Compensation Committee with general market surveys and other information related to the general market for executive compensation, including best practices and emerging trends. In addition, in fiscal 2021 Pearl Meyer provided information derived from proxy statements from peer companies and from surveys that include publicly traded and privately held technology distributors and other technology industry companies with similar revenues. The peer companies referred to for evaluation of fiscal 2021 compensation included the following:

Anixter International Inc.	Applied Industrial Technologies, Inc.	Benchmark Electronics, Inc.
Diebold Nixdorf, Inc.	ePlus, Inc.	Insight Enterprises, Inc.
Itron, Inc.	PC Connection, Inc.	PCM, Inc.
Plexus Corp.	TTM Technologies, Inc.	WESCO International, Inc.

The Compensation Committee reviewed compensation information from this peer group by comparable executive position and level to better understand the market for other participants in the market for all aspects of compensation. Note that PCM, Inc. was in the historical peer group but was acquired in 2019 and excluded from the fiscal 2021 analysis. Anixter International was also acquired in mid-2020 but was included in the fiscal 2021 analysis. In a review of the applicable data, the Compensation Committee sought to ensure that the overall compensation to our NEOs was competitive and within norms for the industry and other companies of similar characteristics based on the executive’s position, level and job performance.

The Compensation Committee took this evaluation into account in determining all elements of NEO compensation for fiscal 2021, including the fiscal 2021 MIP design and equity awards.

Named Executive Officer Compensation in Fiscal 2021

Base Salary

The initial base salary for each NEO was established in the NEO’s employment agreement or employment letter. All NEO employment arrangements require an annual review of base salary by the Compensation Committee, and annual upward adjustments may be made by the Compensation Committee on a discretionary basis. In deciding whether to increase a NEO’s compensation, the Compensation Committee considers company performance, the consistency of the NEO’s individual performance over the prior year, changes in the NEO’s responsibilities and the NEO’s future potential. The Compensation Committee also considers data available from benchmarking studies obtained from a range of industry and general market sources, as well as information that may be provided by its compensation consultants, including comparisons of peer companies comprised of other participants in the industry and other similar companies based on size and other objective factors.

The Compensation Committee met in August of 2020 to determine Mr. Baur’s, Mr. Dean’s and Mr. Lyons’ base salaries for fiscal 2021. The Compensation Committee did not award any base salary increases to Mr. Baur, Mr. Dean or Mr. Lyons for fiscal 2021. Mr. Jones’ base salary was set in his employment letter at $400,000 and remained the same at the time he was hired and it remained the same when he was named an executive officer in December 2020. Mr. Eldh’s base salary was set at $500,000 at the time he was named an executive officer in November 2020. Ms. Hayden’s base salary was set in her employment letter at $350,000 and it remained the same when she was named an executive officer in June 2021.

Base salaries for Mr. Baur, Mr. Jones, Mr. Dean, Mr. Eldh, Ms. Hayden, and Mr. Lyons for fiscal 2021 were as follows:

Named Executive Officer	Base Salary (standard)
Mr. Baur	$875,000
Mr. Dean	$450,000
Mr. Eldh	$500,000
Ms. Hayden	$350,000
Mr. Jones	$400,000
Mr. Lyons	$367,500	(1)

(1)

This represents Mr. Lyons’ annualized salary as approved by the Compensation Committee. Mr. Lyons left the Company in January 2021 and received severance benefits as set forth in the Company’s Executive Severance Plan and described below.

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Compensation Discussion and Analysis

In light of the impacts of COVID-19, we implemented an expense reduction plan effective July 1, 2020 which included a temporary salary reduction for each NEO serving at such time through December 31, 2020, with a reduction of 25% for the Chairman and Chief Executive Officer, 15% for the Chief Financial Officer in office at such time, and 10% for the Chief Legal Officer.

Annual Performance-Based Cash Incentives

The principal objective of our performance-based cash incentives is to motivate and reward our NEOs for performance in achieving our business objectives based upon annual attainment of certain financial measures. The Compensation Committee created a cash incentive design for the NEOs in fiscal 2013, which we refer to as the Management Incentive Plan (“MIP”). Annual performance-based cash incentives were set based on an analysis of market data and assessing the experience of the respective individual and his or her respective role. The design provides that each NEO’s cash incentive opportunity will be expressed as a percentage of his or her base salary and earned based on non-GAAP operating results as compared to pre-established threshold and stretch goals. These incentives are meticulously designed and sufficiently rigorous to align NEO incentives with our business objectives. For fiscal 2021, Mr. Baur’s and Mr. Eldh’s cash incentive opportunity was 150% of their base salary, Mr. Jones and Mr. Lyons’ cash incentive opportunity was 100% of their base salary, and Mr. Dean’s and Ms. Hayden’s cash incentive opportunity was 60% of his or her base salary. The cash incentive opportunities for Messrs. Baur, Dean and Lyons remained at the same level as fiscal 2020. The cash incentive opportunities for Messrs. Jones, Eldh and Hayden were provided in their employment arrangements at the time of their appointment as an NEO. Each NEO has a variable factor by role or position applied as a percentage against his or her respective base salary.

Given the uncertainty surrounding the economic environment at the time, the Compensation Committee adopted two six-month performance periods under the MIP for fiscal 2021. The performance metrics for the first six-month period were set in August 2020 and include non-GAAP operating income (“SCSC OI”), technology solutions operating income (“Tech OI”) and Intelisys revenue (“Agency Revenue”). Tech OI represents non-GAAP operating income for all of our businesses, excluding the Intelisys business where we used Intelisys revenue for the MIP performance target. In January 2021, the Compensation Committee set updated targets for those same performance metrics for the second six-month period, including to remove revenues from a small, non-material part of the business in the calculation of the Intelisys revenue in the second half of the fiscal year. Each performance metric is adopted with certain adjustments to align management’s performance on focused strategic objectives. Individual performance results are also factored into the cash incentive opportunity. The Compensation Committee determined to make individual performance a specific metric (rather than a discretionary portion of the bonus) to drive individual performance and to create a stronger tie between the Company’s overall strategy with the compensation program as those individual goals are defined in a way to support the Company’s strategy. The maximum incentive award for any NEO is 200% of his or her target bonus.

For fiscal 2021, the Compensation Committee established MIP performance targets as set forth below. The payouts of the awards depend on our results in comparison to these targets, weighted as follows: SCSC OI, 30%; Tech OI, 25%; Agency Revenue, 25%; and individual performance, 20%. If performance of any measure does not meet the applicable threshold for that measure, no award will be earned for that measure. If the performance of a measure reaches the applicable threshold, the award earned for that measure will be 50% of the target. The award earned for results between the threshold and the maximum of 200% of the target is calculated using straight-line interpolation. Management uses them as measures to evaluate Company performance. The targets chosen were based on previous results and management’s expectations of future results and were set at a level that would only be achievable if the Company made improvements over previous and expected results.

First Half Fiscal 2021 MIP Performance Targets

Standard	SCSC OI	Tech OI	Agency Revenue*	Individual Performance	Funding % of Target
Threshold	$27.4	$16.2	$30.9		50%
Target	$32.2	$19.0	$33.4	100%	100%
Maximum	$35.4	$20.9	$35.9		200%
Actual Results	$39.6	$26.0	$33.5	100%	155.6%
Weights	30%	25%	25%	20%	100%

*	The first half fiscal year 2021 for Agency Revenue includes revenues for the RPM business, which totaled approximately $2 million.

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Compensation Discussion and Analysis

Second Half Fiscal 2021 MIP Performance Targets

Standard	SCSC OI	Tech OI	Agency Revenue	Individual Performance	Funding % of Target
Threshold	$35.7	$23.9	$30.9		50%
Target	$42.0	$28.1	$33.4	100%	100%
Maximum	$46.2	$30.9	$35.9		200%
Actual Results	$53.5	$39.4	$33.2	100%	154.2%
Weights	30%	25%	25%	20%	100%

Full Year Fiscal 2021 MIP Performance Targets

Standard	SCSC OI	Tech OI	Agency Revenue	Individual Performance	Funding % of Target
Threshold	$63.10	$40.10	$61.80		50%
Target	$74.20	$47.10	$66.80	100%	100%
Maximum	$81.60	$51.80	$71.80		200%
Actual Results	$93.10	$65.40	$66.70	100%	154.9%
Weights	30%	25%	25%	20%	100%

The individual performance was measured against annual goals set by the Compensation Committee for each of the NEOs relating to cost savings, execution of our strategic plan, planned divestitures, strategic partnerships, internal professional development and departmental improvements.

In determining the achievement of the individual performance metric, the Compensation Committee considered the individual’s performance against the following goals during fiscal 2021 for each NEO:

Mr. Baur

◾	Achievement of $30 million in cost savings
◾	Management succession planning

Mr. Jones

◾	Achievement of $30 million in cost savings
◾	Finance and accounting department optimization

Mr. Dean

◾	Achievement of $30 million in cost savings
◾	Company long-term strategic planning and implementation

Mr. Eldh

◾	Top strategic VAR and partner outreach and presentations
◾	Executive coaching program

The Compensation Committee determined that each of the NEOs achieved their individual performance goals at 100% of Target. Through the achievement of the goals listed above, each NEO has helped contribute toward our attainment of our business objectives and advanced our growth strategy.

The Compensation Committee has the discretion to adjust the performance measurements for extraordinary one-time events, or other items beyond management’s control, and to award cash incentives based on other criteria. For fiscal 2021, the Compensation Committee elected not to make any discretionary modifications to the awards payable under the MIP. As a result of the SCSC OI, Tech OI and Agency Revenue results and individual performance for fiscal 2021, the cash incentive award earned by the NEOs under the MIP in fiscal 2021 was 154.9% of the target, as compared to 12.91% in fiscal 2020 and 28% in fiscal 2019.

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Compensation Discussion and Analysis

The specific calculations, targets and cash awards for each NEO under the MIP for fiscal 2021 are detailed below.

Named Executive Officer	Base Pay	Variable Factor	Bonus Target	Bonus Maximum	% of Bonus Target	Amount of Cash Incentive
Mr. Baur	$875,000	150%	$1,312,500	$2,625,000	154.9%	$2,033,063
Mr. Dean	$450,000	60%	$270,000	$540,000	154.9%	$418,230
Mr. Eldh	$500,000	150%	$750,000	$1,000,000	154.9%	$1,161,750
Ms. Hayden(1)	$350,000	60%	$210,000	$420,000	154.9%	$27,107
Mr. Jones(1)	$400,000	100%	$400,000	$800,000	154.9%	$360,500
Mr. Lyons(1)	$367,500	70%	$257,250	$540,000	154.9%	$233,712

(1)	Mr. Jones’ award was pro-rated for seven months of service, Ms. Hayden’s award was pro-rated for one month of service and Mr. Lyons’ award was pro-rated for seven months of service.

In August 2020, Mr. Dean was awarded a bonus of $170,000 in recognition of Mr. Dean’s taking on additional duties, including oversight of the corporate development and strategy group, the software development group, and the divestment of our products distribution operations in Latin America, outside of Brazil, and in Europe and the UK. The award to Mr. Dean was made in the sole discretion of the Compensation Committee and was not a discretionary modification to the awards payable under the MIP.

Ms. Hayden’s employment arrangement provided that she would be paid a hiring bonus of $200,000 to offset the bonus she left behind at her previous employment. Based on her employment letter, if she voluntarily terminates her employment with us within one year of hire, she will be required to repay the bonus. $100,000 of this bonus was paid in June 2021 and the other $100,000 was paid in September 2021.

Long-Term Equity Incentives

GENERAL OVERVIEW

Equity awards are a significant component of our NEO compensation. We grant equity awards, typically in the form of restricted stock awards and/or restricted stock units and performance-based restricted stock units or awards. In fiscal 2021, the Compensation Committee determined to replace performance-based restricted stock units with stock options in the mix of equity awards. In fiscal 2022, the Compensation Committee determined to resume awarding performance-based restricted stock and eliminate stock options. We maintain a formal Equity Award Grant Policy, whereby equity awards to employees are made by, or with the oversight of, the Compensation Committee or the Board. Under the policy, the Compensation Committee must approve any equity awards to the NEOs. Under the policy, our Principal Accounting Officer and the Senior Executive Vice President of Worldwide Human Resources oversee the documentation of, and accounting for, equity award grants.

The Compensation Committee grants annual service-based equity awards to employees based on merit, which vest over a three-year period in the majority of instances, provided that the grantee remains employed with the Company through each vesting date. In fiscal 2022, the Compensation Committee determined to update the forms of time-based restricted stock unit awards to provide for a four-year vesting period. The grant date for annual equity awards provides that the grant date will be the third trading date following the meeting at which the awards are approved, provided that the Company is in an open trading window, and otherwise on the first trading day of the next open window. In addition, vesting of such awards accelerates on a change in control followed by termination in certain instances or upon death, disability or termination due to retirement. In certain circumstances, the vesting term may be reduced due to termination of employment, death or disability of a participant.

In addition to the annual service-based equity awards discussed above, the Compensation Committee also historically granted to certain employees, including our NEOs, performance-based restricted stock awards and/or restricted stock units that contain both performance and service vesting conditions over a multi-year period. For fiscal 2021, the performance-based restricted stock units were replaced with stock options. In fiscal 2022, the Compensation Committee determined that it was appropriate to reintroduce performance-based restricted stock.

The Compensation Committee may also make special grants of equity awards during the year in the case of the hiring or promotion of certain eligible persons, or in other situations not involving annual grants. The grant date for non-annual

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Compensation Discussion and Analysis

grants approved by the Compensation Committee on or before the 15th day of the second month of the quarter will be the first day of the third month of such quarter. For non-annual grants approved after the 15th day of the second month of the quarter, the grant date will be the first day of the third month of the following quarter. In any event, all equity awards must be made during an open trading window.

The number of shares subject to equity awards granted by the Compensation Committee to NEOs in a given year is based on, among other things, overall Company performance, the number of shares available for awards under the 2013 Plan or successor plan, the value of the proposed award, the amount and realizable value of equity awards awarded in prior years, total compensation and consideration of the competitive market practice for the respective position level and experience, with the ultimate objective of motivating, rewarding and retaining NEOs while maintaining efficient use of equity and preserving shareholder value.

VESTING OF FISCAL 2020 PERFORMANCE-BASED EQUITY AWARDS

Certain of our NEOs were granted performance-based restricted stock units in fiscal 2020, which had a performance period that ended in fiscal 2021. The performance-based restricted stock units had a performance cycle of one year ending on December 31, 2020. Vesting of the performance-based awards was subject to attainment of certain performance goals over calendar year 2020 in order for the awards to be earned in full, and other terms and conditions established by the Compensation Committee (including discretion of the Compensation Committee as to the extent, if any, to which the award is earned). The performance goal set for these awards was a 6% annual growth rate for non-GAAP operating income (“non-GAAP OI”). In addition to the requirement that this performance goal is met, the grantee must have been employed by the Company from the grant date until December 31, 2023 in order to receive the shares underlying the awards.

The non-GAAP OI for calendar 2019 was $117.549 million. Accordingly, factoring in 6% growth in non-GAAP OI, the performance target was as follows:

Calendar Year	Target (prior year x 1.06)
2020	$117.549 x 1.06 - $124.60 million

This yields the following in terms of potential shares earned:

	Achieved Non-GAAP OI	Shares Earned
Threshold (90%)	$112.14 million	50%
Target	$124.60 million	100%
Maximum (110%)	$137.06 million	150%

Non-GAAP OI for calendar year 2020 was $(78.9) million. Therefore, no performance shares were earned, as follows: Mr. Baur — Target performance shares: 31, 915, Shares earned: 0; Mr. Dean — Target performance shares: 6,028, Shares earned: 0; and Mr. Lyons — Target performance shares: 4,256, Shares earned: 0.

Fiscal 2021 Equity Awards

In November 2020, against the backdrop of our continuing transformation and impact of the COVID-19 pandemic, the Compensation Committee concluded that it would be extraordinarily difficult to accurately gauge and set multi-year performance targets for performance-based equity awards. As such, and to keep the Company focused on operating efficiently and safely, the Compensation Committee approved a change in the mix of equity, replacing performance-based restricted stock unit grants with stock options for the NEOs in service at such time for fiscal 2021. The Compensation Committee determined to replace performance-based restricted stock with stock options, as opposed to other forms of incentive compensation, because of the long-term nature of options and their direct alignment with share price appreciation. This shift in the mix of equity was intended to apply to fiscal 2021 only, and in fiscal 2022 the Compensation Committee reintroduced the use of performance-based restricted stock and eliminated stock options for the fiscal year.

The annual grant of long-term equity incentives was awarded to our NEOs in mid-November 2020. In addition, later in November 2020 the Compensation Committee approved an additional grant of stock options to each of Mr. Baur and Mr. Dean. This additional grant was awarded after a review of the NEOs’ realizable equity value and the market

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Compensation Discussion and Analysis

compensation levels for our peer companies, along with consideration of the efforts of the NEOs during the pandemic and our ongoing transformation. These grants demonstrate our focus on remaining strategically competitive with market compensation levels of peer companies. The combination of these grants reflect a year-over-year increase in the value of the annual equity awards granted to Mr. Baur of $1 million and Mr. Dean of $200,000, in the form of stock options.

Each of the following equity awards generally vests and, if applicable, becomes exercisable in one-third increments on the anniversary of the grant date over three years, subject to the continued employment of the NEO on the applicable vesting date. The exercise price of all stock options granted by the Compensation Committee, including grants by our CEO pursuant to delegated authority, cannot be less than 100% of the fair market value (as determined under the applicable stock plan) of the common stock on the date of the grant. Stock options are subject to a ten-year term.

The long-term equity incentives awarded to our NEOs in fiscal 2021 are set forth below:

Named Executive Officer	Form of Equity Incentive Award	Amount of Shares Subject to Award

Mr. Baur	Time-Based Restricted Stock Units Stock Options	51,136 252,920

Mr. Dean	Time-Based Restricted Stock Units Stock Options	9,659 49,096

Mr. Eldh	Time-Based Restricted Stock Units Stock Options	34,091 89,266

Mr. Jones	Time-Based Restricted Stock Units Stock Options	27,482 —

Ms. Hayden joined the Company in June 2021 and did not receive any long-term equity incentive awards in fiscal 2021. Ms. Hayden’s employment arrangement provides for a one-time new hire grant of restricted stock units with a value of $275,000 which was granted in September 2021.

Other Important Compensation Policies Affecting the Named Executive Officers

Claw-Back Policy

If a NEO receives an award under our equity or cash incentive plans based on financial statements that subsequently are restated in a way that would decrease the amount of the award to which such NEO was entitled and the restatement is based in whole or in part on the misconduct of the NEO, then the NEO will be required to refund the Company the difference between what they received and what they should have received. In addition, this policy requires the recoupment of any compensation to the extent mandated by all applicable laws, rules, and regulations. The Compensation Committee monitors laws, rules and regulations on claw-back policies and will amend this policy as required to comply with any new claw-back rules or regulations.

Stock Ownership Requirements

The Compensation Committee has adopted minimum ownership requirements for Company stock for the CEO, as well as for the independent directors of the Board. The ownership target for the CEO has been established as three times his annual base compensation. Our CEO is expected to utilize grants under equity compensation plans to maintain the levels of ownership required by the policy. The policy also incorporates an equity retention requirement by requiring him to retain 50% of the net shares resulting from the vesting or exercise of certain awards to obtain the required ownership under the policy. The independent directors of our Board have an ownership target of five times their $85,000 annual board cash retainer in Company securities.

As of June 30, 2021, our CEO and all other members of our Board were in compliance with our stock ownership guidelines.

Anti-Hedging and Anti-Pledging Policy

Our NEOs and directors are prohibited from holding Company securities in margin accounts or pledging Company securities as collateral for a loan. All NEOs and directors are in compliance with this policy. Our NEOs and directors also are prohibited from hedging transactions.

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Compensation Discussion and Analysis

Perquisites

We provide only limited perquisites to our NEOs, including the availability of a voluntary comprehensive physical examination once every fiscal year. The physical examinations help ensure our NEOs’ continued health and ability to render services to the Company. The physicals are provided to encourage senior leaders of the Company to set the example for living positively and active healthy living. We do not provide any other material perquisites to our NEOs.

Health and Insurance Plans

Our NEOs are entitled to participate in our health, vision, dental, paid time off, life, disability and employee stock purchase plans to the same degree that our other employees are entitled to participate. In addition, our NEOs participate in a supplemental long-term disability plan and each receives term life insurance in the amount of $1,000,000 (subject to underwriting) and $500,000 (subject to limited underwriting).

Deferred Compensation Plan

We maintain a deferred compensation plan pursuant to which NEOs may defer a portion of their annual compensation. These deferrals are matched to the extent specified in each NEO’s employment agreement or letter, and such contributions vest over a five-year period. Participants invest their deferrals and Company matching contributions among various funds designated by the plan administrator (and currently may not be invested in our common stock). Participants become fully-vested in any employer contributions as long as they are continuously employed until their death, total disability, reaching the date in which the sum of age and years of service equals or exceeds 65, or the occurrence of a change in control. We maintain the deferred compensation plan to provide a competitive benefit and to facilitate adequate savings for retirement on a tax efficient basis for our NEOs.

Retirement Benefits

The NEOs are eligible to participate in our 401(k) Plan, which is a Company-wide, tax-qualified retirement plan. The intent of this plan is to provide all employees with a tax-advantaged savings opportunity for retirement. We sponsor this plan to help employees at all levels save and accumulate assets for use during their retirement. Eligible pay under this plan is capped at Internal Revenue Code annual limits. We provide a match up to a total of $800 per year per employee plus an annual discretionary profit-sharing contribution. These Company contributions vest over a five-year period. For fiscal 2021, our NEOs did not receive a discretionary profit-sharing contribution.

Employee Stock Purchase Plan

Eligible employees may participate in our Employee Stock Purchase Plan (“ESPP”), which is a Company-wide employee stock purchase plan. The intent of the ESPP is to assist our employees in acquiring a stock ownership interest in the Company.

Employment Agreements and Employment Letters

We have determined that our Company’s and our shareholders’ interests are best served by entering into (i) an employment agreement with our CEO and (ii) employment letters with an accompanying severance plan with our other NEOs. Such agreements, letters and plans are the result of arms’ length negotiations between the Compensation Committee, the Company, the CEO and other NEOs, and all are approved by the Compensation Committee. We believe that these employment arrangements benefit us and our shareholders by permitting us to attract and retain NEOs with demonstrated leadership abilities and to secure their services over an extended period of time. In addition, the employment arrangements align executive interests with the long-term interests of the Company and serve our recruitment and retention goals by providing executive officers with security based on the knowledge of how they will be compensated over the course of their employment, while at the same time providing the Company with significant protections regarding non-competition, non-solicitation of business and employees, and confidential business information.

On June 15, 2017, we entered into a three-year employment agreement, effective July 1, 2017, with Mr. Baur. Mr. Baur’s employment agreement provides for:

◾	a base salary of $875,000 per year;
◾

an annual target variable compensation opportunity of 150% of his base salary (with a maximum opportunity of 200% of target) based upon performance and the attainment of performance goals set by the Compensation Committee;

◾	consideration for inclusion in our annual equity grant program at a grant level opportunity of $2,250,000;

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Compensation Discussion and Analysis

◾

the opportunity to participate in our Nonqualified Deferred Compensation Plan by deferring up to 50% of base salary and/or up to 100% of annual variable compensation, with a match of 50% of deferred amounts to be made by the Company, up to a maximum of $200,000 per year; and

◾	automatic one-year renewals unless 180 days’ prior notice of non-renewal is given to the other party following the initial term.

In addition, we will make additional payments to Mr. Baur’s deferred compensation account to cover the cost of future premiums for “access only” continuation coverage under our medical and dental plan following termination of employment until Mr. Baur attains age 65 and to cover the cost of coverage for years after age 65 assuming Mr. Baur is enrolled in Medicare Parts A, B and D, obtains a Medicare supplemental policy until age 80, and pays the full cost for such coverage.

Under Mr. Baur’s employment agreement, variable cash incentive opportunities will continue to be based upon the performance and attainment of performance goals to be established annually by the Compensation Committee, subject to maximum amounts that may be earned. Mr. Baur’s annual equity award opportunity is subject to the Compensation Committee’s discretion and the terms of our equity plan and related equity award agreements.

Mr. Baur’s employment agreement also provides for severance payments to Mr. Baur upon certain events, as further described in the “Severance Plan” section below.

On November 16, 2020, we entered into an employment letter with Mr. Jones in connection with his appointment as our Senior Executive Vice President and Chief Financial Officer, effective December 14, 2020. Under the employment letter, Mr. Jones will be paid an annual base salary and be eligible to participate in the variable cash compensation incentive program. He also will receive other benefits, including relocation benefits of $75,000, change-in-control payments as a participant in the Severance Plan described below, and is eligible for participation in our other long-term incentive programs and our Nonqualified Deferred Compensation Plan.

On January 11, 2018, we entered into an employment letter with Mr. Dean in connection with his appointment as our Vice President and General Counsel, effective January 12, 2018. Under the employment letter, Mr. Dean will be paid an annual base salary and be eligible to participate in the variable cash compensation incentive program. He also will receive other benefits, including relocation benefits and change-in-control payments as a participant in the Severance Plan described below, and is eligible for participation in our other long-term incentive programs and our Nonqualified Deferred Compensation Plan.

On September 27, 2019, we entered into an employment letter with Mr. Eldh in connection with his appointment as our Senior Executive Vice President and Chief Revenue Officer, effective October 1, 2019. Under the employment letter, Mr. Eldh will be paid an annual base salary and be eligible to participate in the variable cash compensation incentive program. He also will receive other benefits, including relocation benefits, change-in-control payments as a participant in a Severance Plan described below, and is eligible for participation in our other long-term incentive programs and our Nonqualified Deferred Compensation Plan.

On May 6, 2021, we entered into an employment letter with Ms. Hayden in connection with her appointment as our Senior Executive Vice President and Chief Information Officer, effective June 7, 2021. Under the employment letter, Ms. Hayden will be paid an annual base salary and be eligible to participate in the variable cash compensation incentive program. She also will receive other benefits, including relocation benefits of $100,000, change-in-control payments as a participant in a Severance Plan described below, and is eligible for participation in our other long-term incentive programs and our Nonqualified Deferred Compensation Plan.

See the “Employment Arrangements and Potential Payments upon Certain Events” section for more information on Mr. Baur’s, Mr. Jones’, Mr. Dean’s, Mr. Eldh’s, and Ms. Hayden’s employment arrangements that were in effect during fiscal 2021.

Severance Plan

We have established a severance plan to provide severance and other benefits to certain executives selected by the Compensation Committee to participate in the severance plan. The Company’s severance plan is uniform for the current

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Compensation Discussion and Analysis

executives selected by the Compensation Committee to participate at their respective levels, excepting Mr. Eldh, whose has several provisions that are individually tailored, as described below. We refer to the Company severance plan and Mr. Eldh’s severance plan collectively as the “Severance Plan.”

The employment arrangements with our NEOs and the Severance Plan provide that, if the employment of any participant in the Severance Plan is terminated by the Company without cause, or if the Executive resigns for good reason, we will be required to pay or provide the executive’s base salary earned through the date of termination. In addition, we will also be required to pay to the executive in such instances any other amounts or benefits the executive is eligible to receive under any Company plan, program, policy, practice, contract or agreement in accordance with their terms. In such instances, we will also be required to provide severance benefits to the executive, subject to the executive’s execution of a release, consisting of compensation equal to the average annual base salary and variable compensation earned by the executive, including any amounts earned but deferred, in the last three fiscal years completed prior to the termination (the “Average Compensation Amount”), multiplied by a severance multiple, less withholdings. In the case of Mr. Baur, the severance multiple is equal to 2.5, in the case of Mr. Jones, Mr. Dean, Mr. Eldh, Ms. Hayden, and Mr. Lyons the severance multiple is 1.5, and in the case of any other executive participating in the Severance Plan, the severance multiple will be set forth in a participation agreement between the Company and such executive (a “Participation Agreement”), but such multiple may not exceed 2.5. In the event the termination occurs within 12 months after or prior to and in contemplation of certain change in control events, Mr. Baur will receive three times his Average Compensation Amount, Mr. Jones, Mr. Dean, Mr. Eldh, and Ms. Hayden will receive two times their respective Average Compensation Amount and, in the case of any other executive participating in the Severance Plan, such executive will receive his or her Average Compensation Amount multiplied by his or her change in control multiple, as set forth in a Participation Agreement. In addition, in the event that the executive’s employment is terminated by us without cause, or if the executive resigns for good reason, the executive will be entitled to receive a bonus equal to the pro-rata portion of the then current fiscal year annual variable compensation that otherwise would be payable to the executive based on actual performance. For a period of up to twenty-four months (or in the case of Mr. Eldh, for up to eighteen months) following the date of such a termination (or in the case of Mr. Baur, until he attains 65 years of age), the executives shall be entitled to participate in our medical and dental plans, with the executive paying the full premium charged for such coverage subject to the terms of the employment agreement, the employment letter, and/or the Severance Plan, as applicable.

If the executive’s employment is terminated for cause or if the executive voluntarily terminates his or her employment during the term of the agreement, other than for good reason, we will only be obligated to provide any accrued amounts payable on the executive’s annual base salary or any other amounts not previously paid, but earned, by the executive through the date of termination, and benefits under other plans in accordance with their terms. If the executive dies, becomes disabled, or retires during the term of the employment agreement, the employment letter, and/or the Severance Plan, as applicable, we will only be obligated to provide any accrued amounts payable on the executive’s annual base salary or any other amounts not previously paid, but earned, by the executive as of the date of termination, a bonus equal to the pro-rata portion of the then current fiscal year annual variable compensation that would otherwise be payable to the executive based on actual performance, and benefits under other plans in accordance with their terms.

If we do not renew the employment agreement, or enter into a new employment agreement with the same or similar terms after the end of the employment period, and Mr. Baur remains an employee of the Company in any capacity, Mr. Baur’s employment will be on an at-will basis, and Mr. Baur generally will be eligible to receive the same severance benefits set forth in the employment agreement.

In addition, each employment agreement, employment letter, and/or Severance Plan, as applicable, requires the executive not to, during the term of his or her employment and for a period of two years (or in the case of Mr. Eldh, for a period of 18 months) following the termination of such executive’s employment: (a) compete with the Company; (b) solicit certain customers or suppliers and certain prospective customers or suppliers of the Company; or (c) solicit employees to leave the Company. Each of the employment agreement, the employment letter, and/or the Severance Plan, as applicable, also requires the executive not to use or disclose our confidential information or trade secrets during the term of his or her employment and for a period of five years thereafter or for so long as the trade secrets remain protected. In addition, the Company and each executive agree not to disparage each other during the term of employment or for a period of five years thereafter. If an executive breaches or threatens to breach such restrictions on

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Compensation Discussion and Analysis

conduct, we may immediately cease any severance benefits or refuse such payment and shall be entitled to recover from any such executive any amounts previously paid as a severance benefit.

Post-Termination Restrictions and Compensation

The Compensation Committee believes that our NEOs should be provided with reasonable severance benefits in the event a NEO is terminated under certain circumstances. Severance benefits for NEOs reflect the fact that the NEO may not be able to find reasonably comparable employment within a reasonable period of time following a termination. In addition, the Compensation Committee believes that certain post-termination benefits such as change in control payments will allow the NEOs to focus their time on potential transactions that may be beneficial to the Company, rather than have concern for their own employment prospects following a change in control. Severance benefits are provided under our employment agreements, employment letters and/or the Severance Plan, as applicable.

NON-COMPETE AND NON-SOLICITATION AGREEMENTS

Our NEOs are obligated pursuant to their employment agreements, employment letters, and/or the Severance Plan, as applicable, not to compete with the Company for a period of two years (or in the case of Mr. Eldh, for a period of 18 months) following their termination of employment with the Company. These agreements also restrict the NEOs’ disclosure and use of confidential information to which they were exposed during their employment. In addition, the agreements provide for restrictions on the solicitation of suppliers, customers and employees of the Company for a period of twenty-four months (or in the case of Mr. Eldh, for a period of eighteen months) following termination of employment.

SEVERANCE AND CHANGE IN CONTROL BENEFITS

In the event of a termination of employment by the Company other than for cause, death, disability, retirement, the expiration of the employment agreement (in the case of Mr. Baur), or by a NEO for good reason, the NEO will be entitled to a severance payment, provided that the NEO is in, and remains in, compliance with the non-competition, confidentiality, non-solicitation and related covenants provided in his or her employment agreement or the Severance Plan. The amount of a severance payment varies based upon the NEO’s historic compensation amounts, up to two and a half times the Chief Executive Officer’s and one and one-half times the other NEO’s average annual base salary and variable compensation over the last three fiscal years prior to a termination. These potential payments are discussed in more detail under the caption “Employment Arrangements and Potential Payments Upon Certain Events” below.

Our NEOs’ employment agreements, employment letters, and/or the Severance Plan, as applicable, provide for severance in the event of certain termination in connection with a change of control. Such severance payments will be made only if a “double trigger” is met. That is, both a change in control and a termination of employment are required. This is discussed in more detail under the caption “Employment Arrangements and Potential Payments Upon Certain Events” below. The Compensation Committee believes this benefit is required to offer competitive benefits to attract and retain highly qualified executives.

Additional Compensation Matters

Risk Assessment of Compensation Policies and Practices

We have assessed our compensation programs for all employees and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. We believe that our compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation, and risks and rewards. During fiscal 2021, the Compensation Committee reviewed our compensation policies and practices for all employees, including our NEOs, particularly as they relate to risk management practices and risk-taking incentives. As part of its review, the Compensation Committee discussed with management the ways in which risk is effectively managed or mitigated as it relates to our compensation programs and policies.

Based on this review, the Compensation Committee believes that our compensation programs do not encourage excessive risk but instead encourage behaviors that support sustainable value creation. The following features of our executive incentive compensation program illustrate this point.

◾

Our compensation program design provides a balanced mix of cash and equity and annual and long-term incentives that are designed to encourage strategies and actions that are in the Company’s and our shareholders’ long-term best

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interests. Equity awards such as stock options, service and performance-based restricted stock awards and restricted stock units reinforce our long-term performance perspective.
◾	Our performance goals and objectives generally reflect a mix of corporate and other performance measures designed to promote progress towards both our annual and longer-term goals.
◾

A significant component of each of our NEOs’ total direct compensation consists of long-term, equity-based incentive awards that are designed to encourage these NEOs to focus on sustained stock price appreciation.

◾

Equity awards typically have vesting schedules of three years and, in some cases, have performance-based vesting components as well; thus, NEOs typically will always have unvested awards that could decrease significantly in value if our business is not well-managed for the long term.

◾	Equity incentive awards are granted periodically, typically annually, during open window periods and under an established equity grant program.
◾

The Compensation Committee believes that our overall compensation of our NEOs is at reasonable and sustainable levels, as determined by a review of historical analysis and a review of our economic positions and prospects, as well as the compensation offered by comparable companies.

◾	The Compensation Committee retains discretion to reduce compensation based on corporate and individual performance and other factors.
◾	Equity awards are subject to annual limitations on the number of shares that may be awarded during any year. The typical Company compensation structure has a threshold and maximum for cash bonuses.
◾

The target levels under our annual cash bonus program are designed to be set at a level where achieving the target incentive compensation levels is not guaranteed and the achievement of such levels is rewarding to both the NEO and the shareholders.

◾	NEO base salaries are consistent with the NEOs’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security.
◾	Our internal reporting system ensures a consistent and ongoing assessment of financial results used to determine payouts.
◾

Our stock ownership policy sets out a minimum level of Company share ownership for our CEO so that he has personal wealth tied to the long-term success of Company and is therefore aligned with shareholders and imposes an equity retention requirement to facilitate attaining such levels of ownership.

◾

We maintain a “claw-back policy,” which requires the reimbursement to the Company of any incentive compensation to executive and certain other officers, the payment of which was predicated upon the achievement of financial results that were subsequently the subject of a restatement caused by the recipient’s fraud or misconduct, or otherwise is required under applicable laws, rules, and regulations.

◾	NEOs must obtain permission from the Legal Department before the purchase or sale of any shares, even during an open trading period.

Based on a combination of the above, we believe that (i) our NEOs and other employees are encouraged to manage the Company in a prudent manner because our compensation programs are aligned with our business strategy and risk profile, and (ii) our incentive programs are not designed to encourage our NEOs or other employees to take excessive risks or risks that are inconsistent with the Company’s and shareholders’ best interests. In addition, we have in place various controls and management processes that help mitigate the potential for incentive compensation plans to have a material adverse effect on the Company.

Impact of Accounting and Tax Treatment of Compensation

Section 162(m) of the Code generally sets a limit of $1 million on the amount of compensation that we may deduct for federal income tax purposes in any given year with respect to the compensation of each of our NEOs. For years beginning prior to January 1, 2018, the $1 million limitation did not apply to qualified performance-based compensation that satisfied certain requirements, including, among others, approval of the material terms of the plan by our shareholders. Effective for the years beginning on or after January 1, 2018, there is no exception for qualified performance-based compensation from the Section 162(m) limitation, although a transition rule applies in some circumstances for outstanding awards. We consider the impact of the deduction limit under Section 162(m) when developing and implementing our executive compensation programs. We intend to design our executive compensation arrangements to be consistent with the interests of our shareholders. We believe that it is important to preserve flexibility in administering compensation programs to promote various corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m) of the Internal Revenue Code. Some amounts paid under our compensation programs may not be deductible as the result of Section 162(m).

2022 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	57

Compensation Tables

COMPENSATION TABLES

2021 Summary Compensation Table

The following table summarizes compensation paid to or accrued on behalf of the NEOs for the fiscal year ended June 30, 2021:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael L. Baur	2021	765,625	—	1,262,036	2,428,626	2,033,063	148,463	6,637,813
Chairman, Chief Executive	2020	875,000	—	2,248,093	—	169,444	149,914	3,442,451
Officer and President	2019	875,000	—	2,190,566	—	367,500	107,930	3,540,996
Matthew S. Dean	2021	427,500	—	238,384	472,094	418,230	41,141	1,597,349
Senior Executive Vice President,	2020	450,000	170,000	424,648	—	34,857	38,891	1,118,369
Chief Legal Officer and	2019	395,577	—	219,057	—	47,600	12,389	674,623
Corporate Secretary(4)
John Eldh	2021	475,000	—	841,366	817,676	1,161,750	91,105	3,386,897
Senior Executive Vice President,
Chief Revenue Officer(5)
Rachel Hayden	2021	20,192	—	—	—	27,107	100,000	147,299
Senior Executive Vice President,
Chief Information Officer(6)
Stephen T. Jones	2021	218,462	—	800,001	—	360,500	87,300	1,466,263
Senior Executive Vice President,
Chief Financial Officer(7)
Gerald Lyons	2021	191,524	—	—	—	233,712	146,130	571,366
Former Senior Executive Vice President, Chief Financial Officer	2020	367,500	—	299,793	—	33,211	41,362	741,866
	2019	367,500	—	292,075	—	72,030	25,148	756,753

(1)

Amounts shown are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see Note 12 to our audited financial statements for the fiscal year ended June 30, 2021, included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2021.

(2)

Reflects the value of cash incentives earned pursuant to our annual incentive plan. For fiscal 2021, the cash incentives were awarded in August 2021. For fiscal 2020, the cash incentives under that program were awarded in August 2020. For fiscal 2019, the cash incentives under that program were awarded in August 2019. See the discussion in “Compensation Discussion and Analysis” herein.

(3)	See the All Other Compensation table below for additional information.
(4)	Mr. Dean joined the Company as Vice President and General Counsel in January 2018 and was designated an executive officer in November 2018.
(5)	Mr. Eldh joined the Company as Senior Executive Vice President and Chief Revenue Officer in October 2019 and was designated an executive officer in November 2020.
(6)	Ms. Hayden joined the Company as Senior Executive Vice President and Chief Information Officer in June 2021 and was designated an executive officer at that time.
(7)	Mr. Jones joined the Company as Senior Executive Vice President and Chief Financial Officer in December 2020 and was designated an executive officer in December 2020.

58	2022 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

2021 All Other Compensation Table

2021 All Other Compensation Table

The following supplemental table summarizes all other compensation paid to our NEOs for the fiscal year ended June 30, 2021, which is included in the All Other Compensation column in the 2021 Summary Compensation Table above:

Name	Fiscal Year	Perquisites ($)(1)	Company Contributions to Nonqualified Deferred Compensation Plan ($)		Company Paid Disability Benefit ($)(2)	Company Contributions to Deferred Contribution Plans (401(k)) ($)	Company Paid Travel for Spouses ($)	Other ($)(3)	Total ($)
Michael L. Baur	2021	4,085	42,361	(4)	77,601	800	—	23,616	148,463
	2020	5,536	42,361	(4)	77,601	800	—	23,616	149,914
	2019	3,229	25,000	(4)	51,160	800	15,507	12,234	107,930
Matthew S. Dean	2021	2,500	12,000		10,152	800	—	15,689	41,141
	2020	1,000	11,250		10,152	800	—	15,689	38,891
	2019	—	6,750		2,703	800	576	1,560	12,389
John Eldh	2021	—	22,500		—	800	—	67,805	91,105
Rachel Hayden	2021	—	—		—	—	—	100,000	100,000
Stephen T. Jones	2021	1,500	9,000		—	800	—	76,000	87,300
Gerald Lyons	2021	—	5,114		—	800	—	140,216	146,130
	2020	1,500	10,819		13,717	800	—	14,526	41,362
	2019	1,700	11,867		3,785	800	—	6,996	25,148

(1)	Represents physical examination costs.
(2)	Includes supplemental long-term disability benefits.
(3)

Represents life insurance benefits. For Mr. Jones, also includes physical examination costs for his spouse of $1,000. For Mr. Jones, Mr. Eldh and Ms. Hayden, also includes relocation (and related tax gross-up) benefits of $75,000, $67,805 and $100,000, respectively. For Mr. Lyons, includes $140,216 in severance payments.

(4)	The deferred compensation benefit is provided in connection with Mr. Baur’s employment agreement, which is discussed below under “Employment Arrangements and Potential Payments upon Certain Events.”

2022 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	59

2021 Grants of Plan Based Awards Table

2021 Grants of Plan Based Awards Table

The following table summarizes awards granted to each of the NEOs during the fiscal year ended June 30, 2021 under the 2013 Plan (other than Ms. Hayden, who did not receive any grants in fiscal 2021):

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael L. Baur	8/20/2020	328,125	1,312,500	2,625,000
	11/19/2020							51,136	133,899	24.68	2,488,551	(2)(3)
	11/24/2020								119,021	27.14	1,202,112	(3)
Matthew S. Dean	8/20/2020	42,500	170,000	340,000
	11/19/2020							9,659	25,292	24.68	470,059	(2)(3)
	11/24/2020								23,804	27.14	240,420	(3)
John Eldh	8/20/2020	187,500	750,000	1,500,000
	11/19/2020							34,091	89,266	24.68	1,659,042	(2)(3)
Stephen T. Jones	11/16/2020	100,000	400,000	800,000
	3/1/2021							27,482		29.11	800,001	(3)
Gerald Lyons	8/20/2020	64,613	257,250	514,500

(1)	See “Compensation Discussion and Analysis — Material Elements of our Compensation Programs — Annual Performance-Based and Service-Based Equity Awards,” above.
(2)	See “Compensation Discussion and Analysis — Material Elements of our Compensation Program — Annual Performance-Based and Service-Based Equity Awards,” above.
(3)

The grant date fair value of the option award granted on November 19, 2020 was determined pursuant to the Black-Scholes options valuation model, using the following assumptions: exercise price of $24.68, stock price volatility of 42.44%, risk-free interest rate of 0.39%, expected term of 5 years, and dividend yield of 0%. The grant date fair value of the option award granted on November 24, 2020 was determined pursuant to the Black-Scholes options valuation model, using the following assumptions: exercise price of $27.14, stock price volatility of 42.56%, risk-free interest rate of 0.39%, expected term of 5 years, and dividend yield of 0%.

60	2022 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

2021 Outstanding Equity Awards at Fiscal Year End Table

2021 Outstanding Equity Awards at Fiscal Year End Table

The following table summarizes outstanding equity awards held by each of the NEOs as of June 30, 2021 (other than Ms. Hayden, who did not hold any equity awards at such time):

Name		Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Michael L. Baur	8/21/2012	26,586		—	34.35	8/21/2022
	12/6/2013	115,356		—	42.82	12/6/2023
	12/5/2014	164,093		—	41.13	12/5/2024
	12/4/2015	125,000		—	38.19	12/4/2025
	12/2/2016	77,339		—	37.00	12/2/2026
	12/8/2017	53,079		—	34.35	12/8/2027
							12/3/2018	9,435	265,407	—	—
							11/15/2019	21,064	592,530	—	—
	11/19/2020	—		133,899	24.68	11/19/2030
							11/19/2020	51,136	1,438,456	—	—
	11/24/2020	—		119,021	27.14	11/24/2030
Matthew S. Dean	2/9/2018	10,000	(1)	—	32.25	2/9/2028
							12/3/2018	944	26,555	—	—
							11/15/2019	3,980	111,957	—	—
	11/19/2020	25,292		—	24.68	11/19/2030
							11/19/2020	9,659	271,708	—	—
	11/24/2020	23,804		—	27.14	11/24/2030
John Eldh	—	—		—	—	—	11/15/2019	18,724	526,706	—	—
	—	—		—	—	—	12/2/2019	9,389	264,113	—	—
	11/19/2020	—		89,266	24.68	11/19/2030
							11/19/2020	34,091	958,980	—	—

Stephen T. Jones							3/1/2020	27,482	773,069	—	—

(1)	Stock options and restricted stock units vest ratably over three years beginning on the grant date, unless otherwise noted.

2022 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	61

2021 Option Exercises and Stock Vested Table

2021 Option Exercises and Stock Vested Table

The following table summarizes the exercise of options and the vesting of stock awards by each of our NEOs during the fiscal year ended June 30, 2021:

Name	Option Awards		Restricted Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Michael L. Baur	—	—	26,125	693,392

Matthew S. Dean	—	—	2,992	77,589

John Eldh	—	—	14,481	340,692

Rachel Hayden	—	—	—	—

Stephen T. Jones	—	—	—	—

Gerald Lyons	—	—	3,484	92,470

2021 Nonqualified Deferred Compensation Table

The following table contains information concerning benefits earned by each of the NEOs under nonqualified deferred compensation plans during the fiscal year ended June 30, 2021:

Name	Executive Contributions in Last Fiscal Year ($)(1)(2)	Registrant Contributions in Last Fiscal Year ($)(3)	Aggregate Earnings (Loss) in Last Fiscal Year ($)(4)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last Fiscal Year-End ($)

Michael L. Baur	84,722	42,361	2,329,049	(1,629,820)	12,159,398

Matthew S. Dean	39,231	11,769	27,216	—	133,424

John Eldh	75,000	22,500	7,766	—	105,266

Rachel Hayden	—	—	—	—	—

Stephen T. Jones	30,000	9,000	1,531	—	40,531

Gerald Lyons	17,046	5,114	173,634	—	613,522

(1)

Amounts represent voluntary deferrals of salary, bonus or a combination of both salary and bonus under our Nonqualified Deferred Compensation Plan. Contributions of deferred salary are reported as fiscal year 2021 income in the “Salary” column of the 2021 Summary Compensation Table.

(2)	Amounts reflect voluntary deferrals under our Nonqualified Deferred Compensation Plan associated with plan awards for fiscal year 2021 but paid in fiscal year 2022.
(3)

Amounts represents our matching contributions under our Nonqualified Deferred Compensation Plan. These amounts are reported as fiscal year 2021 income in the “All Other Compensation” column of the 2021 Summary Compensation Table.

(4)	Reflects cash flows for the fiscal year ended June 30, 2021.

Our Nonqualified Deferred Compensation Plan permits our NEOs to elect to defer a portion of their base salary and incentive bonus, and to receive matching contributions from the Company on a portion of the deferred amounts. Mr. Baur may defer up to 50% of his base compensation and 100% of his bonus, and we will provide a matching contribution of 50% of the amount deferred up to a calendar year limit of $200,000 in matching contributions. Each of Mr. Jones, Mr. Dean, Mr. Eldh, and Ms. Hayden may defer up to 50% of his or her base salary and 100% of his or her bonus, and we will provide a matching contribution of 30% on the first 15% of compensation deferred.

Deferred amounts are credited to each participant’s account, which are invested in one or more investment alternatives chosen by each participant from a range of mutual fund offerings and other investments available under the plan. Each participant’s account is adjusted to reflect the investment performance of the selected investments. Benefits under the plan are payable in cash and generally will be paid in either a lump sum or in annual installments over a certain term upon retirement, death or other termination of employment, or upon a change in control of the Company, as elected in advance by the participant. A participant may also elect to receive some or all of the deferred amounts and related earnings pursuant to an in-service distribution, subject to a minimum five-year deferral.

62	2022 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Employment Arrangements and Potential Payments Upon Certain Events

EMPLOYMENT ARRANGEMENTS AND POTENTIAL PAYMENTS UPON CERTAIN EVENTS

We have entered into an employment agreement with Mr. Baur that was effective July 1, 2017 and employment letters with Mr. Jones, Mr. Dean, Mr. Eldh, and Ms. Hayden effective December 14, 2020, January 11, 2018, October 1, 2019, and June 7, 2021, respectively. Mr. Baur, Mr. Jones, Mr. Dean, Mr. Eldh, and Ms. Hayden also participate in the Severance Plan. Notwithstanding these employment arrangements, each of Mr. Baur, Mr. Jones, Mr. Dean, Mr. Eldh, and Ms. Hayden has the right to voluntarily terminate his or her employment at any time. The employment arrangements set forth the general terms and conditions of Mr. Baur’s, Mr. Jones’, Mr. Dean’s, Mr. Eldh’s, and Ms. Hayden’s employment and provide for certain severance benefits upon the occurrence of certain events.

The material elements of compensation of each NEO as contained in their employment arrangements are described in the “Compensation Discussion and Analysis” section herein. The following sets forth in tabular format the incremental compensation that would be payable to such NEO in the event of his termination of employment under various scenarios, which we refer to as termination events. In accordance with SEC rules, the following discussion assumes:

◾	That the termination event in question occurred on June 30, 2021, the last day of fiscal 2021; and
◾	With respect to calculations based on our stock price, the reported closing price of our common stock on June 29, 2021, $27.37, was used.

The tables contained in this section do not include payments made to a NEO with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of our executive officers and that are available generally to all salaried employees, such as our 401(k) plan. The actual amounts that would be paid upon a termination event can only be determined at the time of such executive officer’s termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event and our stock price at such time.

2022 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	63

Employment Arrangements and Potential Payments Upon Certain Events

Mr. Baur

GENERAL

Pursuant to the terms of Mr. Baur’s employment agreement, he was entitled to receive an annual base salary of $875,000 in fiscal 2021, which was reduced for a portion of fiscal 2021 as discussed earlier. Under his agreement, Mr. Baur is eligible to receive annual incentive cash and equity awards under our equity plans as described in the “Compensation Discussion and Analysis” section herein. Subject to the provisions of his employment agreement, Mr. Baur is obligated to comply with certain provisions relating to non-competition (for two years post termination), confidentiality and non-solicitation of customers and employees (for two years post termination) if his employment is terminated.

BENEFITS UPON THE OCCURRENCE OF CERTAIN TERMINATION EVENTS

In addition to the amounts listed below, Mr. Baur is entitled to all accrued compensation, unreimbursed expenses and other benefits through the date of termination in the event of his termination.

	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Termination Due to Death ($)	Termination Due to Retirement ($)	Termination Due to Disability ($)	Voluntary Termination ($)

Severance	4,238,027	5,085,632	—	—	—	—

Pro Rata Variable Compensation(1)	2,033,063	2,033,063	2,033,063	2,033,063	2,033,063	2,033,063

Equity Acceleration(2)	—	2,296,393	2,296,393	2,296,393	2,296,393	—

Performance-Based Equity Acceleration(3)	—	—	—	—	—	—

Medical Coverage(4)	464,512	464,512	464,512	464,512	464,512	—

Deferred Compensation	—	—	—	—	—	—

Disability(5)	—	—	—	—	382,813	—

TOTAL(6)	6,735,601	9,879,600	4,793,968	4,793,968	5,176,780	2,033,063

(1)

Mr. Baur’s employment agreement provides for the payment of a pro rata portion of the current fiscal year annual variable compensation that would otherwise be payable if Mr. Baur had continued employment through the end of the current fiscal year, based on actual performance. Amounts shown reflect the earned and unpaid portion of Mr. Baur’s fiscal 2021 annual variable compensation as of June 30, 2021.

(2)

Reflects (i) the difference between fair market value as of June 30, 2021 of the underlying shares over the exercise price of all unvested stock options, and (ii) the fair market value of all unearned and unvested non-performance-based restricted stock awards and restricted stock units. Vesting accelerates in the event of a change in control and termination by the Company without cause or by the grantee for good reason.

(3)

Reflects the fair market value as of June 30, 2021, of the shares of all unearned and unvested performance based restricted stock awards, the vesting of which accelerates with a change in control and termination by the Company without cause or by the grantee for good reason.

(4)	Reflects the cost of providing continued health and welfare benefits to the executive officer as provided in the executive officer’s employment arrangements.
(5)

The executive officer’s employment agreement provides that if his employment is terminated by reason of disability, he will continue to receive his salary during the period under which he continues to receive benefits under our short-term disability policy (assumed to be six months for purposes of this disclosure), less any benefits received under our short-term disability policy.

(6)

These amounts do not include the payout of Mr. Baur’s vested balance under our Nonqualified Deferred Compensation Plan, which is reflected and described in the Nonqualified Deferred Compensation Table herein.

64	2022 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Employment Arrangements and Potential Payments Upon Certain Events

Mr. Jones

GENERAL

Mr. Jones serves as our Senior Executive Vice President and Chief Financial Officer. At June 30, 2021, Mr. Jones received an annual base salary of $400,000. Mr. Jones is eligible to receive both annual incentive cash compensation and equity awards under the 2013 Plan. Subject to the provisions of his employment arrangements, Mr. Jones is obligated to comply with certain provisions relating to non-competition (for two years post termination), confidentiality and non-solicitation of customers and employees (for two years post termination) if his employment is terminated.

BENEFITS UPON THE OCCURRENCE OF CERTAIN TERMINATION EVENTS

In addition to the amounts listed below, Mr. Jones is entitled to all accrued compensation, unreimbursed expenses and other benefits through the date of termination in the event of his termination.

	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Termination Due to Death ($)	Termination Due to Retirement ($)	Termination Due to Disability ($)	Voluntary Termination ($)

Severance	868,443	1,157,924	—	—	—	—

Pro Rata Variable Compensation(1)	360,500	360,500	360,500	360,500	360,500	360,500

Equity Acceleration(2)	—	773,069	773,069	773,069	773,069	—

Performance-Based Equity Acceleration(3)	—	—	—	—	—	—

Medical Coverage(4)	29,026	29,026	29,026	29,026	29,026	—

Deferred Compensation	—	—	—	—	—	—

Disability(5)	—	—	—	—	109,231	—

TOTAL(6)	1,257,969	2,320,519	1,162,595	1,162,595	1,271,826	360,500

(1)

Mr. Jones’ employment arrangements provide for the payment of a pro rata portion of the current fiscal year annual variable compensation that would otherwise be payable if Mr. Jones had continued employment through the end of the current fiscal year, based on actual performance. Amounts shown reflect the earned and unpaid portion of Mr. Jones fiscal 2021 annual variable compensation as of June 30, 2021.

(2)

Reflects (i) the difference between fair market value as of June 30, 2021 of the underlying shares over the exercise price of all unvested stock options, and (ii) the fair market value of all unearned and unvested non-performance-based restricted stock awards and restricted stock units. Vesting accelerates in the event of a change in control and termination by the Company without cause or by the grantee for good reason.

(3)

Reflects the fair market value as of June 30, 2021, of the shares of all unearned and unvested performance based restricted stock awards, the vesting of which accelerates with a change in control and termination by the Company without cause or by the grantee for good reason.

(4)	Reflects the cost of providing continued health and welfare benefits to the executive officer as provided in the executive officer’s employment arrangements.
(5)

The executive officer’s employment arrangement provides that if his employment is terminated by reason of disability, he will continue to receive his salary during the period under which he continues to receive benefits under our short-term disability policy (assumed to be six months for purposes of this disclosure), less any benefits received under our short-term disability policy.

(6)

These amounts do not include the payout of the executive officer’s vested balance under our Nonqualified Deferred Compensation Plan, which is reflected and described in the Nonqualified Deferred Compensation Table herein.

2022 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	65

Employment Arrangements and Potential Payments Upon Certain Events

Mr. Dean

GENERAL

Mr. Dean serves as our Senior Executive Vice President, Chief Legal Officer and Corporate Secretary. At June 30, 2021, Mr. Dean received an annual base salary of $450,000. Mr. Dean is eligible to receive both annual incentive cash compensation and equity awards under the 2013 Plan. Subject to the provisions of his employment arrangements, Mr. Dean is obligated to comply with certain provisions relating to non-competition (for two years post termination), confidentiality and non-solicitation of customers and employees (for two years post termination) if his employment is terminated.

BENEFITS UPON THE OCCURRENCE OF CERTAIN TERMINATION EVENTS

In addition to the amounts listed below, Mr. Dean is entitled to all accrued compensation, unreimbursed expenses and other benefits through the date of termination in the event of his termination.

	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Termination Due to Death ($)	Termination Due to Retirement ($)	Termination Due to Disability ($)	Voluntary Termination ($)

Severance	1,125,440	1,500,587	—	—	—	—

Pro Rata Variable Compensation(1)	418,230	418,230	418,230	418,230	418,230	418,230

Equity Acceleration(2)	—	410,220	410,220	410,220	410,220	—

Performance-Based Equity Acceleration(3)	—	—	—	—	—	—

Medical Coverage(4)	23,148	23,148	23,148	23,148	23,148	—

Deferred Compensation	—	—	—	—	—	—

Disability(5)	—	—	—	—	213,750	—

TOTAL(6)	1,566,818	2,352,185	851,598	851,598	1,065,348	418,230

(1)

Mr. Dean’s employment arrangements provide for the payment of a pro rata portion of the current fiscal year annual variable compensation that would otherwise be payable if Mr. Dean had continued employment through the end of the current fiscal year, based on actual performance. Amounts shown reflect the earned and unpaid portion of Mr. Dean’s fiscal 2021 annual variable compensation as of June 30, 2021.

(2)

Reflects (i) the difference between fair market value as of June 30, 2021 of the underlying shares over the exercise price of all unvested stock options, and (ii) the fair market value of all unearned and unvested non-performance-based restricted stock awards and restricted stock units. Vesting accelerates in the event of a change in control and termination by the Company without cause or by the grantee for good reason.

(3)

Reflects the fair market value as of June 30, 2021, of the shares of all unearned and unvested performance based restricted stock awards, the vesting of which accelerates with a change in control and termination by the Company without cause or by the grantee for good reason.

(4)	Reflects the cost of providing continued health and welfare benefits to the executive officer as provided in the executive officer’s employment arrangements.
(5)

The executive officer’s employment arrangement provides that if his employment is terminated by reason of disability, he will continue to receive his salary during the period under which he continues to receive benefits under our short-term disability policy (assumed to be six months for purposes of this disclosure), less any benefits received under our short-term disability policy.

(6)

These amounts do not include the payout of the executive officer’s vested balance under our Nonqualified Deferred Compensation Plan, which is reflected and described in the Nonqualified Deferred Compensation Table herein.

66	2022 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Employment Arrangements and Potential Payments Upon Certain Events

Mr. Eldh

GENERAL

Mr. Eldh serves as our Senior Executive Vice President and Chief Revenue Officer. At June 30, 2021, Mr. Eldh received an annual base salary of $500,000. Mr. Eldh is eligible to receive both annual incentive cash compensation and equity awards under the 2013 Plan. Subject to the provisions of his employment arrangements, Mr. Eldh is obligated to comply with certain provisions relating to non-competition (for 18 months post termination), confidentiality and non-solicitation of customers and employees (for 18 months post termination) if his employment is terminated.

BENEFITS UPON THE OCCURRENCE OF CERTAIN TERMINATION EVENTS

In addition to the amounts listed below, Mr. Eldh is entitled to all accrued compensation, unreimbursed expenses and other benefits through the date of termination in the event of his termination.

	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Termination Due to Death ($)	Termination Due to Retirement ($)	Termination Due to Disability ($)	Voluntary Termination ($)

Severance	2,455,125	3,273,500	—	—	—	—

Pro Rata Variable Compensation(1)	1,161,750	1,161,750	1,161,750	1,161,750	1,161,750	1,161,750

Equity Acceleration(2)	—	1,749,799	1,749,799	1,749,799	1,749,799	—

Performance-Based Equity Acceleration(3)	—	—	—	—	—	—

Medical Coverage(4)	29,026	29,026	29,026	29,026	29,026	—

Deferred Compensation	—	—	—	—	—	—

Disability(5)	—	—	—	—	237,500	—

TOTAL(6)	3,645,901	6,214,075	2,940,575	2,940,575	3,178,075	1,161,750

(1)

Mr. Eldh’s employment arrangements provide for the payment of a pro rata portion of the current fiscal year annual variable compensation that would otherwise be payable if Mr. Eldh had continued employment through the end of the current fiscal year, based on actual performance. Amounts shown reflect the earned and unpaid portion of Mr. Eldh’s fiscal 2021 annual variable compensation as of June 30, 2021.

(2)

Reflects (i) the difference between fair market value as of June 30, 2021 of the underlying shares over the exercise price of all unvested stock options, and (ii) the fair market value of all unearned and unvested non-performance-based restricted stock awards and restricted stock units. Vesting accelerates in the event of a change in control and termination by the Company without cause or by the grantee for good reason.

(3)

Reflects the fair market value as of June 30, 2021, of the shares of all unearned and unvested performance based restricted stock awards, the vesting of which accelerates with a change in control and termination by the Company without cause or by the grantee for good reason.

(4)	Reflects the cost of providing continued health and welfare benefits to the executive officer as provided in the executive officer’s employment arrangements.
(5)

The executive officer’s employment arrangement provides that if his employment is terminated by reason of disability, he will continue to receive his salary during the period under which he continues to receive benefits under our short-term disability policy (assumed to be six months for purposes of this disclosure), less any benefits received under our short-term disability policy.

(6)

These amounts do not include the payout of the executive officer’s vested balance under our Nonqualified Deferred Compensation Plan, which is reflected and described in the Nonqualified Deferred Compensation Table herein.

2022 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	67

Employment Arrangements and Potential Payments Upon Certain Events

Ms. Hayden

GENERAL

Ms. Hayden serves as our Senior Executive Vice President and Chief Information Officer. Ms. Hayden’s initial base salary was set in her employment arrangement at $350,000. Ms. Hayden is eligible to receive both annual incentive cash compensation and equity awards under the 2013 Plan. Subject to the provisions of her employment arrangements, Ms. Hayden is obligated to comply with certain provisions relating to non-competition (for two years post termination), confidentiality and non-solicitation of customers and employees (for two years post termination) if her employment is terminated.

BENEFITS UPON THE OCCURRENCE OF CERTAIN TERMINATION EVENTS

In addition to the amounts listed below, Ms. Hayden is entitled to all accrued compensation, unreimbursed expenses and other benefits through the date of termination in the event of her termination.

	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Termination Due to Death ($)	Termination Due to Retirement ($)	Termination Due to Disability ($)	Voluntary Termination ($)

Severance	70,949	94,598	—	—	—	—

Pro Rata Variable Compensation(1)	27,107	27,107	27,107	27,107	27,107	27,107

Equity Acceleration(2)	—	—	—	—	—	—

Performance-Based Equity Acceleration(3)	—	—	—	—	—	—

Medical Coverage(4)	25,372	25,372	25,372	25,372	25,372	—

Deferred Compensation	—	—	—	—	—	—

Disability(5)	—	—	—	—	10,096	—

TOTAL(6)	123,427	147,077	52,479	52,479	62,575	27,107

(1)

Ms. Hayden’s employment agreement provides for the payment of a pro rata portion of the current fiscal year annual variable compensation that would otherwise be payable if Ms. Hayden had continued employment through the end of the current fiscal year, based on actual performance. Amounts shown reflect the earned and unpaid portion of Ms. Hayden’s fiscal 2021 annual variable compensation as of June 30, 2021.

(2)

Reflects (i) the difference between fair market value as of June 30, 2021 of the underlying shares over the exercise price of all unvested stock options, and (ii) the fair market value of all unearned and unvested non-performance-based restricted stock awards and restricted stock units. Vesting accelerates in the event of a change in control and termination by the Company without cause or by the grantee for good reason.

(3)

Reflects the fair market value as of June 30, 2021, of the shares of all unearned and unvested performance based restricted stock awards, the vesting of which accelerates with a change in control and termination by the Company without cause or by the grantee for good reason.

(4)	Reflects the cost of providing continued health and welfare benefits to the executive officer as provided in the executive officer’s employment arrangements.
(5)

The executive officer’s employment arrangement provides that if her employment is terminated by reason of disability, she will continue to receive her salary during the period under which she continues to receive benefits under our short-term disability policy (assumed to be six months for purposes of this disclosure), less any benefits received under our short-term disability policy.

(6)

These amounts do not include the payout of the executive officer’s vested balance under our Nonqualified Deferred Compensation Plan, which is reflected and described in the Nonqualified Deferred Compensation Table herein.

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Employment Arrangements and Potential Payments Upon Certain Events

Mr. Lyons

Mr. Lyons left the Company in January 2021. At the time of his termination of employment, we had an employment letter with Mr. Lyons, and he also participated in the Severance Plan. At the time of Mr. Lyons’ termination of employment, he received the following benefits under his employment letter and Severance Plan: Severance — $140,216 and Medical Coverage — $23,659.38. In addition, as part of his benefits, Mr. Lyons received a pro-rata payment under the MIP of $233,712.

PAY RATIO DISCLOSURE

Pursuant to Item 402(u) of Regulation S-K promulgated under the Exchange Act, we are required to disclose the median annual total compensation of all the Company’s employees, the total compensation of our CEO and the ratio of those two amounts. The pay ratio set forth below is a reasonable estimate and has been calculated in a manner consistent with SEC rules and based on the methodology described below. The SEC rules for identifying median employees allow companies to use a variety of methodologies. As a result, the pay ratio reported by others may not be comparable to our reported pay ratio. For the year ended June 30, 2021:

◾	the total compensation for our median employee was $51,080;
◾	the annual total compensation of Mr. Baur was $6,637,813; and
◾	based on the information above, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees is 130 to 1.

The methodology that we used and the material assumptions, adjustments and estimates that we used to identify the median and determine annual total compensation were as follows:

Employee population. As of June 30, 2021, the date we selected to identify our median employee, our employee population consisted of approximately 2,184 individuals, with 765 employees representing 35% of our total employee population located outside the United States and 1,419 employees representing 65% of our total employee population located in the United States.

Identification of Median. To identify the median of the annual total compensation of all of our employees, we reviewed the total cash earnings of all employees for the twelve-month period ending on June 30, 2021 (the “reported compensation”). In making this calculation, we annualized the reported compensation of all of our employees who were hired during the period. While we did not make any cost of living adjustments to the reported compensation in identifying the median employee, we did convert the reported compensation of our non-United States employees to United States dollars using the applicable conversion rate as of June 30, 2021. Using this methodology, we determined that our median employee was a full-time, salaried employee located in the United States.

2022 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	69

Compensation Committee Report

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Compensation Committee, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended June 30, 2021 and in this Proxy Statement.

Submitted by the Compensation Committee:

Elizabeth O. Temple, Chair

Peter C. Browning

Frank E. Emory, Jr.

Michael J. Grainger

Dorothy F. Ramoneda

John P. Reilly

Jeffrey R. Rodek

Charles R. Whitchurch

The Compensation Committee report does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the Compensation Committee report by reference therein.

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Audit Committee Report

The Audit Committee oversees our financial reporting process on behalf of the Board. The Audit Committee operates under a written charter, a copy of which is available on the “Investors” page of our website, www.scansource.com, under the “Corporate Governance” tab. This report reviews the actions taken by the Audit Committee with regard to our financial reporting process during fiscal 2021 and particularly with regard to the audited consolidated financial statements as of June 30, 2021 and June 30, 2020 and for the three years ended June 30, 2021.

The Audit Committee is comprised solely of independent directors. None of the committee members is or has been an officer or employee of the Company or any of our subsidiaries or has any current business or any family relationship with the Company or any of our subsidiaries or affiliates.

Our management has the primary responsibility for the financial statements and reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to select annually the accountants to serve as our independent auditors for the coming year.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter. To carry out its responsibilities, the Audit Committee met four times during fiscal 2021.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements in our Annual Report on Form 10-K for fiscal 2021, including a discussion of the quality, rather than just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, rather than just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee also reviewed and discussed with the independent auditors the critical audit matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the Audit Committee and that (1) relate to accounts or disclosures that are material to the consolidated financial statements, and (2) involved the auditor’s especially challenging, subjective or complex judgments. In addition, the Audit Committee discussed with the auditors their independence from management and the Company, including the matters in the written disclosures and the letter required by the PCAOB regarding the independent auditors’ communications with the Audit Committee regarding independence. The Audit Committee also considered whether the provision of services during the fiscal year ended June 30, 2021 by the auditors that were unrelated to their audit of the consolidated financial statements referred to above and to their reviews of our interim consolidated financial statements during the fiscal year is compatible with maintaining their independence.

Additionally, the Audit Committee discussed with the independent auditors the overall scope and plan for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2021 for filing with the SEC.

Submitted by the Audit Committee:

Charles R. Whitchurch, Chair

Peter C. Browning

Frank E. Emory

Michael J. Grainger

Dorothy F. Ramoneda

John P. Reilly

Jeffrey R. Rodek

Elizabeth O. Temple

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Stock Ownership Information

PRINCIPAL SHAREHOLDERS AND BENEFICIAL OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of our common stock as of November 1, 2021 by the following: (i) each of our NEOs; (ii) each of our directors and director nominees; (iii) all of our directors and executive officers as a group; and (iv) each person known to own beneficially more than 5% of our common stock. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned. The address for each of our directors and executive officers is 6 Logue Court, Greenville, South Carolina 29615.

Name	Number of Shares Beneficially Owned	Percentage(1)

BlackRock, Inc.(2)	4,633,428	18.81%

The Vanguard Group, Inc.(3)	2,735,139	10.62%

Dimensional Fund Advisors LP(4)	2,020,128	8.27%

FMR LLC(5)	1,954,376	6.78%

Pzena Investment Management, LLC(6)	1,714,280	5.73%

Victory Capital Management Inc. (7)	1,667,753	5.51%

Michael L. Baur(8)	658,677	2.51%

Peter C. Browning	28,300	*

Matthew S. Dean(9)	38,761	*

John Eldh(10)	63,760	*

Frank E. Emory, Jr.	10,300	*

Michael J. Grainger	33,900	*

Rachel Hayden(11)	—	*

Stephen T. Jones(12)	—	*

Charles A. Mathis	3,700	*

Dorothy F. Ramoneda	13,400	*

John P. Reilly	31,324	*

Jeffrey R. Rodek	13,100	*

Elizabeth O. Temple	19,000	*

Charles R. Whitchurch	21,500	*

All directors and executive officers as a group (14 persons)(13)	935,722	3.56%

* Amount represents less than 1.0%.

(1)

Applicable percentage of ownership is based upon 25,540,209 shares of our common stock outstanding on November 1, 2021. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares shown as beneficially owned. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the shares and percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person or entity. Except as otherwise indicated, the persons or entities listed in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2)

The information reported is based on a Schedule 13G filed with the SEC on January 25, 2021 reporting sole power of BlackRock, Inc. to vote or direct the vote of 4,460,153 shares and sole power to dispose or direct the disposition of 4,633,428 shares. The business address of BlackRock, Inc. is 55 East 52nd St., New York, NY 10055.

(3)

The information is reported based on a Schedule 13G/A filed with the SEC on February 10, 2021 reporting shared power of The Vanguard Group, Inc. (“Vanguard”) to vote or direct the vote of 30,387 shares, sole power of Vanguard to dispose or direct the disposition of 2,682,071 shares; and shared power of Vanguard to dispose or direct the disposition of 53,068 shares. The business address of Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)

The information is reported based on a Schedule 13G/A filed with the SEC on February 16, 2021 reporting the beneficial ownership of Dimensional Fund Advisors LP (“Dimensional”) and the sole power to vote or direct the vote of 1,941,450 shares and sole power to dispose or direct the disposition of 2,020,128 shares. Dimensional is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940. All securities reported in this schedule are owned by the funds advised by Dimensional. Dimensional disclaims beneficial ownership of such securities. The business address of Dimensional is Building One, 6300 Bee Cave Road, Building One, Austin, TX 78746.

(5)

The information reported is based on a Schedule 13G/A filed with the SEC on February 8, 2021 reporting sole power of FMR LLC, the parent holding company of subsidiary companies engaged in the securities business, to vote or direct the vote of 234,515 shares and sole power to dispose or direct the disposition of 1,954,376 shares; sole power of Abigail P. Johnson to dispose or direct the disposition of 1,954,376 shares; and sole power of Fidelity Low-Priced Stock Fund to vote or direct the vote of 1,477,521 shares. The business address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(6)

The information reported is based on a Schedule 13G/A filed with the SEC on February 1, 2021 reporting sole power of Pzena Investment Management, LLC (“Pzena”) to vote or direct the vote of 1,328,772 shares and sole power to dispose or direct the disposition of 1,714,280 shares. The business address of Pzena is 320 Park Avenue, 8th Floor, New York, NY 10022.

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Stock Ownership Information

(7)

The information reported is based on a Schedule 13G/A filed with the SEC on February 4, 2021 reporting sole power of Victory Capital Management Inc. (“Victory”) to vote or direct the vote of 1,646,953 shares and sole power to dispose or direct the disposition of 1,667,753 shares. The business address of Victory is 4900 Tiedeman Road, 4th Floor, Brooklyn, OH 44144.

(8)

Does not include 166,928 shares issuable pursuant to options granted by the Company that are not currently exercisable and will not become exercisable by December 14, 2021 and includes 85,992 shares pursuant to options which will become exercisable by December 14, 2021. Includes 534,867 shares issuable pursuant to exercisable options. Does not include 75,489 shares underlying unvested restricted stock units that will not vest by December 14, 2021. Includes 37,353 restricted stock units that will vest by December 14, 2021.

(9)

Does not include 24,786 shares issuable pursuant to options granted by the Company that are not currently exercisable and will not become exercisable by December 14, 2021 and includes 16,692 shares pursuant to options which will become exercisable by December 14, 2021. Includes 10,000 shares issuable pursuant to exercisable options. Does not include 14,260 shares underlying unvested restricted stock units that will not vest by December 14, 2021. Does include 6,218 shares underlying vested restricted stock units that will vest by December 14, 2021.

(10)

Does not include 58,916 shares issuable pursuant to options granted by the Company that are not currently exercisable and will not become exercisable by December 14, 2021. Includes 30,350 shares issuable pursuant to exercisable options. Does not include 57,362 shares underlying unvested restricted stock units that will not vest by December 14, 2021.

(11)	Does not include 12,802 shares underlying unvested restricted stock units that will not become exercisable by December 14, 2021.
(12)	Does not include 38,578 shares underlying unvested restricted stock units that will not become exercisable by December 14, 2021.
(13)

Includes 544,867 shares issuable pursuant to exercisable options, shares 133,034 shares pursuant to which options which will become exercisable by December 14, 2021 and includes 64,523 shares underlying vested restricted stock units that will vest by December 14, 2021.

2022 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	73

Delinquent Section 16(a) Reports

DELINQUENT SECTION 16(a) REPORTS

To our knowledge, based solely on a review of the copies of Section 16 reports furnished to us and written representations that no other reports were required, during the fiscal year ended June 30, 2021, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons, except that a late Form 4 for Mr. Rodek was filed for one open-market transaction on December 16, 2020, and a late Form 4 for Mr. Baur was filed for one open-market transaction pursuant to a Rule 10b5-1 plan on October 15, 2020.

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Other Business

The Board has no knowledge of any other matter to be submitted at the 2022 Annual Meeting. If any other matter shall properly come before the 2022 Annual Meeting, the persons named in this Proxy Statement will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

2022 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	75

Shareholder Proposals

We must receive shareholder proposals intended to be presented at the 2023 Annual Meeting of Shareholders by August 19, 2022 for possible inclusion in the proxy materials relating to such meeting, in accordance with the SEC’s Rule 14a-8. However, if the date of the 2023 Annual Meeting is changed by more than 30 days from the first anniversary of the date of the 2022 Annual Meeting, the deadline will instead be a reasonable time before we begin to print and mail the proxy statement for the 2023 Annual Meeting.

Shareholders intending to present a proposal or to nominate a candidate for director for election at the 2023 Annual Meeting of Shareholders, but not to have the proposal or nomination considered for inclusion in the proxy materials for that meeting, must be eligible and give us advance written notice in accordance with our Bylaws.

Our Bylaws provide that such notice shall set forth in writing: (i) whether the shareholder is providing the notice at the request of a beneficial holder of shares, whether the shareholder, any such beneficial holder or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from, any other person with respect to the investment by the shareholder or such beneficial holder in the Company or the matter the notice relates to, and the details thereof, including the name of such other person (the shareholder, any beneficial holder on whose behalf the notice is being delivered, any nominees listed in the notice and any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained are hereinafter collectively referred to as “Interested Persons”), (ii) the name and address of all Interested Persons, (iii) a complete listing of the record and beneficial ownership positions (including number or amount) of all equity securities and debt instruments, whether held in the form of loans or capital market instruments, of the Company or any of its subsidiaries held by all Interested Persons, (iv) whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into within the prior six months preceding the date of delivery of the notice by or for the benefit of any Interested Person with respect to the Company or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for the Company, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the Company or its subsidiaries), or to increase or decrease the voting power of such Interested Person, and if so, a summary of the material terms thereof, and (v) a representation that the shareholder is a holder of record of stock of the Company that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in the notice. As used herein, “beneficially owned” has the meaning provided in Rules 13d-3 and 13d-5 under the Exchange Act. The notice shall be updated not later than 10 days after the record date for the determination of shareholders entitled to vote at the meeting to provide any material changes in the foregoing information as of the record date.

The deadline for shareholders to provide written notice of intent to make nominations for the election of directors at the 2023 Annual Meeting of Shareholders (but not for inclusion in the proxy materials relating to such meeting) will be no more than 120 days and no less than 90 days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends within 60 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the notice shall be given in the manner provided herein by the later of the close of business on (i) the date 90 days prior to such Other Meeting Date or (ii) the tenth day following the date such Other Meeting Date is first publicly announced or disclosed. Assuming that the date of the 2023 Annual Meeting is not advanced or delayed in the manner described above, the required notice for the 2023 Annual Meeting would need to be provided to us not earlier than September 29, 2022 and not later than October 29, 2022.

If the notice relates to the nomination of directors it must also contain (i) the information regarding each nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC (or the corresponding provisions of any successor regulation), (ii) each nominee’s signed consent to serve as a director of the Company if elected, and (iii) whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K (or the corresponding provisions of any successor regulation). The Company may also require any proposed nominee to furnish such other information, including completion of the Company’s director’s questionnaire, as it may reasonably require to determine whether the nominee would be considered “independent” as a director or as a member of the audit committee of the Board under the various rules and standards applicable to the Company. In addition to complying with the foregoing procedures, any

76	2022 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Shareholder Proposals

shareholder recommending a director candidate must also comply with all applicable requirements of the Exchange Act, including the rules and regulations under such Act. In the event that the number of directors to be elected to the Board of Directors of the Company is increased and either all of the nominees for director or the size of the increased Board of Directors is not publicly announced or disclosed by the Company at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice shall also be considered timely hereunder, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Company at the principal executive office of the Company not later than the close of business on the tenth day following the first date all of such nominees or the size of the increased Board of Directors shall have been publicly announced or disclosed.

Our Nominating and Corporate Governance Committee will consider nominees recommended by shareholders that are properly brought before the Company. The proper procedures shareholders must follow to receive nominee consideration are outlined in this section. These nominees will be evaluated in the same manner as Board nominees as described in “Candidates for the Board” above.

For business proposals to be brought before an annual meeting by a shareholder, the shareholder must give timely notice to the Corporate Secretary and such other business must otherwise be a proper matter for shareholder action. Notice other than the nomination of directors must contain: (i) the text of the proposal to be presented, including the text of any resolutions to be proposed for consideration by shareholders and (ii) a brief written statement of the reasons why such shareholder favors the proposal. The deadline for shareholders to provide written notice of their intent to bring a proposal (other than a nomination for the election of directors) at the 2023 Annual Meeting of Shareholders (but not for inclusion in the proxy materials relating to such meeting) is no more than 120 days and no less than 90 days prior to the first anniversary of the 2022 Annual Meeting. However, if the 2023 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered no more than 90 days and no less than 60 days prior to such Annual Meeting or the 10th day following the day on which we make a public announcement of the 2023 Annual Meeting. Assuming that the date of the 2023 Annual Meeting is not advanced or delayed in the manner described above, the required notice for the 2023 Annual Meeting would need to be provided to us not earlier than September 29, 2022 and not later than October 29, 2022.

To be in proper written form, a shareholder’s notice to the Corporate Secretary must set forth in writing as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on our books, of the shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class and number of shares of our common stock which are owned beneficially and of record by the shareholder and such beneficial owner and (iv) any material interest of the shareholder or such beneficial owner in such business.

2022 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	77

Householding

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” annual reports and proxy statements. This means that only one copy of our Annual Report on Form 10-K and Proxy Statement, as applicable, may have been sent to multiple shareholders in the same household. We will promptly deliver a separate copy of our Annual Report on Form 10-K and Proxy Statement, as applicable, to any shareholder upon request submitted to the Company at the following address: ScanSource, Inc., 6 Logue Court, Greenville, South Carolina 29615, Attention: Matthew Dean, Corporate Secretary, or by calling (864) 288-2432. Any shareholder who wants to receive separate copies of our Annual Report on Form 10-K and Proxy Statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder, or contact the Company at the above address and telephone number.

FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2021, which has been filed with the SEC, will be made available to shareholders to whom this Proxy Statement is mailed, without charge, upon written request to Matthew Dean, Corporate Secretary, ScanSource, Inc., 6 Logue Court, Greenville, South Carolina 29615.

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Appendix A

SCANSOURCE, INC. - 2021 Omnibus Incentive Compensation Plan

Article 1

Effective Date, Objectives and Duration

1.1 Adoption of the Plan. The Board of Directors of ScanSource, Inc., a South Carolina corporation (the “Company”), adopted the 2021 Omnibus Incentive Compensation Plan (the “Plan”) on November 4, 2021 (the “Effective Date”), subject to approval by the stockholders of the Company within twelve (12) months after the Board’s adoption of the Plan. Awards, other than Restricted Shares, may be granted on and after the Effective Date; but, no such Awards may be exercised, vested, paid or otherwise settled, or any Shares issued with respect thereto, unless and until the stockholders of the Company approve the Plan within the twelve (12) months after the Board’s adoption of the Plan. Restricted Shares may only be granted if and after the stockholders of the Company approve the Plan.

1.2 Objective of the Plan. The Plan is intended to attract and retain highly qualified persons to serve as employees, consultants and non-employee directors and promote ownership by such employees, consultants and non-employee directors of a greater proprietary interest in the Company, thereby aligning their interests more closely with the interests of the Company’s stockholders.

1.3 Duration of the Plan. The Plan commenced on the date of adoption of the Plan by the Board, subject to approval by the stockholders of the Company within the twelve (12) months after the Board’s adoption of the Plan. If the stockholders of the Company so approve the Plan, the Plan shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Article 17 hereof, until the earlier of 11:59 p.m. (ET) on November 3, 2031, or the date all Shares subject to the Plan shall have been issued and the restrictions on all Restricted Shares granted under the Plan shall have lapsed, according to the Plan’s provisions.

Article 2

Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below:

2.1 “409A Award” has the meaning set forth in Section 15.1.

2.2 “5% Exception Limit” has the meaning set forth in Section 5.3.

2.3 “$100,000 Limit” has the meaning set forth in Section 6.4(d).

2.4 “Acquired Entity” has the meaning set forth in Section 5.6(b).

2.5 “Acquired Entity Awards” has the meaning set forth in Section 5.6(b).

2.6 “Affiliate” means any corporation, trade or business or other entity, including but not limited to partnerships, limited liability companies and joint ventures, directly or indirectly controlling, controlled by or under common control with the Company, within the meaning of Section 405 of the Securities Act. Affiliate includes any corporation, trade or business or other entity that becomes such on or after the Effective Date.

2.7 “Applicable Law” means U.S. federal, state and local laws applicable to the Company, any legal or regulatory requirement relating to the Plan, Awards and/or Shares under applicable U.S. federal, state and local laws, the requirements of Nasdaq and any other stock exchange or automated quotation system upon which the Shares are listed or quoted, the Code, and the applicable laws, rules, regulations and requirements of any other country or jurisdiction where Awards are or are to be granted, exercised, vested or settled, as such laws, rules, regulations and requirements shall be in place from time to time.

2.8 “Articles of Incorporation” means the Company’s Amended and Restated Articles of Incorporation, as amended and/or restated from time to time.

2.9 “Award” means Options (including Non-Qualified Options and Incentive Stock Options), SARs, Restricted Shares, Performance Units (which may be paid in cash), Performance Shares, Deferred Stock, Restricted Stock Units, Dividend Equivalents and Other Stock-Based Awards granted under the Plan.

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2.10 “Award Agreement” means a written agreement entered into by the Company and a Grantee setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by the Grantee.

2.11 “Beneficiary” means one or more persons or entities that become entitled to receive any amount payable under this Plan after the Grantee’s death. The Grantee’s Beneficiary is the Grantee’s surviving spouse, unless the Grantee designates one or more persons or entities to be the Grantee’s Beneficiary. The Grantee may make, change or revoke a Beneficiary designation at any time before his or her death without the consent of the Grantee’s spouse or anyone the Grantee previously named as a Beneficiary, and the Grantee may designate primary and secondary Beneficiaries. A Beneficiary designation must comply with procedures established by the Committee and must be received by the Committee before the Grantee’s death. If the Grantee dies without a valid Beneficiary designation (as determined by the Committee), and the Grantee has no surviving spouse, the Beneficiary shall be the Grantee’s estate.

2.12 “Board” means the Board of Directors of the Company.

2.13 “Business Combination” has the meaning set forth in Section 2.17(a).

2.14 “Bylaws” means the Company’s Amended and Restated Bylaws, as amended and/or restated from time to time.

2.15 “Cause” shall have the same definition as under any employment or service agreement between the Company or any Affiliate and the Grantee or, if no such employment or service agreement exists or if such employment or service agreement does not contain any such definition or words of similar import, “Cause” means, except as otherwise set forth in the Award Agreement, (i) the Grantee’s act or failure to act amounting to gross negligence or willful misconduct to the detriment of the Company or any Affiliate; (ii) the Grantee’s dishonesty, fraud, theft or embezzlement of funds or properties in the course of Grantee’s employment; (iii) the Grantee’s commission of, indictment for, or pleading guilty or confessing to any felony; (iv) the Grantee’s gross neglect of, or prolonged absence from (other than due to Disability and without the written consent of the Company or an Affiliate), Grantee’s duties, (v) the Grantee’s refusal to comply with any lawful directive or policy of the Company or any Affiliate, which refusal is not cured by the Grantee within ten (10) days of such written notice from the Company or Affiliate, (vi) a material breach by the Grantee of any fiduciary duty owed to the Company or any Affiliate, (vii) the Grantee intentionally engaging in any activity that is in conflict with or adverse to the reputation, business or other interests of the Company or any Affiliate or that is reasonably determined to be detrimental to the reputation, business or other interests of the Company or any Affiliate, or (viii) the Grantee’s breach of any restrictive covenant or other agreement with the Company or any Affiliate, including but not limited to, confidentiality covenants, covenants not to compete, non-solicitation covenants and non-disclosure covenants. For purposes of the Plan, the Grantee’s resignation without the Company’s or an Affiliate’s written consent in anticipation of termination of employment for Cause shall constitute a termination of employment for Cause.

2.16 “CEO” means the Chief Executive Officer of the Company.

2.17 “Change in Control” shall be deemed to have occurred upon the first occurrence of an event set forth in any one of the following paragraphs:

(a) The accumulation in any number of related or unrelated transactions (other than an offering of Shares to the general public through a registration statement filed with the Securities and Exchange Commission) by any Person of beneficial ownership (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company’s voting stock; provided that, for purposes of this subsection (a), a Change in Control will not be deemed to have occurred if the accumulation of more than fifty percent (50%) of the combined voting power of the Company’s voting stock results from any acquisition of voting stock (i) by the Company or any Affiliate, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (iii) by any Person that, prior to the transaction, directly or indirectly, controls, is controlled by, or is under common control with, the Company, or (iv) by any Person pursuant to a merger, consolidation or reorganization involving the Company (a “Business Combination”) that would not cause a Change in Control under subsection (b) below; or

(b) Consummation of a Business Combination, unless, immediately following that Business Combination, (i) all or substantially all of the Persons who were the beneficial owners of voting stock of the Company immediately prior to

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that Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the Company’s voting stock resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to that Business Combination, of the voting stock of the Company and (ii) no Person has beneficial ownership of fifty percent (50%) or more of the combined voting power of the Company’s voting stock (including any entity that as the result of that transaction owns the Company or all or substantially all of, the Company’s assets either directly or through one or more subsidiaries); or

(c) During any twelve (12)-month period, Incumbent Board Members cease to constitute a majority of the Board; or

(d) A sale or other disposition of all or substantially all of the assets of the Company, except pursuant to a Business Combination that would not cause a Change in Control under subsection (b) above; or

(e) A complete liquidation or dissolution of the Company, except pursuant to a Business Combination that would not cause a Change in Control under subsection (b) above.

Notwithstanding the foregoing, in the case of any Award that constitutes deferred compensation within the meaning of Section 409A of the Code, there shall not be a Change in Control unless there is a change in the ownership or effective control of the Company, or in a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code where necessary for such Award to comply with Section 409A of the Code.

2.18 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.19 “Committee” has the meaning set forth in Section 3.1(a).

2.20 “Company” means ScanSource, Inc., a South Carolina corporation, and any successor thereto by operation of law or otherwise.

2.21 “Compensation Committee” means the compensation committee of the Board.

2.22 “Corporate Transaction” has the meaning set forth in Section 4.2(b).

2.23 “Current Grant” has the meaning set forth in Section 6.4(d).

2.24 “Data” has the meaning set forth in Section 18.22.

2.25 “Deferred Stock” means a right, granted under Article 9, to receive Shares at the end of a specified deferral period.

2.26 “Disability” or “Disabled” means, unless otherwise defined in an Award Agreement, or as otherwise determined under procedures established by the Committee for purposes of the Plan:

(a) Except as provided in (b) or (c) below, disability or disabled means, for any Grantee, any injury, illness or sickness that qualifies as a long-term disability within the meaning of the Company’s long-term disability program (“LTD Program”) and on account of which such Grantee is entitled to receive LTD Program benefits;

(b) In the case of an Incentive Stock Option or an Award granted in tandem with an Incentive Stock Option, disability and disabled has the meaning under Section 22(e)(3) of the Code; and

(c) In the case of any Award that constitutes deferred compensation within the meaning of Section 409A of the Code, disability and disabled means as defined in regulations under Code Section 409A where necessary for such Award to comply with Section 409A of the Code. For purpose of Code Section 409A, a Grantee will be considered to have incurred a Disability or to be Disabled if: (i) the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) the Grantee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Grantee’s employer.

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2.27 “Disqualifying Disposition” has the meaning set forth in Section 6.4(f).

2.28 “Dividend Equivalent” means a right to receive cash or Shares equal to any dividends or distributions paid on Shares, if and when paid or distributed, on a specified number of Shares, which dividends have a record date on or after the date of grant of the Dividend Equivalents or related Award and before the date Dividend Equivalents or related Award become payable.

2.29 “Dodd-Frank” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

2.30 “DRO” has the meaning set forth in Section 5.4(a).

2.31 “Effective Date” has the meaning set forth in Section 1.1.

2.32 “Eligible Person” means any employee (including any officer) of, or non-employee consultant to, or Non-Employee Director of, the Company or any Affiliate, or potential employee (including a potential officer) of, or potential non-employee consultant to, or potential Non-Employee Director of, the Company or an Affiliate; provided, however, that (i) solely with respect to the grant of an Incentive Stock Option, an Eligible Person shall be any employee (including any officer) of the Company or any Subsidiary Corporation and (ii) the Committee may establish additional eligibility criteria for determining an Eligible Person for any Awards granted hereunder. Solely for purposes of Section 5.6(b), current or former employees or Non-Employee Directors of, or non-employee consultants to, an Acquired Entity who receive Substitute Awards in substitution for Acquired Entity Awards shall be considered Eligible Persons under this Plan with respect to such Substitute Awards.

2.33 “ERISA” has the meaning set forth in Section 5.4(a).

2.34 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

2.35 “Exercise Price” means (a) with respect to an Option, the price at which a Share may be purchased by a Grantee pursuant to such Option or (b) with respect to an SAR, the price established at the time an SAR is granted pursuant to Article 7, which is used to determine the amount, if any, of the payment due to a Grantee upon exercise of the SAR.

2.36 “Fair Market Value” means, unless the Committee determines otherwise, a price that is based on the closing price of a Share reported on Nasdaq on the applicable date or on the established stock exchange which is the principal exchange upon which the Shares are traded on the applicable date or, if the Shares are not traded on such date, the immediately preceding trading day. Unless the Committee determines otherwise, if the Shares are traded over the counter at the time a determination of Fair Market Value is required to be made hereunder, Fair Market Value shall be deemed to be equal to the arithmetic mean between the reported high and low or closing bid and asked prices of a Share on the applicable date, or if no such trades were made that day then the most recent date on which Shares were so traded. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate provided such manner is consistent with Treasury Regulation 1.409A-1(b)(5)(iv)(B). The Fair Market Value that the Committee determines shall be final, binding and conclusive on the Company, any Affiliate and each Grantee.

2.37 “FICA” has the meaning set forth in Section 16.1(a).

2.38 “Grant Date” means the date on which an Award is granted or such later date as specified in advance by the Committee.

2.39 “Grantee” means an Eligible Person to whom an Award has been granted under the Plan.

2.40 “Immediate Family” has the meaning set forth in Section 5.4(c).

2.41 “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code.

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2.42 “Incumbent Board Member” means an individual who either is (a) a member of the Board as of the effective date of the Board’s adoption of this Plan or (b) a member who becomes a member of the Board subsequent to the date of the Board’s adoption of this Plan whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least sixty percent (60%) of the then Incumbent Board Members (either by a specific vote or by approval of the proxy statement of the Company in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

2.43 “LTD Program” has the meaning set forth in Section 2.26(a).

2.44 “Management Committee” has the meaning set forth in Section 3.1(b).

2.45 “More Than Ten Percent (10%) Owner” has the meaning set forth in Section 6.4(b).

2.46 “Nasdaq” means The Nasdaq Stock Market.

2.47 “Net After Tax Receipt” has the meaning set forth in Article 17.

2.48 “Non-Employee Director” means a member of the Board, or the board of directors of an Affiliate, who is not an employee of the Company or any Affiliate.

2.49 “Non-Qualified Stock Option” means an option that is not intended to meet the requirements of Section 422 of the Code.

2.50 “Option” means an option granted under Article 6 of the Plan.

2.51 “Other Plans” has the meaning set forth in Section 6.4(d).

2.52 “Other Stock-Based Award” means a right, granted under Article 12 hereof, that relates to or is valued by reference to Shares or other Awards relating to Shares.

2.53 “Overpayment” has the meaning set forth in Article 17.

2.54 “Parent Corporation” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

2.55 “Performance-Based Award” means an Award with respect to which the grant, vesting, payment and/or settlement is contingent upon the satisfaction of specified Performance Measures in the specified performance period.

2.56 “Performance Measures” mean one or more performance measures established by the Committee as a requirement for an Award to vest and/or become exercisable or settled. An Award may be contingent upon the Grantee’s continued employment or service in addition to the Performance Measures. In determining if the Performance Measures have been achieved, the Committee will adjust the performance targets in the event of any unbudgeted acquisition, divestiture or other unexpected fundamental change in the business of the Company, an Affiliate or business unit or in any product that is material taken as a whole as appropriate to fairly and equitably determine if the Award is to become exercisable, nonforfeitable and transferable or earned and payable pursuant to the conditions set forth in the Award. Additionally, in determining if such performance conditions have been achieved, the Committee also will adjust the performance targets in the event of any (i) unanticipated asset write-downs or impairment charges, (ii) litigation or claim judgments or settlements thereof, (iii) changes in tax laws, accounting principles or other laws or provisions affecting reported results, (iv) accruals for reorganization or restructuring programs, or (v) other extraordinary non-reoccurring items.

2.57 “Performance Share” and “Performance Unit” mean an Award granted as a Performance Share or Performance Unit under Article 10.

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2.58 “Period of Restriction” means the period during which Restricted Shares are subject to Forfeiture if the conditions specified in the Award Agreement are not satisfied.

2.59 “Period of Vesting” means the period during which the Award is subject to forfeiture or may not be exercised if the conditions specified in the Award Agreement are not satisfied.

2.60 “Permitted Transferee” has the meaning set forth in Section 5.4(c).

2.61 “Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

2.62 “Plan” means this ScanSource, Inc. 2021 Omnibus Incentive Compensation Plan, in its current form or as hereafter amended.

2.63 “Present Value” has the meaning set forth in Article 17.

2.64 “Prior Grants” has the meaning set forth in Section 6.4(e).

2.65 “Prior Plan” means the ScanSource, Inc. 2013 Long-Term Incentive Plan, as amended.

2.66 “Proceeding” has the meaning set forth in Section 18.11.

2.67 “Reduced Amount” has the meaning set forth in Article 17.

2.68 “Restricted Shares” means Shares issued under Article 9 that are both subject to Forfeiture and are nontransferable if the Grantee does not satisfy the conditions specified in the Award Agreement applicable to such Shares and subject to the Grantee paying the nominal value in cash for each Share to the extent required by the Committee.

2.69 “Restricted Stock Units” are rights, granted under Article 9, to receive Shares if the Grantee satisfies the conditions specified in the Award Agreement applicable to such rights, and subject always to the Grantee paying the nominal value in cash for each such Share to the extent required by the Committee.

2.70 “Retirement” means a Grantee’s Termination of Service on or after attaining such age and/or completing such years of service as the Committee may determine and set forth in an Award Agreement.

2.71 “Returned Shares” has the meaning set forth in Section 4.1.

2.72 “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, as amended from time to time, together with any successor rule.

2.73 “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

2.74 “SEC” means the United States Securities and Exchange Commission, or any successor thereto.

2.75 “Section 16 Non-Employee Director” means a member of the Board who satisfies the requirements to qualify as a “non-employee director” under Rule 16b-3.

2.76 “Section 16 Person” means a person who is subject to potential liability under Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company.

2.77 “Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

2.78 “Separation from Service” means, with respect to any Award that constitutes deferred compensation within the meaning of Code Section 409A, a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h).

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2.79 “Share” means the common stock, no par value per share, of the Company, and, unless the context otherwise requires, such other securities of the Company, as may be substituted or resubstituted for Shares pursuant to Section 4.2 hereof.

2.80 “Stock Appreciation Right” or “SAR” means an Award granted under Article 7 of the Plan.

2.81 “Subsidiary Corporation” means a corporation other than the Company in an unbroken chain of corporations beginning with the Company if, at the time of granting the Award, each of the corporations other than the last corporation in the unbroken chain owns shares or stock possessing fifty percent (50%) or more of the total combined voting power of all classes of shares or stock in one of the other corporations in such chain.

2.82 “Substitute Awards” has the meaning set forth in Section 5.6(b).

2.83 “Surviving Company” means the surviving corporation in any merger or consolidation, involving the Company, including the Company if the Company is the surviving corporation, or the direct or indirect parent company of the Company or such surviving corporation following a sale of substantially all of the outstanding shares or stock of the Company.

2.84 “Tax Date” has the meaning set forth in Section 16.1(a).

2.85 “Tendered Restricted Shares” has the meaning set forth in Section 6.5.

2.86 “Term” of any Option or SAR means the period beginning on the Grant Date of an Option or SAR and ending on the date such Option or SAR expires, terminates or is cancelled. No Option or SAR granted under this Plan shall have a Term exceeding 10 years.

2.87 “Termination of Service” means (a) that the employee has terminated employment with the Company and its Affiliates, the non-employee consultant is no longer serving as a consultant to the Company or an Affiliate or the Non-Employee Director has ceased being a director of the Company or any Affiliate or (b) when an entity which is employing the employee or non-employee consultant or on whose board of directors the Non-Employee Director is serving, ceases to be an Affiliate, unless the Participant otherwise is, or thereupon becomes, an employee, non-employee consultant or Non-Employee Director of the Company or another Affiliate, at the time such entity ceases to be an Affiliate. In the event an employee, non-employee consultant or Non-Employee Director becomes one of the other categories of Eligible Persons upon the termination of such employee’s employment, such consultant’s consultancy or such Non-Employee Director’s service, unless otherwise determined by the Committee, in its sole discretion, no Termination of Service will be deemed to have occurred until such time as such person is no longer an employee, non-employee consultant or Non-Employee Director. Notwithstanding the foregoing, however, that if an Award constitutes deferred compensation within the meaning of Code Section 409A, Termination of Service with respect to such Award shall mean the Grantee’s Separation from Service to the extent necessary for such Award to comply with Section 409A of the Code.

2.88 “Underpayment” has the meaning set forth in Article 17.

Article 3

Administration

3.1 Committee.

(a) Subject to Article 12 and Section 3.2, the Plan shall be administered by the Compensation Committee or the Board itself if no Compensation Committee exists. Notwithstanding the foregoing, either the Board or the Compensation Committee may at any time and in one or more instances reserve administrative powers to itself as the Committee or exercise any of the administrative powers of the Committee. To the extent the Board or Compensation Committee considers it desirable to comply with Rule 16b-3, the Committee shall consist of two or more directors of the Company, all of whom qualify as “independent directors” within the meaning of the Nasdaq listing standards and as Section 16 Non-Employee Directors. The number of members of the Committee shall from

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time to time be increased or decreased, and shall be subject to such conditions, in each case if and to the extent the Board deems it appropriate to permit transactions in Shares pursuant to the Plan to satisfy such conditions of Rule 16b-3.

(b) The Board or the Compensation Committee may appoint and delegate to another committee (“Management Committee”), or to the CEO, any or all of the authority of the Board or the Committee, as applicable, with respect to Awards to Grantees other than Grantees who are executive officers or Non-Employee Directors, or who are (or are expected to be) Section 16 Persons at the time any such delegated authority is exercised.

(c) Unless the context requires otherwise, any references herein to “Committee” include references to, the Board or the Compensation Committee to the extent the Board or the Compensation Committee, as applicable, has assumed or exercises administrative powers as the Committee pursuant to subsection (a), and to the Management Committee or the CEO to the extent either has been delegated authority pursuant to subsection (b), as applicable; provided that, (i) for purposes of Awards to Non-Employee Directors, “Committee” shall include only the full Board, and (ii) for purposes of Awards intended to comply with Rule 16b-3, “Committee” shall include only the Compensation Committee.

3.2 Powers of Committee. Subject to and consistent with the provisions of the Plan (including Article 14), the Committee has full and final authority and sole discretion as follows; provided that any such authority or discretion exercised with respect to a specific Non-Employee Director shall be approved by the affirmative vote of a majority of the members of the Board, even if not a quorum, but excluding the Non-Employee Director with respect to whom such authority or discretion is exercised:

(a) to determine when, to whom and in what types and amounts Awards should be granted;

(b) to grant Awards to Eligible Persons in any number and to determine the terms and conditions applicable to each Award;

(c) subject to Section 5.3 below, to determine whether, to what extent and under what circumstances, subject to Applicable Law, an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards or other property, or an Award may be accelerated, vested, canceled, forfeited or surrendered or any terms of the Award may be waived, and to accelerate the exercisability of, and to accelerate or waive any or all of the terms and conditions applicable to, any Award or any group of Awards for any reason and at any time;

(d) to determine with respect to Awards granted to Eligible Persons whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award will be deferred, either at the election of the Grantee or if and to the extent specified in the Award Agreement automatically or at the election of the Committee;

(e) subject to Section 3.3 below, to offer to exchange or buy out any previously granted Award for a payment in cash, Shares or other Award;

(f) subject to Section 5.3 below, to provide in the terms of the Award or otherwise for accelerated exercisability or vesting of any Award upon the occurrence of one or more events other than completion of a service period, including without limitation the Grantee’s Retirement, death, Disability or Termination of Service by the Company and its Affiliates without Cause or a Change in Control;

(g) to construe and interpret the Plan and to make all determinations, including factual determinations, necessary or advisable for the administration of the Plan;

(h) to make, amend, suspend, waive and rescind rules and regulations relating to the Plan;

(i) to appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(j) with the consent of the Grantee, to amend any such Award Agreement at any time; provided, however, that the consent of the Grantee shall not be required for any amendment (i) which does not adversely affect the rights of the Grantee, or (ii) which is necessary or advisable (as determined by the Committee) to carry out the purpose of the Award as a result of any new Applicable Law or change in an existing Applicable Law, or (iii) to the extent the Award Agreement specifically permits amendment without consent;

(k) subject to Section 3.3, to cancel, with the consent of the Grantee, outstanding Awards and to grant new Awards in substitution therefor;

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(l) to impose such additional terms and conditions upon the grant, exercise or retention of Awards as the Committee may, before or concurrently with the grant thereof, deem appropriate, including limiting the percentage of Awards which may from time to time be exercised by a Grantee;

(m) to adopt rules and/or procedures (including the adoption of any subplan under the Plan) relating to the operation and administration of the Plan to accommodate requirements of local law and procedures;

(n) to correct any defect or supply any omission or reconcile any inconsistency, and to construe and interpret the Plan, the rules and regulations, and Award Agreement or any other instrument entered into or relating to an Award under the Plan;

(o) to modify, extend or renew an Award, subject to Section 1.3, 5.3 and 5.9, provided, however, that such action does not subject the Award to Section 409A of the Code without the consent of the Grantee;

(p) subject to Section 3.3, to provide for the settlement of any Award in cash, Shares or a combination thereof; and

(q) to take any other action with respect to any matters relating to the Plan for which it is responsible and to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all persons. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Affiliate the authority, subject to such terms as the Committee shall determine, to perform specified functions under the Plan (subject to Sections 4.3 and 5.7(c)). The Committee may revoke or amend the terms of any delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan and the Committee’s prior delegation.

The Company shall bear all expenses of administering the Plan.

Notwithstanding any provision of the Plan to the contrary, the Committee, in its sole discretion, may modify the terms and conditions of the Plan and/or any Award granted to Grantees outside the United States to comply with applicable foreign laws or listing requirements of any such foreign stock exchange; and take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign stock exchange. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other securities law or governing statute or any other Applicable Law.

3.3 No Repricings. Notwithstanding any provision in Section 3.2 to the contrary, the terms of any outstanding Option or SAR may not be amended to reduce the Exercise Price of such Option or SAR, or cancel any outstanding Option or SAR in exchange for other Options or SARs with an Exercise Price that is less than the Exercise Price of the cancelled Option or SAR or for any cash payment (or Shares having a Fair Market Value) in an amount that exceeds the excess of the Fair Market Value of the Shares underlying such cancelled Option or SAR over the aggregate Exercise Price of such Option or SAR or for any other Award, without stockholder approval; provided, however, that the restrictions set forth in this Section 3.3, shall not apply (i) unless the Company has a class of shares or stock that is registered under Section 12 of the Exchange Act or (ii) to any adjustment allowed under Section 4.2.

Article 4

Shares Subject to the Plan and Maximum Awards

4.1 Number of Shares Available for Grants. Subject to adjustment as provided in Section 4.2 and except as provided in Section 5.6(b), the maximum number of Shares hereby reserved for delivery in connection with Awards under the Plan shall be 1,600,000 Shares, (i) plus that number of Shares subject to awards granted under the Prior Plan which become available in accordance with the provisions below after the stockholders of the Company approve the Plan and (ii) reduced on a one-for-one basis by Shares subject to awards granted under the Prior Plan between October 31, 2021 and the date that the stockholders of the Company approve the Plan. The total number of Shares that may be delivered pursuant to the exercise of Incentive Stock Options granted hereunder, however, shall not exceed 1,600,000. If the

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stockholders of the Company approve the Plan, no further awards shall be granted under the Prior Plan after the date of such approval; if the stockholders of the Company do not approve the Plan, the Prior Plan shall remain in effect for the grant of awards thereunder.

Shares covered by an Award shall only be counted as used to the extent actually used. A Share issued in connection with an Award under the Plan shall reduce the total number of Shares available for issuance under the Plan by one; provided, however, that, upon settlement of a stock-settled SAR, the total number of Shares available for issuance under the Plan shall be reduced by the gross number of Shares with respect to which the SAR is exercised.

If any Award under the Plan or any award under the Prior Plan that is outstanding as of the Effective Date terminates without the delivery of Shares, whether by lapse, forfeiture, cancellation or otherwise, the Shares subject to such Award or the award under the Prior Plan, to the extent of any such termination, shall again be available for grant under the Plan. Notwithstanding the foregoing, upon the exercise of any Award or any award under the Prior Plan that is outstanding as of the Effective Date granted in tandem with any other Award or any other award under the Prior Plan, such related Award or related award under the Prior Plan shall be cancelled to the extent of the number of Shares as to which the Award or the award under the Prior Plan is exercised and such number of Shares shall no longer be available for Awards under the Plan. If any Shares subject to an Award granted hereunder or any award granted under the Prior Plan that is outstanding as of the Effective Date are withheld or applied as payment in connection with the exercise of such Award or of such award under the Prior Plan or the withholding or payment of taxes related thereto or Shares separately surrendered by the Grantee for any such purpose (“Returned Shares”), such Returned Shares will be treated as having been delivered for purposes of determining the maximum number of Shares available for grant under the Plan and shall not again be treated as available for grant under the Plan. The number of Shares available for issuance under the Plan may not be increased through the Company’s purchase of Shares on the open market with the proceeds obtained from the exercise of any Options or other purchase rights granted hereunder or any options or other purchase rights granted under the Prior Plan. In addition, in the case of any Substitute Award granted in assumption of or in substitution for an Acquired Entity Award, Shares delivered or deliverable in connection with such Substitute Award shall not be counted against the number of Shares reserved under the Plan (to the extent permitted by the rules of Nasdaq and any other stock exchange or automated quotation system upon which the Shares are listed or quoted), and available shares of stock under a stockholder-approved plan of an Acquired Entity (as appropriately adjusted to reflect the transaction) also may be used for Awards under the Plan, which shall not reduce the number of Shares otherwise available under the Plan (subject to applicable requirements of Nasdaq and any other stock exchange or automated quotation system upon which the Shares are listed or quoted).

Shares may be allotted and issued pursuant to the Plan from the Company’s authorized but unissued share capital, or the reissue of treasury Shares.

The proceeds that the Company receives in connection with Awards granted under the Plan, if any, shall be used for general corporate purposes and shall be added to the general funds of the Company.

4.2 Adjustments in Authorized Shares and Awards; Liquidation, Dissolution or Change in Control.

(a) In the event that the Committee determines that any dividend or other distribution (excluding any ordinary dividend or distribution) (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, consolidation, scheme of arrangement, split-up, spin-off or combination involving the Company or repurchase or exchange of Shares or other securities of the Company or other rights to purchase Shares or other securities of the Company, or other corporate transaction or event affects the Shares, such that any adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, (iii) the Exercise Price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award, (iv) the number and kind of Shares of outstanding Restricted Shares, or the Shares underlying any Award of Restricted Stock Units, Deferred Stock or other outstanding Share-based Award and (v) any other terms and conditions of the Award. Notwithstanding the foregoing, (x) no such adjustment shall be authorized with respect to any Options or SARs to the extent that such adjustment would cause the Option or SAR (determined as

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if such Option or SAR was an Incentive Stock Option) to violate Section 424(a) of the Code or with respect to any Awards to the extent such adjustment would subject any Grantee to taxation under Section 409A of the Code; and (y) the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(b) In the event of a merger or consolidation of the Company with or into another corporation or a sale of all or substantially all of the shares or stock of the Company or all or substantially all of the assets of the Company, including by way of a court sanctioned compromise or scheme of arrangement, reorganization, merger, combination, purchase, recapitalization, liquidation, or sale, transfer, exchange or other disposition (a “Corporate Transaction”) that results in a Change in Control, unless an outstanding Award is assumed by the Surviving Company or replaced with an equivalent Award granted by the Surviving Company in substitution for such outstanding Award, the Committee shall cancel any outstanding Awards that are not vested and nonforfeitable as of the consummation of such Corporate Transaction (unless the vesting of the Award is accelerated as described below) and with respect to any vested and nonforfeitable Awards, the Committee shall either (i) allow all Grantees to exercise such Awards in the nature of Options, SARs or other purchase rights to the extent then exercisable or to become exercisable upon the Change in Control within a reasonable period prior to the consummation of the Change in Control and cancel any Awards in the nature of Options, SARs or other purchase rights that remain unexercised upon consummation of the Change in Control, and/or (ii) cancel any or all of such outstanding Awards in exchange for a payment (in cash and/or in securities and/or other property) in an amount equal to the amount that the Grantee would have received (net of the Exercise Price with respect to any Awards in the nature of Options, SARs or other purchase rights) and on the same terms (including without limitation any earn-out, escrow or other deferred consideration provisions) as if such vested Awards were settled or distributed or such Awards in the nature of vested Options, SARs or other purchase rights were exercised immediately prior to the consummation of the Change in Control. Notwithstanding the foregoing, if an Option, SAR or other purchase right is not assumed by the Surviving Company or replaced with an equivalent Award issued by the Surviving Company and the Exercise Price with respect to the outstanding Option, SAR or other purchase right equals or exceeds the amount payable per Share in the Change in Control, such Awards shall be cancelled without any payment to the Grantee.

(c) Immediately prior to consummation of any Corporate Transaction that results in a Change in Control (subject to consummation of the Change in Control), all outstanding Awards will become vested and non-forfeitable, earned and payable and any conditions on any such Award shall lapse, as to all of such Award to the extent then outstanding, including Shares as to which the Award would not otherwise be exercisable or non-forfeitable or earned and payable, unless the outstanding Award is assumed by the Surviving Company or replaced with an equivalent Award granted by the Surviving Company in substitution for such outstanding Award. If the outstanding Award is assumed by the Surviving Company or replaced with an equivalent Award granted by the Surviving Company in substitution for such outstanding Award, then all such outstanding Awards will become vested and non-forfeitable, earned and payable and any conditions on any such Award shall lapse, as to all of such Award to the extent then outstanding, including Shares as to which the Award would not otherwise be exercisable or non-forfeitable or earned and payable, upon the Grantee’s subsequent Retirement, death, Disability, or Termination of Service by the Company and its Affiliates without Cause, in any such case on or within the two (2) years after the Change in Control.

(d) Notwithstanding the forgoing provisions of this Section 4.2, if an Award constitutes deferred compensation within the meaning of Code Section 409A, no payment or settlement of such Award shall be made pursuant to Section 4.2(b) or (c), unless the Corporate Transaction or the dissolution or liquidation of the Company, as applicable, constitutes a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company as described in Treasury Regulation Section 1.409A-3(i)(5) and such payment or settlement does not result in a violation of Section 409A of the Code. Additionally, with respect to any Award with respect to which the grant, vesting, payment and/or settlement is contingent upon the satisfaction of specified Performance Measures in the specified performance period and which is not assumed by the Surviving Company or replaced with an equivalent Award granted by the Surviving Company in substitution for such outstanding Award, unless the Award Agreement provides otherwise, the Award shall become vested, and be paid and settled, pursuant to Section 4.2(b) or (c), at target and prorated based on the number of days in the specified performance period prior to and including the date of the Change in Control over the number of days in the specified performance period. If any such Awards are assumed by the Surviving Company or replaced with an equivalent Award granted by the Surviving Company in substitution for such outstanding Award, unless the Award Agreement provides otherwise, the Award shall be converted into a time-based Award as of the Change in Control, subject to the Grantee’s continued employment or other service, and such outstanding Awards will become vested

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and non-forfeitable, earned and payable and any conditions on any such Award shall lapse, as to all of such Award to the extent then outstanding, including Shares as to which the Award would not otherwise be exercisable or non-forfeitable or earned and payable, upon the Grantee’s subsequent Retirement, death, Disability, or Termination of Service by the Company and its Affiliates without Cause, in any such case on or within the two (2) years after the Change in Control.

4.3 Individual Award Limits. Except as provided herein or in Section 5.6(b), no Grantee (other than a Non-Employee Director) may be granted in a single calendar year any Awards denoted in Shares as of the date of grant (regardless of whether the Awards will be settled in Shares, cash or other property) with respect to more than 500,000 Shares (twice that limit for Awards that are granted to a Grantee (other than a Non-Employee Director) in the calendar year in which the Grantee first commences employment or service) (based on the highest level of performance resulting in the maximum payout), subject to adjustment as provided in Section 4.2(a). The maximum potential value of any Awards denoted in cash or other property as of the date of grant (with the property valued as of the date of grant of the Award) (regardless of whether the Awards will be settled in Shares, cash or other property) that may be granted in any calendar year to any Grantee (other than a Non-Employee Director) shall not exceed $7,000,000 (twice that limit for Awards that are granted to a Grantee (other than a Non-Employee Director) in the calendar year in which the Grantee first commences employment or service) (based on the highest level of performance resulting in the maximum payout) for all such Awards. Such annual limitations apply to Dividend Equivalents under Article 11 only if such Dividend Equivalents are granted separately from and not as a feature of another Award (even if that feature is treated as a separate award for other purposes, including Section 409A of the Code). Notwithstanding the foregoing, however, the Committee may make exceptions to the foregoing limits in extraordinary or unusual circumstances as the Committee may determine appropriate.

Article 5

Eligibility and General Conditions of Awards

5.1 Eligibility. The Committee may in its discretion grant Awards to any Eligible Person, whether or not he or she has previously received an Award; provided, however, that all Awards made to Non-Employee Directors shall be determined by the Board in its sole discretion.

5.2 Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award shall be set forth in an Award Agreement and, unless the Committee determines otherwise, such Agreement must be signed, acknowledged and returned by the Grantee to the Company. Unless the Committee determines otherwise, any failure by the Grantee to sign and return the Agreement within such period of time following the granting of the Award as the Committee shall prescribe shall cause such Award to the Grantee to be null and void. By accepting an Award or other benefits under the Plan (including participation in the Plan), each Grantee shall be conclusively deemed to have indicated acceptance and ratification of, and consented to, all provisions of the Plan and the Award Agreement.

5.3 General Terms and Termination of Service. The Committee may impose on any Award or the exercise or settlement thereof, at the date of grant or, subject to the provisions of Section 14.2, thereafter, such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine, including without limitation terms requiring forfeiture or transfer, acceleration or pro-rata acceleration of Awards in the event of a Termination of Service by the Grantee. Awards may be granted for no consideration other than prior and future services save that in no event will Shares subject to an Award be allotted and issued unless the nominal value per Share is paid in cash, to the extent required by Applicable Law. Except as otherwise determined by the Committee pursuant to this Section 5.3 or set forth in an Award Agreement, all Options that have not been exercised, or any other Awards that remain subject to a risk of forfeiture or which are not otherwise vested, or which have outstanding Performance Periods, at the time of a Termination of Service shall be forfeited to the Company. Notwithstanding any other provision of the Plan to the contrary and subject to the immediately following proviso, equity-based Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted, and performance-based Awards must have a performance period of at least one year; provided, however, that the Committee may grant Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the available Shares (the “5% Exception Limit”) authorized for issuance under the Plan (subject to adjustment under Section 4.2). For the avoidance of doubt, the foregoing restriction does not apply to the Committee’s discretion to provide in the terms of the Award or otherwise for accelerated exercisability or vesting of any Award upon the occurrence of one or more

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events other than completion of a service period, including without limitation the Grantee’s Retirement, death, Disability, Termination of Service by the Company and its Affiliates without Cause or a Change in Control. Additionally, notwithstanding any other provision of this Plan or any Award Agreement to the contrary, no dividends or Dividend Equivalents shall be paid with respect to any Awards that do not become vested, non-forfeitable or payable under the Plan.

5.4 Nontransferability of Awards.

(a) Each Award and each right under any Award shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under Applicable Law, by the Grantee’s guardian or legal representative or by a transferee receiving such Award pursuant to a domestic relations order (a “DRO”) as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the rules thereunder.

(b) No Award (prior to the time, if applicable, Shares are delivered in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee otherwise than by will or by the laws of descent and distribution (or in the case of Restricted Shares, to the Company) or pursuant to a DRO, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary to receive benefits in the event of the Grantee’s death shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(c) Notwithstanding subsections (a) and (b) above, to the extent provided in the Award Agreement, Awards (other than Incentive Stock Options and corresponding tandem Awards), may be transferred, without consideration, to a Permitted Transferee. For this purpose, a “Permitted Transferee” in respect of any Grantee means any member of the Immediate Family of such Grantee, any trust of which all of the primary beneficiaries are such Grantee or members of his or her Immediate Family, or any partnership (including limited liability companies and similar entities) of which all of the partners or members are such Grantee or members of his or her Immediate Family; and the “Immediate Family” of a Grantee means the Grantee’s spouse, any person sharing the Grantee’s household (other than a tenant or employee), children, stepchildren, grandchildren, parents, stepparents, siblings, grandparents, nieces and nephews. Such Award may be exercised by such transferee in accordance with the terms of the Award Agreement. If so determined by the Committee, a Grantee may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Grantee, and to receive any distribution with respect to any Award, after the death of the Grantee. A transferee, beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Grantee shall be subject to and consistent with the provisions of the Plan and any applicable Award Agreement, except to the extent the Plan and Award Agreement otherwise provide with respect to such persons, and to any additional restrictions or limitations deemed necessary or appropriate by the Committee.

(d) Nothing herein shall be construed as requiring the Company or any Affiliate to honor a DRO except to the extent required under Applicable Law.

5.5 Cancellation and Rescission of Awards. Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold, or otherwise limit or restrict any unexercised or other Award at any time if the Grantee is not in compliance with all applicable provisions of the Award Agreement and the Plan or if the Grantee has a Termination of Service.

5.6 Stand-Alone, Tandem and Substitute Awards.

(a) Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan unless such tandem or substitution Award would subject the Grantee to tax penalties imposed under Section 409A of the Code. If an Award is granted in substitution for another Award or any non-Plan award or benefit, the Committee shall require the surrender of such other Award or non-Plan award or benefit in consideration for the grant of the new Award. Awards granted in addition to or in tandem with other Awards or non-Plan awards or benefits may be granted either at the same time as or at a different time from the grant of such other Awards or non-Plan awards or benefits; provided, however, that if any SAR is granted in tandem with an Incentive Stock Option, such SAR and Incentive Stock Option must have the same Grant Date, Term and the Exercise Price of the SAR may not be less than the Exercise Price of the related Incentive Stock Option.

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(b) The Committee may, in its discretion and on such terms and conditions as the Committee considers appropriate in the circumstances, grant Awards under the Plan (“Substitute Awards”) in substitution for share or stock and share or stock-based awards (“Acquired Entity Awards”) held by current or former employees or non-employee directors of, or consultants to, another corporation or entity who become Eligible Persons as the result of a merger or consolidation of the employing corporation or other entity (the “Acquired Entity”) with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or shares or stock of the Acquired Entity immediately prior to such merger, consolidation or acquisition in order to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Award at such price as the Committee determines necessary to achieve preservation of economic value. The limitations of Sections 4.1 and 4.3 on the number of Shares reserved or available for grants shall not apply to Substitute Awards granted under this Section 5.6(b).

5.7 Deferral of Award Payouts. The Committee may permit a Grantee to defer, or if and to the extent specified in an Award Agreement require the Grantee to defer, receipt of the payment of cash or the delivery of Shares that would otherwise be due by virtue of the lapse or waiver of restrictions with respect to Awards, the satisfaction of any requirements or goals with respect to Awards, the lapse or waiver of the deferral period for Awards, or the lapse or waiver of restrictions with respect to Awards. If the Committee permits such deferrals, the Committee shall establish rules and procedures for making such deferral elections and for the payment of such deferrals, which shall conform in form and substance with applicable regulations promulgated under Section 409A of the Code so that the Grantee is not subjected to tax penalties under Section 409A of the Code with respect to such deferrals. Except as otherwise provided in an Award Agreement, any payment or any Shares that are subject to such deferral shall be made or delivered to the Grantee as specified in the Award Agreement or pursuant to the Grantee’s deferral election.

5.8 Extension of Term of Award.

(a) Notwithstanding any provision of the Plan providing for the maximum term of an Award, in the event any Award would expire prior to exercise, vesting or settlement because trading in Shares is prohibited by law or by any insider trading policy of the Company, the Committee may extend the term of the Award (or provide for such in the applicable Award Agreement) until thirty (30) days after the expiration of any such prohibitions to permit the Grantee to realize the value of the Award, provided such extension (i) is permitted by law, (ii) does not violate Code Section 409A with respect to any Award, and (iii) does not otherwise adversely impact the tax consequences of the Award (such as with respect to incentive stock options and related Awards).

(b) This Section 5.9(b) applies to an Option or SAR if (i) the Grantee to whom the Option or SAR was granted remains in the continuous employment or service of the Company or an Affiliate from the date the Option or SAR was granted until the expiration date of such Option or SAR, (ii) on the expiration date the Fair Market Value of a share exceeds the exercise price of the Option or SAR, (iii) the Option or SAR has become exercisable on or before the expiration date and (iv) the term of the Option or SAR will not be extended as described above. In that event, each Option or SAR to which this Section 5.9(b) applies shall be exercised automatically on the expiration date to the extent that it is outstanding and unexercised on such date. An Option that is exercised pursuant to this Section 5.9(b) shall result in the issuance to the Grantee of that number of whole Shares that have a Fair Market Value that most nearly equals, but does not exceed, the excess of the Fair Market Value of a Share on the expiration date over the Option exercise price multiplied by the number of Shares subject to the exercisable portion of the Option. An SAR that is exercised pursuant to this Section 5.9(b) shall be settled in accordance with its terms on the expiration date.

5.9 Conditions on Delivery of Shares. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and rules and regulations of Nasdaq and any other stock exchange or automated quotation system upon which the Shares are listed or quoted, and (iii) the Grantee has executed and delivered to the Company such representations or agreements as the Committee deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Committee determines is necessary to the lawful issuance and sale of any Shares, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

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Article 6

Stock Options

6.1 Grant of Options. Subject to and consistent with the provisions of the Plan, Options may be granted to any Eligible Person in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the Term of the Option, the number of Shares to which the Option pertains, the time or times at which such Option shall be exercisable, whether the Option is intended to be a Non-Qualified Stock Option or an Incentive Stock Option and such other provisions as the Committee shall determine. Except as otherwise set forth in Section 5.6(b) above, no Option shall have a term of more than ten (10) years after its Grant Date, subject to earlier termination as provided herein or in the applicable Award Agreement. No Option may be exercised at a time when such exercise and/or the issuance of Shares pursuant to such exercise would be in breach of Applicable Law. No dividend rights or Dividend Equivalents may be granted in conjunction with any grant of Options.

6.3 Option Exercise Price. The Exercise Price of an Option under this Plan shall be determined in the sole discretion of the Committee but may not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date (except as otherwise set forth in Section 5.6(b) above) and shall not be less than the nominal value per Share if required by Applicable Law.

6.4 Grant of Incentive Stock Options. At the time of the grant of any Option, the Committee may in its discretion designate that such Option shall be made subject to additional restrictions to permit it to qualify as an Incentive Stock Option. An Option designated as an Incentive Stock Option:

(a) shall be granted only to an employee of the Company, a Parent Corporation or a Subsidiary Corporation;

(b) shall have an Exercise Price of not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date, and, if granted to a person who owns capital stock (including stock treated as owned under Section 424(d) of the Code) possessing more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Company or any Subsidiary Corporation (a “More Than Ten Percent (10%) Owner”), have an Exercise Price not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on its Grant Date;

(c) shall be for a period of not more than 10 years (five years if the Grantee is a More Than 10% Owner) from its Grant Date, and shall be subject to earlier termination as provided herein or in the applicable Award Agreement;

(d) shall not have an aggregate Fair Market Value (as of the Grant Date) of the Shares with respect to which Incentive Stock Options (whether granted under the Plan or any other stock option plan of the Grantee’s employer or any parent or Subsidiary Corporation (“Other Plans”)) are exercisable for the first time by such Grantee during any calendar year (“Current Grant”), determined in accordance with the provisions of Section 422 of the Code, which exceeds $100,000 (the “$100,000 Limit”);

(e) shall, if the aggregate Fair Market Value of the Shares (determined on the Grant Date) with respect to the Current Grant and all Incentive Stock Options previously granted under the Plan and any Other Plans which are exercisable for the first time during a calendar year (“Prior Grants”) would exceed the $100,000 Limit, be, as to the portion in excess of the $100,000 Limit, exercisable as a separate option that is not an Incentive Stock Option at such date or dates as are provided in the Current Grant;

(f) shall require the Grantee to notify the Committee of any disposition of any Shares delivered pursuant to the exercise of the Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to holding periods and certain disqualifying dispositions) (“Disqualifying Disposition”) within 10 days of such a Disqualifying Disposition;

(g) shall by its terms not be assignable or transferable other than by will or the laws of descent and distribution and may be exercised, during the Grantee’s lifetime, only by the Grantee; provided, however, that the Grantee may, to the extent provided in the Plan in any manner specified by the Committee, designate in writing a beneficiary to exercise his or her Incentive Stock Option after the Grantee’s death; and

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(h) shall, if such Option nevertheless fails to meet the foregoing requirements, or otherwise fails to meet the requirements of Section 422 of the Code for an Incentive Stock Option, be treated for all purposes of this Plan, except as otherwise provided in subsections (d) and (e) above, as an Option that is not an Incentive Stock Option.

Notwithstanding the foregoing and Section 3.2, the Committee may, without the consent of the Grantee, at any time before the exercise of an Option (whether or not an Incentive Stock Option), take any action necessary to prevent such Option from being treated as an Incentive Stock Option. No Option that is intended to be an Incentive Stock Option shall be invalid for failure to qualify as an Incentive Stock Option.

6.5 Payment of Exercise Price. Except as otherwise provided by the Committee in an Award Agreement, Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares made by any one or more of the following means:

(a) cash, personal check, cash equivalent or wire transfer;

(b) subject to Applicable Law and with the approval of the Committee, by delivery of Shares owned by the Grantee prior to exercise, valued at their Fair Market Value on the date of exercise;

(c) subject to Applicable Law and with the approval of the Committee, Shares acquired upon the exercise of such Option, such Shares valued at their Fair Market Value on the date of exercise;

(d) subject to Applicable Law and with the approval of the Committee, Restricted Shares held by the Grantee prior to the exercise of the Option, each such share valued at the Fair Market Value of a Share on the date of exercise; or

(e) subject to Applicable Law (including the prohibited loan provisions of Section 402 of Sarbanes-Oxley), through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale proceeds sufficient to pay for such Shares, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by Grantee by reason of such exercise.

The Committee may in its discretion specify that, if any Restricted Shares (“Tendered Restricted Shares”) are used to pay the Exercise Price, (x) all the Shares acquired on exercise of the Option shall be subject to the same restrictions as the Tendered Restricted Shares, determined as of the date of exercise of the Option, or (y) a number of Shares acquired on exercise of the Option equal to the number of Tendered Restricted Shares shall be subject to the same restrictions as the Tendered Restricted Shares, determined as of the date of exercise of the Option.

Article 7

Stock Appreciation Rights

7.1 Issuance. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant SARs to any Eligible Person either alone or in addition to other Awards granted under the Plan. Such SARs may, but need not, be granted in connection with a specific Option granted under Article 6. The Committee may impose such conditions or restrictions on the exercise of any SAR as it shall deem appropriate. No dividend rights or Dividend Equivalents may be granted in conjunction with any grant of SARs.

7.2 Award Agreements. Each SAR grant shall be evidenced by an Award Agreement in such form as the Committee may approve and shall contain such terms and conditions not inconsistent with other provisions of the Plan as shall be determined from time to time by the Committee. Except as otherwise set forth in Section 5.6(b) above, no SAR shall have a term of more than ten (10) years after its Grant Date, subject to earlier termination as provided herein or in the applicable Award Agreement. No SAR may be exercised at a time when such exercise and/or the issuance of Shares pursuant to such exercise would be in breach of Applicable Law.

7.3 SAR Exercise Price. The Exercise Price of a SAR shall be determined by the Committee in its sole discretion; provided that, except as otherwise set forth in Section 5.6(b), the Exercise Price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of the grant of the SAR (or the exercise price of the related Option if granted in tandem therewith).

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7.4 Exercise and Payment. Upon the exercise of an SAR, a Grantee shall be entitled to receive payment from the Company in an amount determined by multiplying (a) the excess of the Fair Market Value of a Share on the date of exercise over the Exercise Price; by (b) the number of Shares with respect to which the SAR is exercised. SARs shall be deemed exercised on the date written notice of exercise in a form acceptable to the Committee is received by the Secretary of the Company. The Company shall make payment in respect of any SAR within thirty (30) days of the date the SAR is exercised, unless the Award Agreement specifically provides otherwise. Any payment by the Company in respect of a SAR may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine.

7.5 Grant Limitations. The Committee may at any time impose any other limitations upon the exercise of SARs which, in the Committee’s sole discretion, are necessary or desirable in order for Grantees to qualify for an exemption from Section 16(b) of the Exchange Act.

Article 8

Restricted Shares

8.1 Grant of Restricted Shares. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Shares to any Eligible Person in such amounts as the Committee shall determine.

8.2 Award Agreement. Each grant of Restricted Shares shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Restricted Shares granted, and such other provisions as the Committee shall determine. The Committee may impose such conditions and/or restrictions on any Restricted Shares granted pursuant to the Plan as it may deem advisable, including restrictions based upon the achievement of specific time-based restrictions, Performance Measures, time-based restrictions on vesting following the attainment of the Performance Measures, and/or restrictions under Applicable Law.

8.3 Consideration for Restricted Shares. The Committee shall determine the amount, if any, that a Grantee shall pay for Restricted Shares provided that it shall be no less than the nominal value per Restricted Share if required to be paid by Applicable Law.

8.4 Effect of Forfeiture. If Restricted Shares are forfeited, and if the Grantee was required to pay for such shares or acquired such Restricted Shares upon the exercise of an Option, the Grantee shall be deemed to have resold such Restricted Shares to the Company at a price equal to the lesser of (x) the amount paid by the Grantee for such Restricted Shares, or (y) the Fair Market Value of a Share on the date of such forfeiture. The Company shall pay to the Grantee the deemed sale price as soon as is administratively practical. Such Restricted Shares shall cease to be outstanding and shall no longer confer on the Grantee thereof any rights as a stockholder of the Company, from and after the date of the event causing the forfeiture, whether or not the Grantee accepts the Company’s tender of payment for such Restricted Shares.

8.5 Voting and Dividend Equivalent Rights Attributable to Restricted Shares. A Grantee awarded Restricted Shares will have all voting rights with respect to such Restricted Shares. Unless the Committee determines and sets forth in the Award Agreement that Grantee will not be entitled to receive any dividends with respect to such Restricted Shares, a Grantee will have the right to receive all dividends in respect of such Restricted Shares, which dividends shall be either deemed reinvested in additional shares of Restricted Shares, which shall remain subject to the same forfeiture conditions applicable to the Restricted Shares to which such dividends relate, or paid in cash if and at the time the Restricted Shares are no longer subject to forfeiture, as the Committee shall set forth in the Award Agreement. No dividends may be paid with respect to Restricted Shares that are Forfeited.

8.6 Escrow; Legends. The Committee may provide that the certificates for any Restricted Shares if certificated (x) shall be held (together with a stock transfer form executed in blank by the Grantee) in escrow by the Secretary of the Company until such Restricted Shares become non-Forfeitable or are Forfeited and/or (y) shall bear an appropriate legend restricting the transfer of such Restricted Shares under the Plan. If any Restricted Shares become nonforfeitable, the Company shall cause certificates for such shares to be delivered without such legend.

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Article 9

Deferred Stock and Restricted Stock Units

9.1 Grant of Deferred Stock and Restricted Stock Units. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant Deferred Stock and/or Restricted Stock Units to any Eligible Person, in such amount and upon such terms as the Committee shall determine. Deferred Stock must conform in form and substance with applicable regulations promulgated under Section 409A of the Code and with Article 14 to ensure that the Grantee is not subjected to tax penalties under Section 409A of the Code with respect to such Deferred Stock.

9.2 Vesting and Delivery.

(a) Delivery of Shares subject to a Deferred Stock grant will occur upon expiration of the deferral period or upon the occurrence of one or more of the distribution events described in Section 409A of the Code as specified by the Committee in the Grantee’s Award Agreement for the Award of Deferred Stock. An Award of Deferred Stock may be subject to such substantial risk of forfeiture conditions as the Committee may impose, which conditions may lapse at such times or upon the achievement of such objectives as the Committee shall determine at the time of grant or thereafter. Unless otherwise determined by the Committee, to the extent that the Grantee has a Termination of Service while the Deferred Stock remains subject to a substantial risk of forfeiture, such Deferred Shares shall be forfeited, unless the Committee determines that such substantial risk of forfeiture shall lapse in the event of the Grantee’s Termination of Service due to Retirement, death, Disability, or involuntary termination by the Company or an Affiliate without “Cause.”

(b) Delivery of Shares subject to a grant of Restricted Stock Units shall occur no later than the 15th day of the third month following the end of the taxable year of the Grantee or the fiscal year of the Company in which the Grantee’s rights under such Restricted Stock Units are no longer subject to a substantial risk of forfeiture as defined in final regulations under Section 409A of the Code. Unless otherwise determined by the Committee, to the extent that the Grantee has a Termination of Service while the Restricted Stock Units remain subject to a substantial risk of forfeiture, such Restricted Stock Units shall be forfeited, unless the Committee determines that such substantial risk of forfeiture shall lapse in the event of the Grantee’s Termination of Service due to Retirement, death, Disability, or involuntary termination by the Company or an Affiliate without Cause or termination by the Grantee for Good Reason.

9.3 Voting and Dividend Equivalent Rights Attributable to Deferred Stock and Restricted Stock Units. A Grantee awarded Deferred Stock or Restricted Stock Units will have no voting rights with respect to such Deferred Stock or Restricted Stock Units prior to the delivery of Shares in settlement of such Deferred Stock and/or Restricted Stock Units. Unless the Committee determines and sets forth in the Award Agreement that a Grantee will not be entitled to receive any such Dividend Equivalents with respect to such Deferred Stock or Restricted Stock Units, the Grantee will have the right to receive Dividend Equivalents in respect of Deferred Stock and/or Restricted Stock Units, which Dividend Equivalents shall be either deemed reinvested in additional Shares of Deferred Stock or Restricted Stock Units, as applicable, which shall remain subject to the same forfeiture conditions applicable to the Deferred Stock or Restricted Stock Units to which such Dividend Equivalents relate, or paid in cash if and at the time the Deferred Stock or Restricted Stock Units are no longer subject to forfeiture and deliverable, as the Committee shall set forth in the Award Agreement. No Dividend Equivalents may be paid on Deferred Stock or Restricted Stock Units that are Forfeited.

Article 10

Performance Units and Performance Shares

10.1 Grant of Performance Units and Performance Shares. Subject to and consistent with the provisions of the Plan, Performance Units or Performance Shares may be granted to any Eligible Person in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

10.2 Value/Performance Goals. The Committee shall set Performance Measures in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units or Performance Shares that will be paid to the Grantee.

10.3 Earning of Performance Units and Performance Shares. After the applicable Performance Period has ended, the holder of Performance Units or Performance Shares shall be entitled to payment based on the level of achievement of performance goals set by the Committee.

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At the discretion of the Committee, the settlement of Performance Units or Performance Shares may be in cash, Shares of equivalent value, or in some combination thereof, as set forth in the Award Agreement provided that if it is to be in Shares, issuance of the Shares shall be subject to payment by the Grantee in cash of the nominal value for each Share so issued to the extent required by Applicable Law.

If a Grantee is promoted, demoted or transferred to a different business unit of the Company during a Performance Period, then, to the extent the Committee determines that the Award, the performance goals, or the Performance Period are no longer appropriate, the Committee may adjust, change, eliminate or cancel the Award, the performance goals, or the applicable Performance Period, as it deems appropriate in order to make them appropriate and comparable to the initial Award, the performance goals, or the Performance Period.

Unless the Committee determines and sets forth in the Award Agreement that a Grantee will not be entitled to vote or receive any dividends or Dividend Equivalents declared with respect to Shares deliverable in connection with grants of Performance Units or Performance Shares, the Grantee shall have the right to vote the Shares in respect of such Performance Shares and the right to receive any dividends or Dividend Equivalents in respect of such Performance Units and Performance Shares, which dividends and Dividend Equivalents shall either be deemed reinvested in additional Shares of Performance Units or Performance Shares, as applicable, which shall remain subject to the same forfeiture conditions applicable to the Performance Units or Performance Shares to which such dividends and Dividend Equivalents relate, or paid in cash if and at the time the Performance Units or Performance Shares are payable and/or no longer subject to forfeiture, as the Committee shall set forth in the Award Agreement. No dividends or Dividend Equivalents may be paid on Performance Units or Performance Shares that are forfeited.

Article 11

Dividend Equivalents

The Committee is authorized to grant Awards of Dividend Equivalents alone or in conjunction with other Awards; provided, however, that no Dividend Equivalents may be granted in conjunction with any grant of Options or SARs, and no Dividend Equivalents may be paid on any Awards unless and until the Awards become vested, nonforfeitable and/or payable. The Committee may provide that Dividend Equivalents not paid in connection with an Award shall either be (i) paid or distributed in cash when the Dividend Equivalents or Awards to which such Dividend Equivalents relate become vested, nonforfeitable and/or payable or (ii) deemed to have been reinvested in additional Dividends Equivalents or Awards.

Article 12

Other Stock-Based Awards

The Committee is authorized, subject to limitations under Applicable Law, to grant such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including Shares awarded which are not subject to any restrictions or conditions, convertible or exchangeable debt securities or other rights convertible or exchangeable into Shares, and Awards valued by reference to the value of securities of or the performance of specified Affiliates. Subject to and consistent with the provisions of the Plan, the Committee shall determine the terms and conditions of such Awards. Except as provided by the Committee, Shares delivered pursuant to a purchase right granted under this Article 12 shall be purchased for such consideration, paid for by such methods and in such forms, including cash, Shares, outstanding Awards or other property, as the Committee shall determine.

Article 13

Non-Employee Director Awards

Subject to the terms of the Plan, the Committee may grant Awards to any Non-Employee Director, in such amount and upon such terms and at any time and from time to time as shall be determined by the Committee in its sole discretion. Except as otherwise provided in Section 5.6(b), a Non-Employee Director may not be granted Awards during any single calendar year that, taken together with any cash fees paid to such Non-Employee Director during such calendar year in respect of the Non-Employee Director’s service as a member of the Board during such year, exceeds $1,250,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial accounting purposes).

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Article 14

Amendment, Modification, and Termination

14.1 Amendment, Modification, and Termination. Subject to Section 14.2, the Board may, at any time and from time to time, alter, amend, suspend, discontinue or terminate the Plan in whole or in part without the approval of the Company’s stockholders, except that (a) any amendment or alteration shall be subject to the approval of the Company’s stockholders if such stockholder approval is required by any Applicable Law, and (b) the Board may otherwise, in its discretion, determine to submit other such amendments or alterations to stockholders for approval.

14.2 Awards Previously Granted. Except as otherwise specifically permitted in the Plan or an Award Agreement, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Grantee of such Award. Notwithstanding the foregoing, the Board reserves the authority to terminate a 409A Award granted under the Plan in return for payment of the vested portion of the 409A Award provided the termination and payment satisfies the rules under Section 409A of the Code.

Article 15

Compliance with Code Section 409A

15.1 Awards Subject to Code Section 409A. The provisions of this Article 18 and Section 409A of the Code shall apply to any Award or portion thereof that is or becomes deferred compensation subject to Code Section 409A (a “409A Award”), notwithstanding any provision to the contrary contained in the Plan or the Award Agreement applicable to such Award to the extent required for the Award to comply with Section 409A of the Code.

15.2 Distributions. Except as otherwise permitted or required by Code Section 409A, no distribution in settlement of a 409A Award may commence earlier than (i) Separation from Service; (ii) the date the Grantee becomes Disabled (as defined in Section 2.28(b)); (iii) the date of the Grantee’s death; (iv) a specified time (or pursuant to a fixed schedule) that is either (a) specified by the Committee upon the grant of the Award and set forth in the Award Agreement or (b) specified by the Grantee in an Election complying with the requirements of Section 409A of the Code; or (vi) a change in control of the Company within the meaning of Treasury Regulation Section 1.409A-3(h)(5).

15.3 Six Month Delay. Notwithstanding anything herein or in any Award Agreement or election to the contrary, to the extent that distribution of a 409A Award is triggered by a Grantee’s Separation from Service, if the Grantee is then a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)), no distribution may be made before the date which is six (6) months after such Grantee’s Separation from Service, or, if earlier, the date of the Grantee’s death, to the extent required to comply with Code Section 409A.

15.4 Short-Term Deferral. If an Award Agreement does not specify a payment date, payment of the Award will be made no later than the 15th day of the third month following the end of the taxable year of the Grantee during which the Grantee’s right to payment is no longer subject to a substantial risk of forfeiture under Section 409A of the Code.

Article 16

Withholding

16.1 Required Withholding.

(a) The Committee in its sole discretion may provide that when taxes are to be withheld in connection with the exercise of an Option or SAR, or upon the lapse of restrictions on Restricted Shares, or upon the transfer of Shares, or upon payment of any other benefit or right under this Plan (the date on which such exercise occurs or such restrictions lapse or such payment of any other benefit or right occurs hereinafter referred to as the “Tax Date”), the Grantee may elect to make payment for the withholding of federal, state and local taxes, including Social Security and Medicare (“FICA”) taxes by one or a combination of the following methods:

(i) payment of an amount in cash equal to the amount to be withheld (including cash obtained through the sale of the Shares acquired on exercise of an Option or SAR, upon the lapse of restrictions on Restricted Shares, or upon the transfer of Shares, through a broker-dealer to whom the Grantee has submitted irrevocable instructions to deliver promptly to the Company, the amount to be withheld);

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(ii) delivering part or all of the amount to be withheld in the form of Shares valued at their Fair Market Value on the Tax Date;

(iii) requesting the Company to withhold from those Shares that would otherwise be received upon exercise of the Option or SAR, upon the lapse of restrictions on Restricted Stock, or upon the transfer of Shares, a number of Shares having a Fair Market Value on the Tax Date equal to the amount to be withheld; or

(iv) withholding from any other compensation otherwise due to the Grantee.

The Committee in its sole discretion may provide that the maximum amount of tax withholding upon exercise of an Option or SAR, upon the lapse of restrictions on Restricted Shares, or upon the transfer of Shares, to be satisfied by withholding Shares upon exercise of such Option or SAR, upon the lapse of restrictions on Restricted Shares, or upon the transfer of Shares, pursuant to clause (iii) above shall not exceed the minimum amount of taxes, including FICA taxes, required to be withheld under federal, state and local law that will not result in adverse financial accounting consequences with respect to such Awards and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity. An election by Grantee under this subsection is irrevocable. Any fractional share amount and any additional withholding not paid by the withholding or surrender of Shares must be paid in cash. If no timely election is made, the Grantee must deliver cash to satisfy all tax withholding requirements.

(b) Notwithstanding the foregoing, any Grantee who makes a Disqualifying Disposition or an election under Section 83(b) of the Code shall remit to the Company an amount, if any, sufficient to satisfy all resulting tax withholding requirements in the same manner as set forth in subsection (a) (other than (a)(iii) above).

16.2 Notification under Code Section 83(b). If the Grantee, in connection with the exercise of any Option, or the grant of Restricted Shares, makes the election permitted under Section 83(b) of the Code to include in such Grantee’s gross income in the year of transfer the amounts specified in Section 83(b) of the Code, then such Grantee shall notify the Company of such election within 10 days of filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code. The Committee may, in connection with the grant of an Award or at any time thereafter, prohibit a Grantee from making the election described above.

Article 17

Limitation on Benefits

Despite any other provisions of this Plan to the contrary, if the receipt of any payments or benefits under this Plan, alone or in combination with any other payments or distributions under any other plan, agreement or arrangement, would subject a Grantee to tax under Code Section 4999, the Committee may determine whether some amount of such payments or benefits would meet the definition of a “Reduced Amount.” If the Committee determines that there is a Reduced Amount, the total payments or benefits to the Grantee under all Awards must be reduced to such Reduced Amount, but not below zero, with the amounts to be reduced so as to maximize the aggregate Net After Tax Receipts to the Grantee; provided, that, notwithstanding the foregoing, payments or benefits that are not subject to Section 409A of the Code shall be reduced before any payment or benefits that are subject to Section 409A of the Code and all such reductions shall comply with Section 409A of the Code with respect to any amounts subject to Section 409A of the Code. If the Committee determines that the benefits and payments must be reduced to the Reduced Amount, the Company must promptly notify the Grantee of that determination, with a copy of the detailed calculations by the Committee. All determinations of the Committee under this Article 17 are final, conclusive and binding upon the Company and the Grantee. It is the intention of the Company and the Grantee to reduce the payments under this Plan only if the aggregate Net After Tax Receipts to the Grantee would thereby be increased. As result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Committee under this Article 17, however, it is possible that amounts will have been paid under the Plan to or for the benefit of a Grantee which should not have been so paid (“Overpayment”) or that additional amounts which will not have been paid under the Plan to or for the benefit of a Grantee could have been so paid (“Underpayment”), in each case consistent with the calculation of the Reduced Amount. If the Committee, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Grantee, which the Committee believes has a high probability of success, or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment must be treated for all purposes as a loan, to the extent permitted by Applicable Law, which the Grantee

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must repay to the Company together with interest at the applicable federal rate under Code Section 7872(f)(2); provided, however, that no such loan may be deemed to have been made and no amount shall be payable by the Grantee to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Grantee is subject to tax under Code Section 1, 3101 or 4999 or generate a refund of such taxes. If the Committee, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, the Committee must promptly notify the Company of the amount of the Underpayment, which then shall be paid promptly to the Grantee but no later than the end of the Grantee’s taxable year next following the Grantee’s taxable year in which the determination is made that the underpayment has occurred. For purposes of this Article 17, (i) “Net After Tax Receipt” means the Present Value of payments and benefits under this Plan and any other plan, agreement or arrangement, net of all taxes imposed on Grantee with respect thereto under Code Sections 1, 3101 and 4999, determined by applying the highest marginal rate under Code Section 1 which applies to the Grantee’s taxable income for the applicable taxable year; (ii) “Present Value” means the value determined in accordance with Code Section 280G(d)(4) and (iii) “Reduced Amount” means the smallest aggregate amount of all payments and benefits under this Plan and any other plan, agreement or arrangement, which (a) is less than the sum of all such payments and benefits under this Plan and any other plan, agreement or arrangement, and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate payments and benefits under this Plan and any other plan, agreement or arrangement, were any other amount less than the sum of all payments and benefits to be made under this Plan. Any reduction of payments or benefits pursuant to this Article 17 shall be made in the following order (first against any such items that are not subject to Section 409A of the Code): (i) first against any cash compensation in order of the latest amounts to be paid and otherwise on a pro rata basis, (ii) second against any benefits otherwise payable in order of the latest amounts to be delivered and otherwise on a pro rata basis; and (iii) third against any equity or related awards in order of the latest amounts to be settled and otherwise on a pro rata basis.

Article 18

Additional Provisions

18.1 Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise of all or substantially all of the business and/or assets of the Company.

18.2 Severability. If any part of the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other part of the Plan. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

18.3 Requirements of Law. The granting of Awards and the delivery of Shares under the Plan shall be subject to all Applicable Laws, rules, and regulations, and to such approvals by any governmental agencies or Nasdaq and any other stock exchange or automated quotation system upon which the Shares are listed or quoted as may be required. Notwithstanding any provision of the Plan or any Award, Grantees shall not be entitled to exercise, or receive benefits under, any Award, and the Company (and any Affiliate) shall not be obligated to deliver any Shares or deliver benefits to a Grantee, if such exercise or delivery would constitute a violation by the Grantee or the Company of any Applicable Law or regulation.

18.4 Securities Law Compliance.

(a) If the Committee deems it necessary to comply with any Applicable Law, the Committee may impose any restriction on Awards or Shares acquired pursuant to Awards under the Plan as it may deem advisable. In addition, if requested by the Company and any underwriter engaged by the Company, Shares acquired pursuant to Awards may not be sold or otherwise transferred or disposed of for such period following the date of the final prospectus or prospectus supplement relating to an underwritten public offering as the Company or such underwriter shall specify reasonably and in good faith. All certificates for Shares delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, Nasdaq and any other stock exchange or automated quotation system upon which the Shares are listed or quoted, any applicable securities law, and the

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Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. If so requested by the Company, the Grantee shall make a written representation to the Company that he or she will not sell or offer to sell any Shares unless a registration statement shall be in effect with respect to such Shares under the Securities Act and any applicable state securities law or unless he or she shall have furnished to the Company, in form and substance satisfactory to the Company, that such registration is not required.

(b) If the Committee determines that the exercise or non-forfeitability of, or delivery of benefits pursuant to, any Award would violate any Applicable Law or result in the imposition of excise taxes on the Company or its Affiliates under the statutes, rules or regulations of any applicable jurisdiction, then the Committee may postpone any such exercise, non-forfeitability or delivery, as applicable, but the Company shall use all reasonable efforts to cause such exercise, non-forfeitability or delivery to comply with all such provisions at the earliest practicable date.

(c) The Committee may require each Grantee receiving Shares pursuant to an Award under the Plan to represent to and agree with the Company in writing that the Grantee is acquiring the Shares without a view to distribution thereof. In addition to any legend required by the Plan, the certificates for such Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, Nasdaq and any other stock exchange or automated quotation system upon which the Shares are listed or quoted, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(d) A Grantee shall be required to supply the Company with certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.

18.5 Awards Subject to Share Retention Guidelines and Claw-Back Policies. Notwithstanding any provisions herein to the contrary, (i) Shares acquired by a Grantee under the Plan upon the exercise, payment or settlement of an Award shall be subject to the terms of any Share retention guidelines currently in effect or subsequently adopted by the Board and (ii) all Awards granted hereunder shall be subject to the terms of any recoupment policy currently in effect or subsequently adopted by the Board to implement Section 304 of Sarbanes-Oxley, Dodd-Frank or Section 10D of the Exchange Act (or with any amendment or modification of such recoupment policy adopted by the Board) to the extent that such Award (whether or not previously exercised or settled) or the value of such Award is required to be returned to the Company pursuant to the terms of such recoupment policy.

18.6 No Rights as a Stockholder. Unless otherwise determined by the Committee and set forth in the Award Agreement, no Grantee shall have any rights as a stockholder of the Company with respect to the Shares (other than Restricted Shares) which may be deliverable upon exercise or payment of such Award until such Shares have been delivered to him or her. Restricted Shares, whether held by a Grantee or in escrow by the Secretary of the Company, shall confer on the Grantee all rights of a stockholder of the Company, except as otherwise provided in the Plan or Award Agreement. At the time of grant of an Award, the Committee will require the payment of cash dividends thereon to be deferred and, if the Committee so determines, reinvested in additional Awards. Stock dividends and deferred cash dividends issued with respect to Awards shall be subject to the same restrictions and other terms as apply to the Awards with respect to which such dividends are issued. The Committee may in its discretion provide for payment of interest on deferred cash dividends.

18.7 Employee Status. If the terms of any Award provide that it may be exercised or paid only during employment or continued service or within a specified period of time after termination of employment or continued service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service. For purposes of the Plan, employment and continued service shall be deemed to exist between the Grantee and the Company and/or an Affiliate if, at the time of the determination, the Grantee is a director, officer, employee, consultant or advisor of the Company or an Affiliate. A Grantee on military leave, sick leave or other bona fide leave of absence shall continue to be considered an employee for purposes of the Plan during such leave if the period of leave does not exceed three months, or, if longer, so long as the individual’s right to re-employment with the Company or any of its Affiliates is guaranteed either by statute, agreement or contract. If the period of leave exceeds three months, and the individual’s right to re-employment is not guaranteed by statute, agreement or contract, the employment shall be deemed to be terminated

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SCANSOURCE, INC. - 2021 Omnibus Incentive Compensation Plan

on the first day after the end of such three-month period. Except as may otherwise be expressly provided in an Agreement, Awards granted to a director, officer, employee, consultant or adviser shall not be affected by any change in the status of the Grantee so long as the Grantee continues to be a director, officer, employee, consultant or advisor to the Company or any of its Affiliates (regardless of having changed from one to the other or having been transferred from one entity to another). The Grantee’s employment or continued service shall not be considered interrupted in the event the Committee, in its discretion and as specified at or prior to such occurrence, determines there is no interruption in the case of a spin-off, sale or disposition of the Grantee’s employer from the Company or an Affiliate, except that if the Committee does not otherwise specify such at or prior to such occurrence, the Grantee will be deemed to have a termination of employment or continuous service to the extent the Affiliate that employs the Grantee is no longer the Company or an entity that qualifies as an Affiliate. With respect to any Award constituting deferred compensation with the meaning of Code Section 409A, nothing in this Section 18.7 shall be interpreted to modify the definition of Separation from Service.

18.8 Nature of Payments. Unless otherwise specified in the Award Agreement, Awards shall be special incentive payments to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit sharing, bonus, insurance or other employee benefit plan of the Company or any Affiliate, except as such plan shall otherwise expressly provide, or (b) any agreement between (i) the Company or any Affiliate and (ii) the Grantee, except as such agreement shall otherwise expressly provide.

18.9 Non-Exclusivity of Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements for employees or Non-Employee Directors as it may deem desirable.

18.10 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of South Carolina, other than its laws respecting choice of law, to the extent not preempted by federal law.

18.11 Jurisdiction; Waiver of Jury Trial. Any suit, action or proceeding with respect to the Plan or any Award, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of South Carolina or the United States District Court for the State of South Carolina and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and each Grantee shall irrevocably and unconditionally (a) submit in any proceeding relating to the Plan or any Award Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of South Carolina, the court of the United States of America for the State of South Carolina, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such South Carolina State court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Grantee may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan or any Award Agreement, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Grantee, at the Grantee’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of South Carolina.

18.12 Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Grantee pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Grantee any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares or other property pursuant to any Award which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines.

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SCANSOURCE, INC. - 2021 Omnibus Incentive Compensation Plan

18.13 Participation. No employee or officer shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award.

18.14 Military Service. Awards shall be administered in accordance with Section 414(u) of the Code and the Uniformed Services Employment and Reemployment Rights Act of 1994.

18.15 Construction. The following rules of construction will apply to the Plan: (a) the word “or” is disjunctive but not necessarily exclusive, and (b) words in the singular include the plural and words in the plural include the singular.

18.16 Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefit under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation unless such retirement or other benefit specifically provides that an Award shall be counted as compensation for purposes of such plan.

18.17 Death/Disability. The Committee may in its discretion require the transferee of a Grantee to supply it with written notice of the Grantee’s death or Disability and to supply it with a copy of the will (in the case of the Grantee’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may also require that the agreement of the transferee to be bound by all of the terms and conditions of the Plan and the particular Award.

18.18 Headings. The headings of articles and sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

18.19 Obligations. Unless otherwise specified in the Award Agreement, the obligation to deliver, pay or transfer any amount of money or other property pursuant to Awards under this Plan shall be the sole obligation of a Grantee’s employer; provided that the obligation to deliver or transfer any Shares pursuant to Awards under this Plan shall be the sole obligation of the Company.

18.20 No Right to Continue in Service or Employment. Nothing in the Plan or any Award Agreement shall confer upon any Non-Employee Director the right to continue to serve as a director of the Company. Nothing contained in the Plan or any Agreement shall confer upon any Grantee any right with respect to the continuation of employment or service by the Company or any Affiliate or interfere in any way with the right of the Company or any Affiliate, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or service or to increase or decrease the compensation of the Grantee.

18.21 Payment on Behalf of Grantee or Beneficiary.

(a) If the Grantee is incompetent to handle Grantee’s affairs at the time the Grantee is eligible to receive a payment from the Plan, the Committee will make payment to the Grantee’s court-appointed personal representative or, if none, the Committee, in its sole discretion, may make payment to the Grantee’s duly appointed guardian, legal representative, next-of-kin or attorney-in-fact for the benefit of the Grantee.

(b) If the Beneficiary of a deceased Grantee is a minor or is legally incompetent, the Committee will make payment to the Beneficiary’s court-appointed guardian or personal representative or to a trust established for the benefit of the Beneficiary, or if no such guardian, representative or trust exists, the Committee, in its sole discretion, may make payment to the Beneficiary’s surviving parent or his or her next-of-kin for the benefit of the Beneficiary.

(c) If the Committee for any reason considers it improper to direct any payment as specified in this Section 18.21, the Committee may request a court of appropriate jurisdiction to determine the appropriate payee.

(d) Any payment made by the Committee pursuant to this Section 18.21 shall be in full satisfaction of all liability of the Plan, the Company and its Affiliates with respect to any benefit due a Grantee or a Grantee’s Beneficiary under this Plan.

18.22 Data Privacy. As a condition for receiving an Award, each Grantee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section by and among the

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SCANSOURCE, INC. - 2021 Omnibus Incentive Compensation Plan

Company and its Affiliates exclusively for implementing, administering and managing the Grantee’s participation in the Plan. The Company and its Affiliates may hold certain personal information about a Grantee, including the Grantee’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Grantee’s participation in the Plan, and the Company and its Affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Grantee’s country, or elsewhere, and the Grantee’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Grantee authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Grantee’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Grantee may elect to deposit any Shares. The Data related to a Grantee will be held only as long as necessary to implement, administer, and manage the Grantee’s participation in the Plan. A Grantee may, at any time, view the Data that the Company holds regarding such Grantee, request additional information about the storage and processing of the Data regarding such Grantee, recommend any necessary corrections to the Data regarding the Grantee or refuse or withdraw the consents in this Section 18.22 in writing, without cost, by contacting the local human resources representative. The Company may cancel Grantee’s ability to participate in the Plan and, in the Committee’s discretion, the Grantee may forfeit any outstanding Awards if the Grantee refuses or withdraws the consents in this Section 18.22. For more information on the consequences of refusing or withdrawing consent, Grantees may contact their local human resources representative.

18.23 Miscellaneous.

(a) No person shall have any claim or right to receive an Award hereunder. The Committee’s granting of an Award to a Grantee at any time shall neither require the Committee to grant any other Award to such Grantee or other person at any time or preclude the Committee from making subsequent grants to such Grantee or any other person.

(b) Nothing contained herein prohibits the Grantee from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the SEC. The Grantee does not need prior authorization from the Company to make any such reports or disclosures, and is not required to notify the Company about such disclosures.

(c) Agreements evidencing Awards under the Plan shall contain such other terms and conditions, not inconsistent with the Plan, as the Committee may determine in its sole discretion, including penalties for the commission of competitive acts or other actions detrimental to the Company. Notwithstanding any other provision hereof, the Committee shall have the right at any time to deny or delay a Grantee’s exercise of Options or the settlement of an Award if such Grantee is reasonably believed by the Committee (i) to be engaged in material conduct adversely affecting the Company or (ii) to be contemplating such conduct, unless and until the Committee shall have received reasonable assurance that the Grantee is not engaged in, and is not contemplating, such material conduct adverse to the interests of the Company.

(d) Grantees are and at all times shall remain subject to the securities trading policies adopted by the Company from time to time throughout the period of time during which they may exercise Options, SARs or sell Shares acquired pursuant to the Plan.

(e) Notwithstanding any other provision of this Plan, (i) the Company shall not be obliged to issue any shares pursuant to an Award unless at least the par value of such newly issued share has been fully paid in advance to the extent required by Applicable Law (which requirement may mean the holder of an Award is obliged to make such payment) and (ii) the Company shall not be obliged to issue or deliver any shares in satisfaction of Awards until all legal and regulatory requirements associated with such issue or delivery have been complied with to the satisfaction of the Committee.

(f) The Committee has no obligation to search for the whereabouts of any Grantee or Beneficiary if the location of such Grantee or Beneficiary are not made known to the Committee.

(g) Notwithstanding any other provision of the Plan or any Agreement to the contrary, a Grantee shall forfeit any and all rights under an Award upon receipt of notice from the Company or an Affiliate that the Grantee will incur a Termination of Service by the Company or such Affiliate for Cause.

A-26	2022 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

6 Logue Court

Greenville, South Carolina 29615

ANNUAL MEETING OF SHAREHOLDERS

January 27, 2022 9:00 AM

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

This undersigned shareholder of ScanSource, Inc., a South Carolina corporation (the “Company”), hereby appoints Michael L. Baur and Matthew S. Dean as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of common stock, no par value, of the Company held of record by the undersigned on November [    ], 2021 at the Annual Meeting of the Shareholders of the Company to be held on January 27, 2022 or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED SHAREHOLDER. THIS PROXY, IF DULY EXECUTED AND RETURNED, WILL BE VOTED “FOR” THE NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2, 3, 4, 5 AND 6 IF NO INSTRUCTION TO THE CONTRARY IS INDICATED. THESE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENT THEREOF IN ACCORDANCE WITH THEIR JUDGMENT.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

(Continued and to be signed on the reverse side)

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

IMPORTANT NOTICE REGARDING THE AVAILABILITY

OF PROXY MATERIALS FOR THE ANNUAL MEETING:

The Notice and Proxy Statement and Annual Report are available at http://www.viewproxy.com/ScanSource/2022

Please mark your votes like this  ☒

The Board of Directors recommends you vote FOR the election of the nominees for director named below:

1. Election of Directors		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
01 Michael L. Baur	06 Dorothy F. Ramoneda	☐	☐	☐

02 Peter C. Browning	07 Jeffrey R. Rodek

03 Frank E. Emory, Jr.	08 Elizabeth O. Temple

04 Michael J. Grainger	09 Charles R. Whitchurch

05 Charles A. Mathis

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below

The Board of Directors recommends you vote FOR the following proposal:

2. Amendments to the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws to require that directors be elected by a majority of votes cast in uncontested elections.

☐    FOR             ☐    AGAINST            ☐     ABSTAIN

The Board of Directors recommends you vote FOR the following proposal:

3. Amendments to the Company’s Amended and Restated Articles of Incorporation to eliminate the supermajority provisions applicable to the Company by default under the South Carolina Business Corporation Act.

☐    FOR            ☐     AGAINST            ☐    ABSTAIN

CONTROL NUMBER

The Board of Directors recommends you vote FOR the following proposal:

4. Approval of the ScanSource, Inc. 2021 Omnibus Incentive Compensation Plan.

☐    FOR             ☐    AGAINST            ☐     ABSTAIN

The Board of Directors recommends you vote FOR the following proposal:

5. Advisory vote to approve ScanSource’s named executive officer compensation.

☐    FOR             ☐    AGAINST            ☐     ABSTAIN

The Board of Directors recommends you vote FOR the following proposal:

6. Ratification of the appointment of Grant Thornton LLP as ScanSource’s independent auditors for the fiscal year ending June 30, 2022.

☐    FOR             ☐    AGAINST            ☐     ABSTAIN

THE UNDERSIGNED HEREBY RATIFIES AND CONFIRMS ALL THAT SAID AGENTS, OR ANY OF THEM OR THEIR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF, AND ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING, THE ACCOMPANYING PROXY STATEMENT AND THE ANNUAL REPORT TO SHAREHOLDERS FOR THE FISCAL YEAR ENDED JUNE 30, 2021.

PLEASE MARK, SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE. THANK YOU.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Date:	, 20

Signature

Signature (if held jointly)

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET Vote Your Proxy on the Internet:	TELEPHONE Vote Your Proxy by Phone:	MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.
Go to www.AALVote.com/SCSC	Call 1 (866) 804-9616
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.